                                                       Registration No. 33-_____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         _____________________________
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                         _____________________________
                             CNB BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)

           INDIANA                                         6022                                  35-1568731
(State or other jurisdiction of                (Primary Standard Industrial                    (IRS Emsployer
incorporation or organization)                  Classification Code Number)                 Identification Number)

                             20 N.W. Third Street
                          Evansville, Indiana 47739
                                (812) 464-3400
  (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                         _____________________________
                                JOHN R. SPRUILL
                           Executive Vice President
                             CNB Bancshares, Inc.
                             20 N.W. Third Street
                          Evansville, Indiana 47739
                                (812) 464-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         _____________________________
                                  Copies to:

   Thomas C. Erb, Esq.                     Thomas A. Litz, Esq.
   Lewis, Rice & Fingersh, L.C.            Thompson & Mitchell
   500 N. Broadway                         One Mercantile Center, Suite 3400
   St. Louis, Missouri 63102               St. Louis, Missouri 63101
   (314) 444-7600                          (314) 342-7676
                         _____________________________
  Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
                  Instruction G, check the following box.[_]
                         _____________________________

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
      TITLE OF EACH CLASS OF         AMOUNT TO BE       PROPOSED MAXIMUM            PROPOSED MAXIMUM               AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED/(1)/  OFFERING PRICE PER UNIT   AGGREGATE OFFERING PRICE/(2)/   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common stock, $1.00 stated value..      499,252              $13.496                   $6,738,000                  $2,323.45
===============================================================================================================================

(1) Based upon the assumed maximum number of shares of common stock of the Registrant issuable to holders of common stock of DuQuoin Bancorp, Inc., an Illinois corporation ("DBI"), in the proposed merger of DBI into HBI Acquisition Company, an Illinois corporation and wholly owned subsidiary of the Registrant ("HBI").

(2) Solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2), this figure represents, as of January 31, 1996, the book value of the DBI securities to be received by the Registrant in the proposed merger of DBI into HBI.

                         _____________________________

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             CNB BANCSHARES, INC.

                      CROSS REFERENCE SHEET TO PROSPECTUS

                     FORM S-4 HEADING                                            PROSPECTUS LOCATION
---------------------------------------------------------------------------------------------------------------------
 1.  Forepart of Registration Statement and Outside
       Front Cover Page of Prospectus......................      Forepart of Registration Statement and Outside Front
                                                                 Cover Page of Prospectus

 2.  Inside Front and Outside Back Cover Pages of
       Prospectus..........................................      Inside Front Cover Page of Prospectus; Table of
                                                                 Contents

 3.  Risk Factors, Ratio of Earnings to Fixed Charges and
       Other Information...................................      Summary Information

 4.  Terms of the Transaction..............................      Summary Information; Merger; Description of CNB's
                                                                 Capital Stock; Comparison of Shareholder
                                                                 Rights; Appendices A, B and C

 5.  Pro Forma Financial Information.......................      Selected Financial Data; Pro Forma Financial Data

 6.  Material Contacts with the Company Being
       Acquired............................................      Summary Information; Merger

 7.  Additional Information Required for Reoffering by
       Persons and Parties Deemed to Be Underwriters.......      *

 8.  Interests of Named Experts and Counsel................      Merger; Legal Opinion; Experts

 9.  Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities......................      *

10.  Information with Respect to S-3 Registrants...........      Incorporation of Certain Documents by Reference;
                                                                 Summary Information; Selected Financial Data;
                                                                 Parties; Merger

11.  Incorporation of Certain Information by Reference.....      Incorporation of Certain Documents by Reference

12.  Information with Respect to S-2 or S-3 Registrants....      *

13.  Incorporation of Certain Information by Reference.....      *

14.  Information with Respect to Registrants Other than S-3
       or S-2 Registrants..................................      *


__________________________________________
* Indicates items not applicable

                     FORM S-4 HEADING                                            PROSPECTUS LOCATION
---------------------------------------------------------------------------------------------------------------------
15.  Information with Respect to S-3 Companies.............      *

16.  Information with Respect to S-2 or S-3 Companies......      *

17.  Information with Respect to Companies Other than S-3
       or S-2 Companies....................................      Summary Information; Comparative Stock Prices;
                                                                 Selected Financial Data; Parties; Merger; Information
                                                                 About DBI; Financial Statements of DBI

18.  Information if Proxies, Consents or Authorizations are to
       be Solicited........................................      Incorporation of Certain Documents By Reference;
                                                                 Summary Information; Special Meeting; Merger;
                                                                 Shareholder Proposals

19.  Information if Proxies, Consents or Authorizations are
       not to be Solicited or in an Exchange Offer.........      *

______________________________________
*Indicates item not applicable

                               On letterhead of:

                             DuQuoin Bancorp, Inc.


                                                              ____________, 1996


Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of DuQuoin Bancorp, Inc., an Illinois corporation ("DBI"), to be held on ____________, 1996. The Special Meeting will be held at ____________________________ commencing at ____________ __.m. local time.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated November 17, 1995, as amended January 31, 1996, and the transactions contemplated thereby, including the acquisition of DBI by CNB Bancshares, Inc., an Indiana corporation ("CNB"), by means of the merger of DBI with and into a wholly-owned subsidiary of CNB (the "Merger").

     If the Merger is approved and consummated, each issued and outstanding share of common stock of DBI, par value $25.00 per share, other than shares held by shareholders properly exercising dissenter's rights, will be converted into the right to receive 17.96 shares of common stock, stated value $1.00 per share, of CNB, subject to possible downward adjustment as provided in the Merger Agreement and described in the accompanying Prospectus/Proxy Statement.

     Your Board of Directors submits the proposed Merger to you after careful review and consideration. We believe that the proposed Merger will provide significant value to all shareholders, enabling shareholders of DBI to participate in the expanded opportunities for growth that association with a larger, more geographically-diversified financial institution makes possible.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING.

     You are urged to carefully read in full the accompanying Prospectus/Proxy Statement, including the Appendices, which describes the Merger and related matters in more detail.

     Your participation in the Special Meeting, in person or by proxy, is important. Therefore, please mark, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope so that your shares will be represented at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously mailed in your proxy card.

     If you need assistance in completing your proxy card or if you have questions about the Prospectus/Proxy Statement, please feel free to contact me at (618) 542-2142.

                                     Sincerely,

                                     DUQUOIN BANCORP, INC.


                                     By:  ______________________________________
                                          Daniel H. Eaves
                                          President and Chief Executive Officer

                             DUQUOIN BANCORP, INC.
                            AN ILLINOIS CORPORATION

                   _________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON ____________, 1996
                   _________________________________________

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of DuQuoin Bancorp, Inc., an Illinois corporation ("DBI"), will be held on _______________, 1996, at _______ __.m., local time, at
__________________________, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated November 17, 1995, as amended January 31, 1996, among DBI, CNB Bancshares, Inc., an Indiana corporation ("CNB"), and HBI Acquisition Company, an Illinois corporation and wholly-owned subsidiary of CNB ("HBI"), and the transactions contemplated thereby, pursuant to which DBI will be merged (the "Merger") with and into HBI and DuQuoin National Bank, a wholly-owned subsidiary of DBI, will be merged with and into Citizens Bank of Illinois, National Association, a wholly-owned subsidiary of HBI, upon the terms and conditions set forth in the Merger Agreement, as more fully described in the accompanying Prospectus/Proxy Statement.

     2. To consider and vote upon a proposal to permit the Special Meeting to be adjourned or postponed, in the discretion of the proxies, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the Merger Agreement and the transactions contemplated thereby.

     A copy of the Merger Agreement is attached as Appendix A to the accompanying Prospectus/Proxy Statement and is incorporated by reference in this Notice.

     The Board of Directors of DBI has fixed the close of business on ____________, 1996, as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting or at any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF DBI HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, ITS SHAREHOLDERS. THE BOARD, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF DBI VOTE "FOR" APPROVAL OF THE PROPOSALS DESCRIBED ABOVE.

     EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING. The prompt return of each shareholder's signed proxy will help assure a quorum and aid DBI in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect a shareholder's right to vote in person in the event the shareholder attends the Special Meeting.

                                        By Order of the Board of Directors

                                        ________________________________________
                                        JoAnn E. Isom, Secretary

DuQuoin, Illinois
____________, 1996

                             CNB BANCSHARES, INC.

                                  PROSPECTUS
                            ______________________

                             DUQUOIN BANCORP, INC.

                                PROXY STATEMENT

     This Prospectus/Proxy Statement relates to the proposed acquisition of DuQuoin Bancorp, Inc., an Illinois corporation ("DBI"), by CNB Bancshares, Inc., an Indiana corporation ("CNB"), by means of the merger (the "Merger") of DBI with and into HBI Acquisition Company, an Illinois corporation and wholly-owned subsidiary of CNB ("HBI"), pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated November 17, 1995, as amended January 31, 1996, among DBI, CNB and HBI. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

     This Prospectus/Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of DBI to be used at the Special Meeting of Shareholders (the "Special Meeting") of DBI to be held on ___________, 1996. At the Special Meeting, holders of the common stock, par value $25.00 per share, of DBI (the "DBI Common") will be asked to consider and vote upon approval of the Merger Agreement and the transactions contemplated thereby. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof at the Special Meeting. Shareholders of DBI will be entitled to dissenters' rights in connection with the Merger as described herein. See "SPECIAL MEETING" and "MERGER -- Dissenters' Rights."

     Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of DBI Common, other than shares held by shareholders properly exercising dissenters' rights, will be converted into the right to receive 17.96 shares of common stock, stated value $1.00 per share, of CNB (the "CNB Common"), subject to possible downward adjustment as provided in the Merger Agreement and described in this Prospectus/Proxy Statement, and cash in lieu of fractional shares. See "MERGER -- Conversion Ratio."

     This Prospectus/Proxy Statement also constitutes a prospectus of CNB with respect to up to 499,252 shares of CNB Common issuable in the Merger to the holders of DBI Common.

     The outstanding shares of CNB Common are, and the shares of CNB Common to be issued in the Merger will be, included for quotation on The Nasdaq Stock Market's National Market ("Nasdaq"). The last reported sale price of CNB Common on Nasdaq on ________ __, 1996 was $________.

     This Prospectus/Proxy Statement and the accompanying form of proxy are first being mailed to shareholders of DBI on or about ________ __, 1996.

     The Merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), and generally is intended to achieve certain tax-deferral benefits for federal income tax purposes for DBI shareholders. See "SUMMARY INFORMATION -- Merger -- Federal Income Tax Consequences" and "MERGER -- Federal Income Tax Consequences."

     This Prospectus/Proxy Statement does not cover any resales of the CNB Common offered hereby to be received by the shareholders of DBI deemed to be "affiliates" of CNB or DBI immediately prior to consummation of the Merger. No person is authorized to make use of this Prospectus/Proxy Statement in connection with such resales, although such securities may be traded without the use of this Prospectus/Proxy Statement by those shareholders of DBI not deemed to be "affiliates" of CNB or DBI. See "MERGER -- Resale of CNB Common."

        THE SHARES OF CNB COMMON HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                 THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/
                    PROXY STATEMENT.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                      ___________________________________

            THE SHARES OF CNB COMMON OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR
            SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL
               DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                    FUND OR ANY OTHER GOVERNMENTAL AGENCY.
                      ___________________________________

       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS ________ __, 1996

                               TABLE OF CONTENTS

                                                                                             PAGE
                                                                                             ----
AVAILABLE INFORMATION.......................................................................    1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................................    1

SUMMARY INFORMATION.........................................................................    3
    Introduction............................................................................    3
    Parties.................................................................................    3
    Special Meeting.........................................................................    4
    Merger..................................................................................    5

COMPARATIVE STOCK PRICES....................................................................   13

SELECTED COMPARATIVE PER SHARE DATA.........................................................   15

SELECTED FINANCIAL DATA.....................................................................   16

SPECIAL MEETING.............................................................................   19
    Date, Time and Place....................................................................   19
    Matters to be Considered................................................................   19
    Record Date.............................................................................   19
    Vote Required...........................................................................   19
    Security Ownership of Management........................................................   20
    Voting and Revocation of Proxies........................................................   20
    Solicitation of Proxies.................................................................   21

PARTIES.....................................................................................   21
    CNB.....................................................................................   21
    DBI.....................................................................................   22

MERGER......................................................................................   23
    General.................................................................................   23
    Background of Merger....................................................................   23
    Reasons for Merger; Recommendation of DBI's Board of Directors..........................   26
    Opinion of Financial Advisor............................................................   27
    Form of Merger..........................................................................   30
    Conversion Ratio........................................................................   31
    Fractional Shares.......................................................................   32
    Share Adjustments.......................................................................   32
    Effective Time..........................................................................   32
    Resale of DBI Common Prior to Effective Time............................................   33
    Regulatory Approvals....................................................................   33
         Federal Reserve Board..............................................................   33
         Illinois Commissioner..............................................................   33
         O.C.C..............................................................................   33
    Conditions to Consummation of Merger....................................................   33
    Termination of Merger Agreement.........................................................   35
    Termination Fee.........................................................................   35
    Exchange of Stock Certificates..........................................................   36

                                                                                             Page
                                                                                             ----
    Representations and Warranties..........................................................   37
    Certain Other Agreements................................................................   38
         Business of DBI in Ordinary Course.................................................   38
         Dividends..........................................................................   39
         Environmental Inspections..........................................................   40
         Other DBI Agreements...............................................................   41
         CNB Agreements.....................................................................   41
    Effect on Employee Benefit Plans........................................................   42
    Expenses and Fees.......................................................................   42
    No Solicitation.........................................................................   43
    Interests of Certain Persons in Merger..................................................   43
         Indemnification and Insurance......................................................   43
         Employee Benefits..................................................................   44
         Board Composition..................................................................   44
         Employment and Severance Agreements................................................   44
         Executive Salary Continuation Agreements...........................................   44
         Interests of CNB's Management and Board............................................   45
    Waiver and Amendment....................................................................   45
    Dissenters' Rights......................................................................   45
    Federal Income Tax Consequences.........................................................   46
    Accounting Treatment....................................................................   47
    Management and Operations After Merger..................................................   48
    Resale of CNB Common....................................................................   48

PRO FORMA FINANCIAL DATA....................................................................   50

DESCRIPTION OF CNB'S CAPITAL STOCK..........................................................   56
    General.................................................................................   56
    CNB Common..............................................................................   56
         Dividend Rights....................................................................   56
         Voting Rights......................................................................   56
         Classification of Board of Directors...............................................   56
         Liquidation Rights.................................................................   57
         Preemptive Rights..................................................................   57
         Assessment and Redemption..........................................................   57
         Transfer Agent.....................................................................   57
         Dividend Restrictions under Loan Agreement.........................................   57

COMPARISON OF SHAREHOLDER RIGHTS............................................................   58
    Shareholder Vote Required for Certain Transactions......................................   58
         Business Combinations..............................................................   58
         Removal of Directors...............................................................   59
         Amendments to Articles of Incorporation............................................   59
         Voting Rights......................................................................   60


                                                                                             Page
                                                                                             ----
    Special Meeting of Shareholders; Shareholder Action by Written Consent..................   61
    Dissenters' Rights......................................................................   61
    Takeover Statutes.......................................................................   62
    Indemnification.........................................................................   63
    Limitation of Liability of Directors....................................................   64
    Consideration of Non-Shareholder Interests..............................................   65

INFORMATION ABOUT DBI.......................................................................   65
    Business of DBI.........................................................................   65
    Management's Discussion and Analysis of Financial Condition and Results of Operations...   66
    Security Ownership of Certain Beneficial Owners and Management..........................   80

LEGAL OPINION...............................................................................   81

EXPERTS.....................................................................................   81
    Independent Auditors for CNB............................................................   81
    Independent Auditors for DBI............................................................   81
    Presence at Special Meeting.............................................................   81

SHAREHOLDER PROPOSALS.......................................................................   81

INDEX TO FINANCIAL STATEMENTS OF DBI........................................................  F-1


FINANCIAL STATEMENTS OF DBI.................................................................  F-1

APPENDICES
    Agreement and Plan of Merger............................................................  A-1
    Fairness Opinion of The Chicago Corporation.............................................  B-1
    Excerpts of Illinois Business Corporation Act of 1983, as amended (Dissenters' Rights)..  C-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CNB OR DBI. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             AVAILABLE INFORMATION

     CNB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning CNB may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     CNB has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the CNB Common to be issued pursuant to the Merger described herein. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement or in any document incorporated in this Prospectus/Proxy Statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the S.E.C. by CNB (File No. 0-11510) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

     1.   CNB's Annual Report on Form 10-K for the year ended December 31, 1995;
          and

     2. The description of the common stock of CNB contained in CNB's Registration Statement on Form S-2 under the Securities Act (S.E.C. File No. 33-36017).

     All documents and reports filed by CNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS RELATING TO CNB BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, TO DAVID L. KNAPP, EXECUTIVE VICE PRESIDENT AND SECRETARY, CNB BANCSHARES, INC., 20 N.W. THIRD STREET, EVANSVILLE, INDIANA 47739 (TELEPHONE NUMBER (812) 464-3400). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________ __, 1996.

-------------------------------------------------------------------------------


                              SUMMARY INFORMATION

     The following is a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. Although the following summary addresses all material information regarding the Merger, it is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Prospectus/Proxy Statement, the Appendices hereto and the documents referred to herein. All information contained in this Prospectus/Proxy Statement relating to CNB and its subsidiaries has been supplied by CNB and all information relating to DBI and its subsidiaries has been supplied by DBI. Shareholders are urged to read this Prospectus/Proxy Statement and the Appendices hereto in their entirety. All share and per share information with respect to CNB Common has been adjusted to reflect a 5% stock dividend (the "Stock Dividend") paid by CNB in November 1995.


INTRODUCTION

     This Prospectus/Proxy Statement relates to the Merger Agreement among DBI, CNB and HBI. The Merger Agreement provides for, among other things, CNB's acquisition of DBI by means of the Merger of DBI with and into HBI, a wholly-owned subsidiary of CNB. Upon consummation of the Merger, HBI will continue to be a wholly-owned subsidiary of CNB and DBI will cease to exist as a separate entity. The full text of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

PARTIES

     CNB

     CNB is a multi-bank holding company headquartered in Evansville, Indiana. At December 31, 1995, CNB had consolidated assets of $3.6 billion, deposits of $2.8 billion, loans of $2.0 billion and shareholders' equity of $298 million. Through the 92 full-service banking offices, 29 consumer finance offices and one insurance agency office of its financial subsidiaries and non-banking subsidiaries, CNB provides commercial, retail and correspondent banking, mortgage servicing, trust, data processing, cash management and related financial services and property and casualty insurance to customers in southern, west central and central Indiana, western Kentucky, southern Illinois and the suburban Louisville, Kentucky area. The address of the principal offices of CNB and HBI is 20 N.W. Third Street, Evansville, Indiana 47739 (telephone number
(812) 464-3400).

     For additional information regarding CNB, see "PARTIES -- CNB" and the documents under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     DBI

     DBI is an Illinois corporation headquartered in DuQuoin, Illinois. DBI's wholly-owned subsidiary, DuQuoin National Bank ("DuQuoin Bank"), provides full banking services through its two offices in DuQuoin, Illinois. At December 31, 1995, DBI had assets of $83.3 million, deposits of $72.9 million, loans of $45.7 million and shareholders' equity of $6.6 million. The address of the principal office of DBI is 124 West Main Street, DuQuoin, Illinois 62832 (telephone number
(618) 542-2142).

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     For additional information regarding DBI, see "PARTIES -- DBI" and
"INFORMATION ABOUT DBI."


SPECIAL MEETING

     DATE, TIME AND PLACE OF SPECIAL MEETING
     The Special Meeting will be held at ____________________, DuQuoin Illinois on________ __, 1996, at ________ a.m., local time. See "SPECIAL MEETING -- Date, Time and Place."

     MATTERS TO BE CONSIDERED

     At the Special Meeting, holders of DBI Common will be asked to consider and vote to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. (Shareholders of DBI also may be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be for the purpose of, among other things, allowing time for the solicitation of additional votes to approve the Merger Agreement and the transactions contemplated thereby.) See "SPECIAL MEETING -- Matters to be Considered."

     RECORD DATE

     The record date (the "Record Date") for the Special Meeting is ________ __, 1996. Only holders of record of the outstanding shares of DBI Common at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. See "SPECIAL MEETING -- Record Date."

     VOTE REQUIRED

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of DBI Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Business Corporation Act of 1983, as amended (the "Illinois Law"), the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding shares of DBI Common is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Merger Agreement by the requisite vote of the holders of DBI Common is a condition to, and required for, consummation of the Merger. The failure to submit a proxy card (or to vote in person at the Special Meeting), the abstention from voting at the Special Meeting and, in the case of shares held in street name, the failure of the beneficial owner thereof to give specific voting instructions to the broker holding such shares (i.e., broker nonvotes), will have the same effect as a vote against the approval of the Merger Agreement and the transactions contemplated thereby. See "SPECIAL MEETING -- Vote Required" and "MERGER -- Conditions to Consummation of Merger." The proposal to authorize the proxies to adjourn the Special Meeting to permit further solicitation of proxies, if necessary, requires the affirmative of holders of a majority of the DBI Common present in person or represented by proxy and entitled to vote at the Special Meeting. If there are insufficient shares represented at the Special Meeting to constitute a quorum or to approve the Merger Agreement and the transactions contemplated thereby at the Special Meeting, it is contemplated that such meeting would be adjourned in order to permit further solicitation of proxies.

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     REVOCATION OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of DBI a written revocation or a duly executed proxy bearing a later date; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy. See "SPECIAL MEETING -- Voting and Revocation of Proxies."

     SECURITY OWNERSHIP OF DBI MANAGEMENT

     As of the close of business on the Record Date, 27,798 shares of DBI Common were issued and outstanding and 9,171 shares, or 32.99%, of DBI Common were beneficially owned by directors and executive officers of DBI and their affiliates. It is currently expected that each such director and executive officer of DBI will vote the shares of DBI Common beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. As of the close of business on the Record Date, DuQuoin Bank, in various fiduciary capacities, held a total of 200 shares, or 0.7%, of DBI Common under trust agreements and other instruments and agreements. It is the practice of DuQuoin Bank, when holding shares as sole trustee or sole executor, to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Record Date, neither CNB nor any of its directors and executive officers or their affiliates owned any shares of DBI Common. See "SPECIAL MEETING
-- Security Ownership of Management."

MERGER

     The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A hereto and incorporated by reference herein.

     EFFECTS OF MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Illinois Law, at the time the Merger is consummated (the "Effective Time"), DBI will merge with and into HBI, and HBI will be the surviving corporation in the Merger. At the Effective Time, the separate corporate existence of DBI will terminate.

     As a result of the Merger, each share of DBI Common issued and outstanding immediately prior to the Effective Time, other than shares any holders of which have properly exercised their dissenters' rights under the Illinois Law, will be converted into the right to receive the number of shares of CNB Common that equals the product of A multiplied by B multiplied by C, where A equals 17.96; B equals the quotient of the Closing Book Value (as defined in the following paragraph) of DBI divided by $7,032,000; and C equals the quotient of $30.76 divided by the CNB Average Price (as defined in the following paragraph) (the "Conversion Ratio"). In no event may either quotient described in the preceding sentence exceed one and, therefore, in no event will the Conversion Ratio exceed
17.96 shares of CNB Common for each share of DBI Common. See "MERGER -- Conversion Ratio."

     The term "Closing Book Value" means the amount of the consolidated shareholders' equity accounts of DBI, as of the end of the month immediately preceding the Effective Time, determined in accordance with

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generally accepted accounting principles ("GAAP") consistently applied with the year ended December 31, 1994, but excluding for this purpose any adjustments to the consolidated shareholders' equity accounts solely as a result of marketable securities classified as "Available for Sale" in accordance with Statement of Financial Accounting Statements ("SFAS") No. 115, less (i) the amount of any increase in the shareholders' equity accounts of DBI resulting from or attributable to the sale of securities held on and sold after June 30, 1995, or any transactions or accounting adjustments not in the ordinary course of business effected or completed after June 30, 1995, plus (ii) any reduction of shareholders' equity theretofore recorded solely as a result of accruals or charges taken by DBI at the written request of CNB pursuant to the Merger Agreement or any provision for loan losses taken by DBI and its subsidiaries with the written concurrence of CNB. The term "CNB Average Price" means the average closing price of a share of CNB Common as reported on Nasdaq for the twenty business days preceding the fifth calendar day prior to the closing date of the Merger (the "Closing Date").

     No fractional shares of CNB Common will be issued in the Merger and, in lieu thereof, holders of shares of DBI Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of DBI Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common on Nasdaq on the fifth business day immediately preceding the date on which the Effective Time occurs. See "MERGER --Fractional Shares."

     As the Closing Book Value will be calculated based upon amounts at the end of the month immediately preceding the Effective Time and the CNB Average Price will be calculated based upon the price of CNB Common for a twenty business day period ending five days before the Closing Date, it is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual Conversion Ratio. For purposes of illustration, however, if the Effective Time and the Closing Date both would have occurred on ________ __, 1996, the Closing Book Value would have been $________ and the CNB Average Price would have been $________ and, based upon those amounts, shareholders of DBI would have received
17.96 shares of CNB Common for each share of DBI Common (and cash in lieu of fractional shares). In the event, however, that the actual Closing Book Value should be less than $7,032,000 and/or the actual CNB Average Price should be greater than $30.76, then the Conversion Ratio would be less than 17.96 shares of CNB Common for each share of DBI Common. In no event, however, will the Conversion Ratio exceed 17.96 shares of CNB Common for each share of DBI Common. The obligation of DBI to consummate the Merger is conditioned upon the CNB Average Price being not less than $22.74. See "MERGER --Conditions to Consummation of Merger."

     The shares of CNB Common to be issued in the Merger, together with any cash payment in lieu of fractional shares, are hereinafter referred to as the "Merger Consideration."

     For information on how shareholders of DBI will be able to exchange certificates representing shares of DBI Common for certificates representing shares of CNB Common after the Effective Time, see "MERGER -- Exchange of Stock Certificates."

     VALUE OF MERGER

     As of ________ __, 1996, based on the Conversion Ratio (assuming no downward adjustment) and the closing sale price of CNB Common as reported on Nasdaq on such date, the Merger had a per share

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value of $________ to holders of DBI Common, and the approximate total value of the Merger Consideration to DBI shareholders was $________ million. The market value of the Merger Consideration as stated above may materially increase or decrease depending on the market price of CNB Common. No assurance can be given as to the future market price of CNB Common.

     REASONS FOR MERGER AND RECOMMENDATION OF BOARD OF DIRECTORS

     The Board of Directors of DBI believes that the terms of the Merger Agreement are fair and in the best interests of DBI and its shareholders. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between CNB and DBI. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of DBI consulted with its financial advisor, The Chicago Corporation ("TCC"), regarding the financial terms of the Merger Agreement and the fairness of the Conversion Ratio to the holders of DBI Common from a financial point of view. See "MERGER -- Opinion of Financial Advisor."

     Members of the Board of Directors and management of DBI own shares of DBI Common and, therefore, have a financial interest in the Merger similar to the interests of other shareholders of DBI generally. Certain members of the Board of Directors and management of DBI may, however, also be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of DBI generally. See "MERGER -- Interests of Certain Persons in Merger."

     THE BOARD OF DIRECTORS OF DBI HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     For a discussion of the background of the Merger and the factors considered by the Board of Directors of DBI in reaching its decision to approve the Merger Agreement, see "MERGER -- Background of Merger," "-- Reasons for Merger; Recommendation of DBI's Board of Directors."

     OPINION OF FINANCIAL ADVISOR

     On November 17, 1995, upon completion of negotiations by DBI with CNB, TCC, DBI's advisor with respect to financial aspects of the Merger, rendered its oral opinion and, as of the date hereof, has rendered its written opinion to the Board of Directors of DBI that, as of November 17, 1995 and as of the date hereof, respectively, the Conversion Ratio is fair, from a financial point of view, to the holders of DBI Common. For TCC's services in connection with the Merger, including the rendering of its opinions, DBI: (i) has agreed to pay TCC
(a) a $10,000 advisory fee, which was paid on July 28, 1995, (b) $40,000, which was paid contemporaneous with the mailing of this Prospectus/Proxy Statement, and (c) $50,000, which will be payable upon consummation of the Merger; and (ii) has agreed to pay TCC its reasonable out-of-pocket expenses and to indemnify TCC against certain liabilities.

     The opinion of TCC is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by TCC in rendering its opinion. See "MERGER -- Opinion of Financial Advisor" for a further description of the opinion of TCC and of the fees payable to TCC by DBI.

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     CONDITIONS TO MERGER

     The parties' obligations to consummate the Merger are subject to various conditions including, among other things: (i) approval of the Merger Agreement and the transactions contemplated thereby by the holders of DBI Common (see "SPECIAL MEETING -- Vote Required"); (ii) receipt of regulatory approvals (see "MERGER -- Regulatory Approvals"); (iii) receipt of a legal opinion on certain tax aspects of the Merger (see "MERGER -- Federal Income Tax Consequences");
(iv) receipt of an accounting opinion to the effect that the Merger qualifies for "pooling of interests" accounting treatment (see "MERGER --Accounting Treatment"); (v) the consummation on the Closing Date of the merger (the "Subsidiary Bank Merger") of DuQuoin Bank and Citizens Bank of Illinois, National Association ("CNB Bank"), a wholly-owned subsidiary of HBI (see "MERGER -- Management and Operations After Merger"); (vi) the continued force and effect of the Amended and Restated Employment Agreement (the "Eaves Amended Employment Agreement") among CNB, DuQuoin Bank and Daniel H. Eaves, the President and Chief Executive Officer of DBI and DuQuoin Bank (see "MERGER -- Interests of Certain Persons in Merger -- Employment and Severance Agreements"); and (vii) the sum of the amount of the consolidated allowance for loan losses of DBI, as of December 31, 1995, determined in accordance with GAAP, and the amount of the charge-offs taken by DBI and its subsidiaries from the date of the Merger Agreement to December 31, 1995, being not less than $1,550,000. The conditions described in clauses (i) and (ii) above (the receipt of shareholder and regulatory approvals) may not be waived by either party. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor DBI intends to waive any such conditions, except in those circumstances where the Board of Directors of CNB or DBI, as the case may be, deems such waiver to be in the best interests of CNB or DBI, as the case may be, and its respective shareholders. The conditions described above in clauses (ii) (regulatory approvals), (iii) (tax opinion), and (vii) (minimum consolidated allowance for loan losses) have been satisfied. There can be no assurances as to when and if such other conditions to the Merger will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "MERGER -- Conditions to Consummation of Merger."

     REGULATORY APPROVALS

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended ("B.H.C.A."), and by the Illinois Commissioner of Banks and Trust Companies (the "Illinois Commissioner"). The Subsidiary Bank Merger is subject to approval by the Office of the Comptroller of the Currency (the "O.C.C."). The Merger was approved by the Federal Reserve Board on January 23, 1996, and by the Illinois Commissioner on February 22, 1996 and all applicable waiting periods have expired. The Subsidiary Bank Merger was approved by the O.C.C. on January 26, 1996, and all applicable waiting periods have expired.

     BUSINESS OF DBI IN ORDINARY COURSE; DIVIDENDS

     Pursuant to the Merger Agreement, DBI has agreed to, and has agreed to cause each of its subsidiaries to, carry on its respective business and the discharge or incurrence of its obligations and liabilities only in the usual, regular and ordinary course of business, subject to obtaining CNB's prior approval of certain specified actions. See "MERGER -- Certain Other Agreements -- Business of DBI in Ordinary Course."

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     The Merger Agreement provides that DBI may declare and pay its regular semi-annual dividend on the DBI Common not to exceed $5.00 per share at approximately the same time during the year which it has historically declared and paid such dividend (i.e., declare each December and June and pay each January and July, respectively). CNB and DBI have agreed to cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that DBI shareholders would receive the applicable portion of the semi-annual dividend from DBI or the regular quarterly dividend from CNB, but not from both with respect to any such quarter. See "MERGER --Certain Other Agreements -- Dividends."

     TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may be terminated, at any time prior to the Effective
Time: (i) by mutual agreement of CNB and DBI; (ii) by CNB or DBI in the event of a material uncured breach by the other of any of its representations and warranties or agreements under the Merger Agreement; (iii) by CNB following written notice to DBI if certain reports of environmental inspection on the real properties of DBI to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceed $200,000 (see "MERGER -- Certain Other Agreements -- Environmental Inspections"); (iv) by either party in the event all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "MERGER -- Conditions to Consummation of Merger"); (v) by either party if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "MERGER -- Regulatory Approvals"); (vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of DBI (see "SPECIAL MEETING -- Vote Required"); (vii) by CNB in the event that DBI becomes a party or subject to any written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies after the date of the Merger Agreement; and (viii) by either party if the Merger is not consummated on or prior to June 30, 1996. See "MERGER -- Termination of Merger Agreement."

     TERMINATION FEE

     The Merger Agreement provides that upon the occurrence of one or more Triggering Events (as defined below in this paragraph), DBI will pay to CNB the sum of $1,000,000. The term "Triggering Event" means any of the following events or transactions occurring after the date of the Merger Agreement: (i) the termination of the Merger Agreement by CNB upon a material breach thereof by DBI (including, without limitation, an agreement between DBI or any subsidiary of DBI and any third party which is inconsistent in a material respect with the transactions contemplated by the Merger Agreement), if within eighteen months after the date of such termination, an event described in clause (ii) or (iii) below has occurred (notwithstanding the qualification that such event shall have occurred prior to the termination of the Merger Agreement); or (ii) prior to termination of the Merger Agreement, any person (other than CNB) will have acquired beneficial ownership or the right to acquire beneficial ownership of 50% or more of the voting power of DBI; or (iii) prior to termination of the Merger Agreement, DBI or any material subsidiary of DBI, without having received prior written consent from CNB, will have completed (1) a merger, consolidation or similar transaction involving DBI or any material subsidiary of DBI, (2) a transaction whereby any person (other than CNB) will have purchased, leased or otherwise acquired 30% or more of the assets of DBI or any material subsidiary of DBI, or (3) a transaction whereby any person (other than

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CNB) will have purchased or otherwise acquired (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 50% or more of the voting power of DBI or any material subsidiary of DBI (the transactions described above in clauses (1), (2) and (3) are individually referred to herein as an "Acquisition Transaction"); or (iv) the holders of DBI Common will not have approved the Merger Agreement at the Special Meeting, or DBI's Board of Directors will have withdrawn or modified in a manner materially adverse to CNB such Board's recommendation to the DBI shareholders for the approval of the Merger Agreement, or will not have recommended to the shareholders of DBI the approval of the Merger Agreement, and, in any such case, an Acquisition Transaction will have occurred within eighteen months after the Special Meeting or any adjournment thereof. See "MERGER --Termination Fee."

     ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from Geo.
S. Olive & Co. L.L.C., the independent accountants of CNB, confirming that the Merger will qualify for pooling of interests accounting, is a condition to CNB's obligation to consummate the Merger. See "MERGER -- Conditions to Consummation of Merger." If such condition is not met, the Merger would not be consummated unless the condition were waived by CNB and the approval of DBI's shareholders entitled to vote on the Merger were resolicited if such failure to qualify for pooling of interests was deemed material to the financial condition and results of operations of CNB on a pro forma basis assuming completion of the Merger. As of the date of this Prospectus/Proxy Statement, CNB and DBI are not aware, after consultation with Geo. S. Olive & Co. L.L.C., of any existing facts or circumstances which would preclude such a pooling opinion from being issued by Geo. S. Olive & Co. L.L.C. See "MERGER -- Accounting Treatment."

     EFFECTIVE TIME

     The Merger Agreement provides that the Merger will be effective at such time as Articles of Merger are filed with the Illinois Secretary of State. Assuming that the Merger is approved by the requisite vote of the shareholders of DBI and that the other conditions to the Merger are satisfied or waived (where permissible) (see "MERGER -- Conditions to Consummation of Merger"), it is presently anticipated that the Merger will be consummated during the second quarter of 1996, but no assurance can be given that such timetable will be met or that the conditions to the Merger will be satisfied or waived (where permissible). See "MERGER -- Effective Time."

     RESALE OF DBI COMMON PRIOR TO EFFECTIVE TIME

     With the exception of those shareholders of DBI who may be deemed to be "affiliates" of DBI for purposes of Rule 145 under the Securities Act, the Merger Agreement does not prohibit shareholders of DBI from selling their shares prior to the Effective Time. The Merger Agreement provides, however, that each affiliate of DBI must enter into an agreement with CNB providing, among other things, that such affiliate will not make any sale or other disposition of any shares of DBI Common during the period commencing on the 30th day prior to the Effective Time and ending when financial results covering at least 30 days of post-Merger operations of CNB have been published. Persons who may be deemed to be affiliates of DBI generally include individuals who (or entities which) control, are controlled by or are under common control

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with DBI and will include directors and certain officers of DBI and may include principal shareholders of DBI.  See "MERGER -- Resale of CNB Common."

     INTERESTS OF CERTAIN PERSONS IN MERGER

     Certain members of DBI's management and Board of Directors have material interests in the Merger that are in addition to and separate from the interests of shareholders of DBI generally. These material interests are provisions in the Merger Agreement providing that: (i) CNB will provide officers and directors of DBI and its subsidiaries, after the Merger, with the same directors' and officers' liability insurance coverage that it provides to directors and officers of its other banking subsidiaries generally, and that, if CNB is unable to obtain (without the payment of any special premium or other charge or expense) an endorsement to its directors' and officers' liability insurance policy to cover acts and omissions of the directors and officers of DBI and its subsidiaries occurring or failing to occur prior to the Closing Date, DBI may purchase such coverage under its existing directors' and officers' liability insurance on such terms and conditions as DBI deems appropriate provided the total cost thereof does not exceed $30,000, and that CNB will cause HBI or its successor, for six years after the Effective Time, to indemnify the officers and directors of DBI against any liability arising out of actions occurring prior to the Effective Time, to the extent that such indemnification is then permitted by the Illinois Law and by DBI's Articles of Incorporation and Bylaws as in effect as of the date of the Merger Agreement (see "MERGER -- Interests of Persons in Merger --Indemnification and Insurance"); (ii) each employee (including an officer) of DBI and its subsidiaries who continues as an employee following the Effective Time will be entitled to participate in certain employee benefit and stock plans that may be in effect for employees of all of CNB's subsidiaries, from time to time, on the same basis as similarly situated employees of other CNB subsidiaries (see "MERGER -- Effect on Employee Benefit Plans"); (iii) each director of DuQuoin Bank will be elected to the regional advisory Board of Directors of CNB Bank (for the DuQuoin Region) after the Subsidiary Bank Merger and one or two of the directors of DuQuoin Bank, as designated by DBI in consultation with CNB, will be elected to the Board of Directors of CNB Bank (see "MERGER -- Interests of Certain Persons in Merger -- Board Composition"); and (iv) Mr. Daniel H. Eaves, President and Chief Executive Officer of DBI and DuQuoin Bank, will serve as Chief Executive Officer of the DuQuoin Region of CNB Bank after the Subsidiary Bank Merger pursuant to the terms of the Eaves Amended Employment Agreement (see "MERGER -- Interests of Certain Persons -- Employment and Severance Agreements" and "-- Management and Operations After Merger"). In addition, Mr. Eaves and Ms. Jo Ann E. Isom, Senior Vice President and Cashier of DuQuoin Bank, have certain rights under their respective Executive Salary Continuation Agreements with DuQuoin Bank (see "MERGER -- Interests of Certain Persons in Merger -- Executive Salary Continuation Agreements").

     For information about the percentage of DBI Common owned by the directors and executive officers of DBI, see "INFORMATION ABOUT DBI -- Security Ownership of Management." None of the directors or executive officers of DBI would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of CNB Common.

     FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by CNB or DBI, and no gain or loss will be recognized by shareholders of DBI, except in respect of cash received for fractional shares and except for any cash payments which might be received by shareholders

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of DBI properly exercising their dissenters' rights.  The following is a summary of a tax opinion issued by Lewis, Rice & Fingersh, L.C., counsel for CNB, and included as an exhibit to the Registration Statement.

     If the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of DBI Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares and by shareholders properly exercising their dissenters' rights); (iii) the basis of CNB Common received by the shareholders of DBI will be the same as the basis of DBI Common exchanged therefor; and (iv) the holding period of the shares of CNB Common received by the shareholders of DBI will include the holding period of the shares of DBI Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF DBI WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF DBI SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

     DISSENTERS' RIGHTS

     The rights of dissenting shareholders of DBI are governed by the Illinois Law. Under the Illinois Law, the applicable portions of which are attached hereto as Appendix C, a shareholder will be entitled to receive, in cash, the fair value of his or her shares of DBI Common held immediately before the Merger is consummated if such shareholder delivers to DBI, prior to the Special Meeting, a written demand for payment for his or her shares if the Merger is consummated and the shareholder does not vote in favor of the Merger Agreement and the transactions contemplated thereby. If holders of more than approximately 10% of the outstanding shares of DBI Common should properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of CNB to proceed with the Merger. See "MERGER --Dissenters' Rights" and "-- Conditions to Consummation of Merger."

     MANAGEMENT AND OPERATIONS AFTER MERGER

     The Merger is conditioned upon the concurrent merger of DuQuoin Bank with and into CNB Bank. Following the Subsidiary Bank Merger: (i) CNB Bank will continue to serve the DuQuoin community, under the name "Citizens Bank of Illinois, National Association," in substantially the same manner as DuQuoin Bank has done historically; (ii) Mr. Daniel H. Eaves, President and Chief Executive Officer of DBI and DuQuoin Bank, will serve as Chief Executive Officer of the DuQuoin Region of CNB Bank; (iii) one or two of the directors of DuQuoin Bank, as designated by DBI in consultation with CNB, will be elected as directors of CNB Bank; and (iv) each of the directors of DuQuoin Bank will be elected as regional advisory directors of CNB Bank for the DuQuoin Region. The management and Board of Directors of HBI and CNB will not be affected as a result of the Merger. See "MERGER -- Management and Operations After Merger" and "-- Interests of Certain Persons in Merger."

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------


     COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the shareholders of DBI Common and CNB Common differ in certain respects. The rights of the shareholders of DBI who receive shares of CNB Common in the Merger will be governed by the corporate law of Indiana (the "Indiana Law"), as CNB is incorporated in Indiana, and by the Articles of Incorporation, Bylaws and other corporate documents of CNB. The governing law and documents of CNB differ, in several respects, from those which apply to DBI, which is an Illinois corporation, of which the material differences, as hereafter described under "COMPARISON OF SHAREHOLDER RIGHTS," are the shareholder votes required for certain business combinations, removal of directors, amendments to the Articles of Incorporation, the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares, and the rights of CNB and its shareholders pursuant to certain corporate takeover statutes. See "COMPARISON OF SHAREHOLDER RIGHTS."

     Certain provisions of the Articles of Incorporation and the Bylaws of CNB reduce the vulnerability of CNB to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors of CNB believes that it is in the best interests of CNB and its shareholders to encourage potential acquirors to negotiate directly with the Board of Directors of CNB and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors of CNB that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of CNB and which is in the best interests of all shareholders. These provisions may, however, also have the effect of discouraging a future takeover attempt which would not be approved by the Board of Directors of CNB, but pursuant to which shareholders may receive a premium for their shares over the then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the Board of Directors and management of CNB more difficult.


                           COMPARATIVE STOCK PRICES

     Shares of CNB Common are traded in the over-the-counter market and are listed on Nasdaq under the symbol CNBE. The following table sets forth, for the periods indicated, the high and low closing bid prices of CNB Common as reported on Nasdaq. The bid prices for shares of CNB Common reflect interdealer prices, without retail markup, markdown or commission and do not necessarily represent actual transactions.

     There is no established public trading market for the shares of DBI Common. Management of DBI does not have knowledge of the prices paid in all transactions involving its shares and has not necessarily verified the prices indicated in the table with both parties to the relevant transaction. Because of the lack of an established public market for shares of DBI Common, the prices indicated may not reflect the prices which would be paid for such shares on an active market.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                                             CNB COMMON                   DBI COMMON
                                   ------------------------------   ----------------------

                                                         Cash                       Cash
                                                       Dividend                   Dividend
                                      High    Low    Declared/(1)/  High    Low   Declared
                                      ----    ---    ------------   ----    ---   --------
1994 First Quarter.................  $29.07  $26.51          $0.18  $ 275  $ 260     $  --
     Second Quarter................   29.28   26.93           0.19    275    275      5.00
     Third Quarter.................   30.14   28.64           0.19    275    275        --
     Fourth Quarter................   30.16   26.84           0.19  /(2)/  /(2)/      5.00
1995 First Quarter.................  $30.52  $27.79          $0.19  $ 300  $ 275        --
     Second Quarter................   28.74   27.79           0.20  /(2)/  /(2)/      5.00
     Third Quarter.................   28.50   26.60           0.20  /(2)/  /(2)/        --
     Fourth Quarter................   28.50   25.00             --  /(2)/  /(2)/      5.00
1996 First Quarter.................  $29.00  $27.75          $0.21  /(2)/  /(2)/        --
     Second Quarter................     ___     ___            ___  /(2)/  /(2)/        __
     (through ____________, 1996)

_____________

/(1)/ During the fourth quarter of 1995, CNB changed its dividend policy and began declaring and paying its quarterly dividends in the first month immediately following the quarter for which the dividend was payable. CNB's prior policy had been to declare its quarterly dividends in the last month of the quarter for which the dividend was payable and to pay the dividend in the first month of the following quarter.

/(2)/  No trades known to management.


       On November 16, 1995, the last trading day before the announcement of the execution of the Merger Agreement, the closing sale price of CNB Common, as reported on Nasdaq, was $26.25 per share. On such date, the equivalent per share price for DBI Common, which is calculated by multiplying the specified closing sale price of CNB Common by the Conversion Ratio of 17.96 shares of CNB Common for each share of DBI Common (assuming no downward adjustment of the Conversion Ratio; see "MERGER --Conversion Ratio"), was $471.45.

       The most recent transaction reported to management of DBI involving shares of DBI Common took place on January 24, 1995, at a price per share of $300.

       On ________ __, 1996, the closing sale price of CNB Common, as reported on Nasdaq, was $________ per share and the equivalent per share price for DBI Common (assuming no downward adjustment of the Conversion Ratio; see "MERGER -- Conversion Ratio"), was $________ per share, and there were, as of such date, approximately ________ and 117 holders of record of CNB Common and DBI Common, respectively.

       Shareholders of DBI are advised to obtain current market quotations for CNB Common.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                      SELECTED COMPARATIVE PER SHARE DATA
                                  (unaudited)

     The following summary presents comparative historical, pro forma and pro forma equivalent unaudited per share data for CNB and DBI. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger, see "Merger -- Accounting Treatment." The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated.

     The amounts designated "Historical" represent the historical financial results of CNB and DBI. The amounts designated "Pro Forma Combined Per Share" represent the pro forma results of the Merger. The amounts designated "Equivalent Pro Forma Per Share" are computed by multiplying the Pro Forma Combined Per Share amounts by the Conversion Ratio of 17.96 shares of CNB Common for each share of DBI Common (assuming no downward adjustment of the Conversion Ratio; see "MERGER -- Conversion Ratio").

     The data presented should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF DBI."

                                                               Year Ended December 31,
                                                     ------------------------------------------
                                                       1995             1994             1993
                                                       ----             ----             ----
NET INCOME PER COMMON SHARE:/(1)/
Historical:
  CNB
    Primary................................          $  1.96          $  1.68          $  1.74
    Fully-Diluted..........................             1.96             1.66             1.71
   DBI.....................................             4.29            38.83            48.79
Pro forma combined per share:
  Primary..................................             1.91             1.69             1.77
  Fully-Diluted............................             1.91             1.68             1.74
Equivalent pro forma per share:
  Primary..................................            34.30            30.35            31.79
  Fully-Diluted............................            34.30            30.17            31.25

DIVIDENDS DECLARED PER COMMON SHARE:/(2)/
Historical:
  CNB/(3)/.................................             0.59             0.75             0.70
  DBI......................................            10.00            10.00             8.00
Pro forma combined per share...............             0.59             0.75             0.70
Equivalent pro forma per share.............            10.60            13.47            12.57

BOOK VALUE PER COMMON SHARE AT YEAR END:
Historical:
  CNB......................................            16.64            15.16            15.48
  DBI......................................           236.33           212.28           229.75
Pro forma combined per share...............            16.54            15.07            15.42
Equivalent pro forma per share.............           297.06           270.66           276.94

______________

/(1)/ Net income of CNB and of DBI is before change in accounting for income taxes (FAS 109), which, for CNB increased primary and fully-diluted net income per share in 1993 by $0.11 and $0.10, respectively, and, for DBI increased net income per share in 1994 by $11.79.
/(2)/ CNB's pro forma and DBI's pro forma equivalent dividends per share represent historical dividends per share declared by CNB multiplied by the Conversion Ratio of 17.96 (assuming no downward adjustment of the Conversion Ratio; see "MERGER -- Conversion Ratio").
/(3)/ During the fourth quarter of 1995, CNB changed its dividend policy and began declaring and paying its quarterly dividends in the first month immediately following the quarter for which the dividend was payable. CNB's prior policy had been to declare its quarterly dividends in the last month of the quarter for which the dividend was payable and to pay the dividend in the first month of the following quarter.

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------


                            SELECTED FINANCIAL DATA
                                  (unaudited)

     The following tables present selected unaudited consolidated historical financial data for CNB and DBI and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived from the consolidated financial statements of CNB and DBI and should be read in conjunction with the more detailed information and financial statements included herein or incorporated by reference in this Prospectus/Proxy Statement and with the unaudited pro forma financial statements included elsewhere in this Prospectus/Proxy Statement. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "PRO FORMA FINANCIAL DATA" and "FINANCIAL STATEMENTS OF DBI."

                                      CNB

                                                                             Year Ended December 31,
                                                       -------------------------------------------------------------------
                                                             1995         1994         1993         1992         1991
                                                             ----         ----         ----         ----         ----
                                                                 (dollars in thousands, except per share data)
INCOME STATEMENT DATA:
  Interest income......................................  $  273,785   $  227,050   $  212,887   $  227,540   $  253,014
  Interest expense.....................................     140,350      105,777      101,493      122,307      155,570
  Net interest income..................................     133,435      121,273      111,394      105,233       97,444
  Provision for loan losses............................       6,939        7,234        3,890        9,191       15,431
  Noninterest income...................................      46,669       46,805       43,113       37,809       30,059
  Noninterest expense..................................     116,804      113,539      103,662       96,457       89,405
  Net income/(1)/......................................      35,651       30,512       30,916       26,121       16,038

PER COMMON SHARE DATA:
  Net income/(1)/
      Primary..........................................  $     1.96   $     1.68   $     1.74   $     1.49   $     0.92
      Fully diluted....................................        1.96         1.66         1.71         1.47         0.92
  Dividends declared/(2)/..............................        0.59         0.75         0.70         0.68         0.65
  Book value...........................................       16.64        15.16        15.48        13.83        11.89

BALANCE SHEET DATA AT YEAR END:
  Loans................................................  $1,971,454   $2,118,126   $1,841,457   $1,596,427   $1,725,186
  Total earning assets.................................   3,372,717    3,226,142    2,914,302    2,683,226    2,652,591
  Total deposits.......................................   2,789,989    2,595,456    2,590,790    2,454,234    2,431,887
  Total shareholders' equity...........................     297,693      273,828      271,778      238,759      207,331
  Total assets.........................................   3,628,682    3,461,339    3,145,264    2,918,357    2,887,952
  Total long-term debt.................................     158,046      210,061      108,111       91,477      107,731

FINANCIAL RATIOS(3):
  Return on average assets.............................       1.01%        0.93%        1.02%        0.90%        0.56%
  Return on average common equity/(4)/.................      12.47        11.01        12.30        11.58         7.77
  Net interest margin/(5)/.............................       4.13         4.07         4.08         4.05         3.87
  Core capital (tier 1) leverage ratio/(6)/............       7.60         7.39         8.04         7.54         6.47
  Core capital (tier 1) risk-based capital ratio/(7)/..      12.21        12.22        12.99        12.45        11.83
  Net charge-offs to average loans.....................       0.35         0.20         0.22         0.45         0.69
  Allowance for losses to loans........................       1.46         1.35         1.27         1.40         1.20
  Nonperforming loans to loans/(8)/....................       1.17         0.75         0.88         0.89         1.23
  Allowance for losses to nonperforming loans/(8)/.....     124.77       178.37       144.77       156.44        97.24
  Nonperforming assets to total assets/(9)/............       0.68         0.57         0.74         0.78         0.99

______________________________
/(1)/  Net income for 1993 is before change in accounting for income taxes (FAS
       109), which increased net income by $1,868 to $32,784 and increased primary and fully-diluted net income per share by $0.11 and $0.10, respectively.
/(2)/ During the fourth quarter of 1995, CNB changed its dividend policy and began declaring and paying its quarterly dividends in the first month immediately following the quarter for which the dividend was payable. CNB's prior policy had been to declare its quarterly dividends in the last month of the quarter for which the dividend was payable and to pay the dividend in the first month of the following quarter.
/(3)/ For 1993, based on net income before change in accounting for income taxes.
/(4)/  Computed by dividing net income by average common equity.
/(5)/ Computed by dividing net interest income by average interest-earning assets and stated on a fully taxable equivalent basis.
/(6)/ Computed by dividing period-end core capital (tangible equity) by period-end tangible assets.
/(7)/  Based on final 1992 standards.
/(8)/ Nonperforming loans include nonaccrual and restructured loans and loans past due 90 days or more.
/(9)/ Nonperforming assets include nonperforming loans and other real estate owned.

--------------------------------------------------------------------------------
                                      DBI

                                                                         Year Ended December 31,
                                                          ------------------------------------------------------
                                                              1995       1994       1993      1992      1991
                                                              ----       ----       ----      ----      ----
                                                              (dollars in thousands, except per share data)
INCOME STATEMENT DATA:
  Interest income.........................................   $ 6,204    $ 5,867   $ 5,995   $ 6,314   $ 6,771
  Interest expense........................................     3,230      2,619     2,549     3,160     4,109
  Net interest income.....................................     2,974      3,248     3,446     3,154     2,662
  Provision for loan losses...............................     1,000        198       120       135       107
  Noninterest income......................................       529        459       486       386       118
  Noninterest expense.....................................     2,697      2,136     2,115     2,074     1,945
  Net income/(1)/.........................................       119      1,054     1,270       992       542

PER COMMON SHARE DATA:
  Net income/(1)/.........................................   $  4.29    $ 38.83   $ 48.79   $ 38.82   $ 20.39
  Dividends declared......................................     10.00      10.00      8.00      6.00      4.00
  Book value..............................................    236.33     212.28    229.75    198.77    167.88

BALANCE SHEET DATA AT YEAR END:
  Loans...................................................   $45,693    $45,607   $43,235   $42,817   $41,545
  Total earning assets....................................    78,385     78,597    75,975    73,286    71,300
  Total deposits..........................................    72,915     73,068    70,769    68,889    67,112
  Total shareholders' equity..............................     6,570      5,900     5,417     5,182     4,324
  Total assets............................................    83,279     84,423    81,334    77,487    73,298
  Total long-term debt....................................       --         --      1,065       500       --

FINANCIAL RATIOS/(2)/:
  Return on average assets................................     0.14%      1.25%     1.58%     1.29%     0.72%
  Return on average common equity/(3)/....................     1.77      16.70     20.93     17.73     10.04
  Net interest margin/(4)/................................     4.10       4.58      4.61      4.44      3.85
  Core capital (tier 1) leverage ratio/(5)/...............     7.97       7.97      6.66      6.69      5.90
  Core capital (tier 1) risk-based capital ratio/(6)/.....    11.55      10.84     10.37      8.39
  Net charge-offs to average loans........................     1.21       0.29      0.07      0.14      0.38
  Allowance for losses to loans...........................     2.41       1.45      1.37      1.18      1.03
  Nonperforming loans to loans/(7)/.......................     2.93       1.44      2.61      0.68      0.64
  Allowance for loan losses to nonperforming loans/(7)/...    82.36     101.22     52.71    175.17    162.03
  Nonperforming assets to total assets/(8)/...............     1.67       1.00      1.70      0.93      1.23

___________________

/(1)/  Net income for 1994 is before change in accounting for income taxes
       (FAS 109), which increased net income by $320 to $1,374 and increased net income per share by $11.79.
/(2)/ For 1994, based on net income before change in accounting for income taxes.
/(3)/  Computed by dividing net income by average common equity.
/(4)/ Computed by dividing net interest income by average interest-earning assets and stated on a fully taxable equivalent basis.
/(5)/ Computed by dividing period-end core capital (tangible equity) by period-end tangible assets.
/(6)/  Based on final 1992 standards.
/(7)/ Nonperforming loans include nonaccrual and restructured loans and loans past due 90 days or more.
/(8)/ Nonperforming assets include nonperforming loans and other real estate owned.

--------------------------------------------------------------------------------

 ------------------------------------------------------------------------------

                                    CNB/DBI
                  PRO FORMA COMBINED SELECTED FINANCIAL DATA

                                                               Year Ended December 31,
                                                        -------------------------------------
                                                           1995         1994         1993
                                                          ------       ------       ------
                                                        (in thousands, except per share data)
INCOME STATEMENT DATA:
  Interest income.....................................  $  279,989   $  232,917   $  218,882
  Interest expense....................................     143,580      108,396      104,042
  Net interest income.................................     136,409      124,521      114,840
  Provision for loan losses...........................       7,939        7,432        4,010
  Non-interest income.................................      47,198       47,264       43,599
  Non-interest expense................................     119,501      115,675      105,777
  Net income/(1)/.....................................      35,770       31,566       32,186

PER COMMON SHARE DATA:
  Net income/(1)/
    Primary...........................................  $     1.91   $     1.69   $     1.77
    Fully diluted.....................................        1.91         1.68         1.74
  Dividends declared/(2)/.............................        0.59         0.75         0.70
  Book value..........................................       16.54        15.07        15.42

BALANCE SHEET DATA AT YEAR END:
  Loans...............................................  $2,017,147   $2,163,733   $1,884,692
  Total earning assets................................   3,451,102    3,304,739    2,990,277
  Total deposits......................................   2,862,904    2,668,524    2,661,559
  Total shareholders' equity..........................     304,263      279,728      277,195
  Total assets........................................   3,711,961    3,545,762    3,226,598
  Total long-term debt................................     158,046      210,061      109,176

FINANCIAL RATIOS/(3)/:
  Return on average assets............................        0.99%        0.94%        1.03%
  Return on average common equity/(4)/................       12.22        11.14        12.51
  Net interest margin/(5)/............................        4.13         4.09         4.09
  Core capital (tier 1) leverage ratio/(6)/...........        7.61         7.38         8.01
  Core capital (tier 1) risk-based capital ratio......       12.22        12.20        12.94
  Net charge-offs to average loans....................        0.36         0.20         0.21
  Allowance for losses to loans.......................        1.48         1.35         1.28
  Nonperforming loans to loans/(7)/...................        1.21         0.77         0.92
  Allowance for losses to nonperforming loans/(7)/....      122.44       175.33       138.77
  Nonperforming assets to total assets/(8)/...........        0.71         0.58         0.76

___________________________

/(1)/ Net income of CNB and of DBI is before change in accounting for income taxes (FAS 109), which, for CNB increased 1993 net income by $1,868 to $32,784 and increased primary and fully-diluted net income per share by $0.11 and $0.10, respectively, and, for DBI increased 1994 net income by $320 to $1,374 and increased net income per share by $11.79.
/(2)/ During the fourth quarter of 1995, CNB changed its dividend policy and began declaring and paying its quarterly dividends in the first month immediately following the quarter for which the dividend was payable. CNB's prior policy had been to declare its quarterly dividends in the last month of the quarter for which the dividend was payable and to pay the dividend in the first month of the following quarter.
/(3)/ For CNB, in 1993, and DBI, in 1994, based on net income before change in accounting for income taxes.
/(4)/  Computed by dividing net income by average common equity.
/(5)/ Computed by dividing net interest income by average interest-earning assets and stated on a fully taxable equivalent basis.
/(6)/ Computed by dividing period-end core capital (tangible equity) by period-end tangible assets.
/(7)/ Nonperforming loans include nonaccrual and restructured loans and loans past due 90 days or more.
/(8)/ Nonperforming assets include nonperforming loans and other real estate owned.

-------------------------------------------------------------------------------

                                SPECIAL MEETING


DATE, TIME AND PLACE

     This Prospectus/Proxy Statement is being furnished to shareholders of DBI in connection with the solicitation of proxies by the Board of Directors of DBI for use at the Special Meeting to be held at___________________________________ _________________________________________________________________________ on
_________, 1996, at _____ __.m., local time, and at any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED

     At the Special Meeting, the shareholders of DBI will be asked to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby, including, among other things, the Merger of DBI with and into HBI. (Shareholders of DBI also may be asked to vote upon a proposal to adjourn or postpone the Special Meeting, which adjournment or postponement could be for the purpose of, among other things, allowing time for the solicitation of additional votes to approve the Merger Agreement and the transactions contemplated thereby.)

     This Prospectus/Proxy Statement, the attached Notice of Special Meeting and the Proxy Card are first being sent to shareholders of DBI on or about ______, 1996.

RECORD DATE

     The Board of Directors of DBI has fixed _____________, 1996, as the Record Date for the determination of shareholders of DBI to receive notice of and to vote at the Special Meeting. As of the close of business on the Record Date, there were 27,798 shares of DBI Common issued and outstanding. Only holders of shares of DBI Common of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. No shares of DBI Common can be voted at the Special Meeting, unless the record holder is present in person or represented by proxy at the Special Meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of DBI Common entitled to vote on the Record Date is necessary to constitute a quorum at the Special Meeting. Pursuant to the Illinois Law, the affirmative vote of the holders of at least two-thirds of all of the issued and outstanding shares of DBI Common is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of DBI Common is entitled to one vote per share of DBI Common held at the close of business on the Record Date.

     In the event sufficient votes in favor of approving the Merger Agreement and the transactions contemplated thereby are not received by the time scheduled for the Special Meeting, the individuals named in the enclosed proxies intend to recommend that the Special Meeting be adjourned to permit the further solicitation of proxies. A resolution will be proposed at the Special Meeting authorizing the proxies, at their discretion, to adjourn the Special Meeting for the purpose of further soliciting proxies, if necessary, to obtain a sufficient number of votes in favor of approving the Merger Agreement. The proposal to authorize the proxies to adjourn the Special Meeting in order to permit the further solicitation of proxies, if necessary, must be approved by an affirmative vote of holders of a majority of the shares of DBI Common present in person or represented by proxy and entitled to vote at the Special Meeting.

The Board of Directors of DBI believes that such proposal is in the best interests of DBI and the DBI shareholders and recommends that the DBI Shareholders vote FOR approval of such proposal.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the close of business on the Record Date, 27,798 shares of DBI Common were issued and outstanding and 9,171 shares, or 32.99%, of DBI Common were beneficially owned by directors and executive officers of DBI and their affiliates. It is currently expected that each such director and executive officer of DBI will vote the shares of DBI Common beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. As of the Record Date, DuQuoin Bank, in various fiduciary capacities, held a total of 200 shares, or 0.7%, of outstanding DBI Common under trust agreements and other instruments and agreements. It is the practice of DuQuoin Bank, when holding shares as sole trustee or sole executor, to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Record Date, neither CNB nor any of its directors and executive officers or their affiliates owned any shares of DBI Common.

     For additional information regarding the shares of DBI Common beneficially owned, directly or indirectly, by each director and executive officer of DBI and by all directors and executive officers of DBI as a group, see "INFORMATION ABOUT DBI -- Security Ownership of Management."

VOTING AND REVOCATION OF PROXIES

     Proxies for use at the Special Meeting accompany this Prospectus/Proxy Statement. A shareholder may use his or her proxy if he or she is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Special Meeting. Shares of DBI Common represented by a proxy properly signed and returned to DBI at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of DBI Common represented by such proxy will be voted FOR approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR the proposal regarding any adjournment or postponement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Special Meeting by filing with the Secretary of DBI a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of DBI proxies should be addressed to DuQuoin Bancorp, Inc., 124 West Main Street, DuQuoin, Illinois 62832, Attention: Corporate Secretary. A holder of DBI Common who previously signed and returned a proxy and who elects to attend the Special Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of DBI at the Special Meeting and voting in person by ballot at the Special Meeting; however, attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy.

     DBI intends to count holders of shares of DBI Common present in person at the Special Meeting but not voting, and holders of shares of DBI Common for which DBI has received proxies but with respect to which holders of shares have abstained, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, without specific instructions from such customers. Since the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of DBI Common entitled to vote at the close of business on the Record Date is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of DBI Common will have the effect of a vote against the approval of the Merger Agreement.

SOLICITATION OF PROXIES

     In addition to solicitation of proxies from shareholders of DBI Common by use of the mail, proxies also may be solicited by personal interview, telephone and wire by directors, officers and employees of DBI, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing this Prospectus/Proxy Statement and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals, will be borne by DBI. DBI reserves the right to engage an outside party to solicit proxies and to pay special compensation for that purpose.

     CNB and DBI have agreed to share in the expense of preparation of this Prospectus/Proxy Statement and CNB will bear the entire cost of printing this Prospectus/Proxy Statement and all S.E.C. and other regulatory filing fees incurred in connection therewith.


                                    PARTIES

CNB

     CNB was organized in January 1984, as a one-bank holding company for The Citizens National Bank of Evansville ("Citizens Bank"). CNB is a multi-bank holding company headquartered in Evansville, Indiana, where Citizens Bank, which remains the largest and lead bank of CNB's financial subsidiaries, conducts its principal operations. As of December 31, 1995, CNB had consolidated assets of $3.6 billion, deposits of $2.8 billion, loans of $2.0 billion and shareholders' equity of $298 million.

     The business of CNB consists primarily of the ownership, supervision and control of its subsidiaries. CNB provides its subsidiaries with advice, counsel and specialized services in various fields of financial and banking policy and operations. Through the 92 full-service banking offices, 29 consumer finance offices and one insurance agency office of its financial and non-banking subsidiaries, CNB provides commercial, retail and correspondent banking, mortgage servicing, trust, data processing, cash management and related financial services to customers in southern, west central and central Indiana, western Kentucky, southern Illinois and the suburban Louisville, Kentucky area. CNB's direct and indirect subsidiaries include: Citizens Trust Company of Indiana, National Association; Citizens Information Systems, Inc., which provides data processing and information services to banks and businesses in Indiana, Kentucky and Illinois; Citizens Life Assurance Company, which underwrites credit life and disability insurance for CNB's financial subsidiaries; and Citizens Realty and Insurance Inc., d/b/a Citizens Insurance of Evansville, which sells property and casualty insurance as an independent agent.

     While CNB continues to standardize its corporate policies and procedures and centralize administrative functions to provide more efficient and cost-effective operations support for its financial subsidiaries, its management philosophy is to afford its financial subsidiaries adequate flexibility to respond to varying local market conditions and local customers and community needs. This philosophy allows the management of CNB's financial subsidiaries to better meet the banking needs of their customers by taking advantage of the additional resources, services and efficiencies available to them as members of CNB's multi-bank organization, but in the manner best suited for their local conditions.

     CNB's growth since its formation has resulted principally from acquisitions. Management anticipates that CNB will continue to pursue expansion through future acquisitions. It is anticipated that potential candidates for acquisition in the near term would be located in southern and central Indiana, western Kentucky and southern Illinois. In addition, CNB may engage in new activities as law and regulations permit.

     HBI is a wholly-owned subsidiary of CNB which owns all of the outstanding common stock of CNB Bank.

     Additional information concerning CNB is included in the documents of incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

DBI

     DBI was organized in June 1983 and is a one-bank holding company registered with the Federal Reserve Board under the B.H.C.A. DBI currently owns all of the issued and outstanding shares of capital stock of DuQuoin National Bank, a national banking association chartered under the laws of the United States. As of December 31, 1995, on a consolidated basis, DBI had assets of $83.3 million, deposits of $72.9 million, loans of $45.7 million and shareholders' equity of $6.6 million.

     DuQuoin Bank is a full-service community bank that provides a full complement of banking services to its customers, primarily individuals and small businesses in Perry County, Illinois. DuQuoin Bank accepts demand, savings and time deposits, makes commercial, agricultural, consumer and real estate loans and provides trust and other customary commercial banking services.

     The activities in which DuQuoin Bank engages are highly competitive and the communities in which it provides services are also served by other banks. Competition among these financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the convenience of banking facilities and the quality of services rendered. DuQuoin Bank believes that it has successfully competed in its marketplace by providing superior service to its customers. Additional competition for depositors' funds may come from a variety of sources, including United States Government securities, private issues of debt obligations, mutual funds and suppliers of other investment alternatives.

     For additional information concerning DBI and DuQuoin Bank, see "INFORMATION ABOUT DBI."

                                    MERGER

GENERAL

     This section of the Prospectus/Proxy Statement describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement. The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Prospectus/Proxy Statement, including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement (excluding the Disclosure Schedule thereto) is attached hereto as Appendix A and is incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. ALL SHAREHOLDERS OF DBI ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

BACKGROUND OF MERGER

     Although from time to time, DBI had received unsolicited indications of interest from third parties regarding a possible business combination involving DBI, DBI's Board of Directors had a longstanding policy that shareholder value would be maximized by a strategic focus on efficiently operating a community banking organization which met the needs of customers in DuQuoin Bank's service area. The Board believed that DuQuoin Bank's franchise was desirable to larger organizations, but had determined that ranges of values suggested by indications of interest which had been received represented less favorable alternatives for shareholders than continued independent operation of DuQuoin Bank.

     On April 26, 1995, James J. Giancola, President and Chief Operating Officer of CNB, met with Daniel H. Eaves, President and Chief Executive Officer of DBI, at DuQuoin Bank to discuss, at Mr. Giancola's suggestion, business matters of mutual interest. At the meeting, Mr. Giancola indicated that CNB was interested in a possible acquisition of DBI and he explained CNB's philosophy regarding community banking and how CNB might approach valuing DBI for purposes of determining an appropriate exchange ratio in a stock-for-stock transaction.

     Mr. Eaves called a special meeting of DBI's Board of Directors on April 28, 1995, at which he reported on the matters discussed with Mr. Giancola. It appeared to Mr. Eaves and the other directors that the range of values suggested by Mr. Giancola placed a premium valuation on the DBI Common which was greater than values suggested from time to time in the past by other parties' unsolicited indications of interest. The consensus of the Board was that DBI's shareholders could benefit from a combination with a larger, publicly-traded banking company such as CNB in a transaction which placed a premium valuation on DBI's shares. Accordingly, the DBI Board authorized Mr. Eaves to proceed with exploratory discussions with representatives of CNB to assess the possibility of attaining a transaction acceptable to CNB and which DBI's Board could recommend to its shareholders.

     On May 5, 1995, Mr. Eaves and Jo Ann Isom, a director of DBI and Senior Vice President--Cashier of DuQuoin Bank, met at CNB's offices in Evansville, Indiana with several of CNB's executive officers to review DBI's business and to explore how a possible transaction could be effected.

     On May 10, 1995, CNB submitted to DBI's Board a proposed non-binding letter of intent for a possible transaction. The non-binding proposal contemplated: (i) an exchange ratio of 15.365 shares of CNB Common for each share of DBI Common outstanding (subject to possible downward adjustment based upon DBI's net book value at closing), indicating a value of $432 per share of DBI Common based upon CNB's then current stock price (or slightly more than 1.7 times the net book value of outstanding

DBI Common as of March 31, 1995); (ii) the Board of DBI serving as the advisory board of the DuQuoin Region subsequent to the transaction; (iii) one or possibly two DBI directors serving as directors of CNB Bank subsequent to the transaction; (iv) a three-day on site due diligence review by CNB staff to confirm CNB's understanding of DBI's financial condition and business; (v) the rights of CNB, on the one hand, and DBI, on the other, to terminate the agreement if the average market price of CNB Common over a prescribed period was greater than $33.72 or less than $22.48, respectively; (vi) Mr. Eaves's entering into an amended and restated employment agreement acceptable to CNB; (vii) a closing not later than June 30, 1996; and (viii) a mutually acceptable "lock up" agreement relating to a possible acquisition of DBI by a third party. DBI's Board discussed the proposed letter of intent at its regular monthly meeting on May 12, 1995, and unanimously concluded that the proposal should be rejected due to the perceived inadequacy of the proposed exchange ratio.

     On June 1, 1995, DBI's Board met in Harrisburg, Illinois with Mr. Giancola and other officers of CNB at which the CNB representatives presented a revised non-binding letter of intent. The revised letter of intent was similar to the initial letter of intent with the exception of the exchange ratio, which was increased by 0.645 shares of CNB Common for each share of DBI Common, indicating a value of $450 per share of DBI Common based upon CNB's then current stock price. At such time, CNB also indicated that it would consider increasing the exchange ratio if the results of its due diligence justified a higher valuation. The DBI Board continued its consideration of the CNB proposal at its regular monthly meeting held June 9, 1995. By unanimous written consent dated June 16, 1995, the DBI Board accepted CNB's revised non-binding letter of intent which then was executed by Mr. Eaves on behalf of DBI.

     The DBI Board discussed the transactions contemplated by the letter of intent at its regular monthly meeting held July 14, 1995. Mr. Eaves was authorized on behalf of DBI to engage TCC as financial advisor to assist in analyzing and negotiating a possible transaction. In addition, it was determined that CNB should be permitted to conduct its proposed due diligence review to assist the parties in attaining a prompt determination as to whether further discussions were likely to produce a definitive agreement. Representatives of CNB conducted an on-site due diligence review of DBI on July 26 through 28, 1995. On July 28, 1995, DBI entered into the engagement agreement with TCC.

     Also on July 28, 1995, the DBI Board held a special meeting at which James
F. Hemmer, Vice President of TCC, gave a financial presentation. Mr. Hemmer analyzed various financial information regarding DBI, CNB and comparable banking companies and merger and acquisition transactions. He also presented a detailed financial analysis of the CNB proposal. Thereupon, the Board discussed at length DBI's current status and future prospects, the CNB proposal and other strategic business considerations. At the conclusion of the discussion, the Board's consensus was that management should continue to engage in discussions with CNB to determine if its due diligence warranted an increase in the exchange ratio.

     On August 10, 1995, Mr. Eaves, Ms. Isom and Mr. Hemmer, on behalf of DBI, and Mr. Giancola and another officer, on behalf of CNB, met in Evansville to discuss the results of CNB's due diligence and to discuss a possible increase in the exchange ratio. At such meeting, representatives of CNB indicated that, as a result of their due diligence investigation of DBI, they would consider a transaction in which CNB Common with a value of approximately $13.36 million (based upon the then current price of such shares) would be issued to DBI shareholders. This amount represented approximately 1.9 times the net book value of the DBI Common as of March 31, 1995 and slightly more than 1.7 times the net book value of the DBI Common as of June 30, 1995.

     Mr. Eaves reported on the developments of the August 10 meeting at the regular monthly meeting of DBI's Board held August 11, 1995. Also at such meeting a representative of DBI's special counsel which had been engaged to advise the Board in connection with the proposed CNB transaction, was present and reviewed selected legal aspects of a possible transaction with CNB, including the Board's fiduciary duties. After a discussion of the status of the matter by the directors, no action was taken.

     On August 21, 1995, the DBI Board held a special meeting to determine whether it was advisable at such time to proceed with the negotiations with CNB. Present at such meeting at the invitation of the Board were Mr. Hemmer, on behalf of TCC, and a representative of DBI's special counsel. Mr. Hemmer updated his financial presentation based upon the most recently available data. He also analyzed an unsolicited proposal which recently had been received by DBI for a business combination between DBI and a privately held banking organization in the region, concluding that such proposal appeared to be substantially less favorable than the pending proposal from CNB. Counsel also reviewed selected legal aspects of a possible transaction with CNB. The Board engaged in a lengthy discussion of the various business and legal issues presented by the CNB proposal. At the conclusion of the discussion, the Board authorized management and DBI's financial and legal advisors to negotiate with representatives of CNB to develop a definitive agreement based upon the most recent economic terms proposed by CNB, which definitive agreement was to be presented to the Board for its approval prior to execution.

     On September 6, 1995, CNB's counsel circulated drafts of a proposed definitive agreement. At regular monthly DBI Board meetings held in September and October 1995, Mr. Eaves updated the Board on the status of the preparation of the definitive agreement and related matters regarding the proposed transaction. During such period, the market price of CNB Common trended downward, thereby decreasing the value of the consideration payable to DBI shareholders under the proposed exchange ratio.

     In light of the trend in price of CNB Common, Mr. Eaves called a special Board meeting on October 23, 1995. At such meeting, Mr. Eaves sought a sense of the Board regarding the advisability of the proposed transaction given the current value of the CNB's shares to be received pursuant to the exchange ratio under consideration. Representatives of TCC updated their firm's previous financial presentation to the Board and counsel reported on the status of negotiation and drafting of a definitive agreement. The Board also engaged in a discussion of numerous aspects of the proposed transaction. At the conclusion of the meeting, the Board determined that it was advisable for management to continue to pursue the transaction, with a view toward achieving a proposed definitive agreement which could be presented to the Board for its approval.

     At the regular monthly meeting of the DBI Board on November 10, 1995, Mr. Eaves reported on the status of the proposed transaction.

     A special meeting of the DBI Board was held on November 17, 1995, to consider a proposed definitive agreement which had been negotiated by the parties' representatives. The proposed agreement was generally in accordance with the terms of the revised non-binding letter of intent, except that, (i) as a result of the downward trend of the CNB Common during the preceding weeks, the exchange ratio had been increased to 17.96 shares of CNB Common for each share of DBI Common outstanding (subject to possible downward adjustment based upon DBI's net book value at closing), indicating a value of $471 per share of DBI Common based upon CNB's then current stock price (or slightly more than 1.7 times the net book value of outstanding DBI Common as of June 30, 1995); (ii) as a "lock up" agreement, the definitive agreement contemplated that a termination fee would be payable by DBI if the Merger were not consummated and DBI effected specified transactions within eighteen months after termination of the

Merger Agreement; and (iii) the right of CNB to terminate the agreement if the average market price of CNB Common over a prescribed period was greater than a certain amount was deleted and the formula for determining the exchange ratio was revised to take the average market price of CNB Common into consideration. At the special meeting, Mr. Hemmer again updated TCC's financial presentation. He also advised the Board that TCC was of the opinion that the Merger Consideration to be received in the transaction was fair, from a financial point of view, to DBI shareholders. It was anticipated that TCC's written opinion would be included in DBI's proxy statement issued in connection with soliciting shareholder approval of the Merger Agreement and the transactions contemplated thereby. DBI's special counsel also reviewed the proposed definitive agreement and the Eaves Amended Employment Agreement. The Board then engaged in a lengthy discussion of various aspects of the proposed transaction, including the reasons for the Merger set forth below. At the conclusion of the discussion, the Board voted unanimously to approve the Merger Agreement and the transactions contemplated thereby and recommend that DBI shareholders approve the same and to redeem the Shareholder Rights in order to facilitate the proposed transaction.

     Immediately after the special meeting, the parties executed the Merger Agreement and the Eaves Amended Employment Agreement and the proposed transaction was publicly announced.


REASONS FOR MERGER; RECOMMENDATION OF DBI'S BOARD OF DIRECTORS

     DBI's Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby are in the best interest of the shareholders of DBI. In reaching its conclusion, the Board considered, among other things: the value of the consideration receivable by DBI's shareholders pursuant to the Merger; anticipated uncertainties and risks to DBI shareholder value of remaining independent (including those which relate to trends in the economy of DBI's service area); present trends toward consolidation in the commercial banking industry; competitive advantages which could result from a combination of DBI's resources with those of CNB; the historical dividend policies of DBI and CNB in light of the Conversion Ratio; assessment of the future prospects of DBI and CNB; the tax-free treatment of the transaction to DBI's shareholders; the fact the CNB Common Stock receivable by DBI shareholders in the Merger will be traded on Nasdaq; and the verbal opinion of the board's financial advisor, TCC, that the Merger Consideration is fair, from a financial point of view, to DBI's shareholders.

     Effective immediately prior to the execution of the Merger Agreement, the Board of Directors redeemed DBI's outstanding Shareholder Rights. Such redemption was necessary to permit the transactions contemplated by the Merger Agreement to proceed by preventing the Rights from being triggered due to the fact that CNB may be deemed to beneficially own shares of DBI Common by virtue of its right to acquire such shares pursuant to the Merger Agreement.

     THE BOARD OF DIRECTORS OF DBI BELIEVES THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF DBI AND ITS SHAREHOLDERS. THE BOARD OF DIRECTORS OF DBI UNANIMOUSLY RECOMMENDS THAT DBI'S SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT AND THE
                  ---
TRANSACTIONS CONTEMPLATED THEREBY.

     Certain members of the management and Board of Directors of DBI have interests in the Merger that are in addition to the interests of shareholders of DBI generally. See "-- Interests of Certain Persons in Merger."

OPINION OF FINANCIAL ADVISOR

     As described above, the Board of Directors of DBI entered into an agreement with TCC in July 1995, to provide various financial advisory and investment banking services to DBI and its Board of Directors in connection with the possible acquisition of DBI. As part of TCC's engagement, TCC agreed, if requested by DBI's Board of Directors, to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of DBI in connection with any such acquisition.

     TCC delivered an oral opinion prior to DBI's entering into the Merger Agreement, and a written opinion (the "Opinion") to the Board of Directors, dated as of the date of this Prospectus/Proxy Statement, that, based upon and subject to the various considerations set forth in the written Opinion, the consideration to be received by the shareholders of DBI on consummation of the Merger is fair, from a financial point of view, to the shareholders of DBI.

     The full text of the Opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Prospectus/Proxy Statement. DBI shareholders are urged to read the Opinion in its entirety. The oral opinion of TCC was based on substantially similar assumptions, matters and limitations and was substantially similar with regard to the conclusion stated in the Opinion.

     During the course of its engagement, and as a basis for arriving at its written Opinion, TCC reviewed and analyzed material bearing upon the financial and operating condition of DBI and CNB and material prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning DBI and CNB, including consolidated financial statements and reports of condition and income for each of three fiscal years in the period ended December 31, 1994 and interim financial statements through September 30, 1995; (iii) the operating characteristics of certain other financial institutions deemed relevant to the contemplated Merger; (iv) the nature and terms of recent sale and merger transactions involving banks and bank holding companies and other financial institutions that TCC considered relevant; (v) historical and current market data for DBI Common and CNB Common and financial and other information provided to TCC by management of DBI and CNB; and (vi) drafts of the Registration Statement and this Prospectus/Proxy Statement. In addition, TCC conducted meetings with members of senior management of DBI and CNB for the purpose of reviewing the future prospects of DBI and CNB. TCC evaluated the pro forma ownership of CNB Common by DBI shareholders, relative to the pro forma contribution of DBI's assets, liabilities, equity and earnings to the pro forma company. TCC also took into account its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations.

     In preparing the Opinion, TCC assumed and relied upon the accuracy and completeness of all financial and other information reviewed by it for purposes of the Opinion, and did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of DBI or CNB nor was it furnished with any such evaluation or appraisal. TCC is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of DBI or CNB nor has it reviewed any individual credit files, and it assumed that the aggregate allowances for loan losses is adequate to cover such losses. TCC assumed and relied upon the senior managements of DBI and CNB referred to above as to the reasonableness and achievability of the financial and operating forecasts furnished by DBI and CNB (and the assumptions and the bases therefor). The Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion.

     THE OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE FINANCIAL CONSIDERATION TO BE PAID TO DBI SHAREHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DBI SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING, NOR DOES IT CONSTITUTE A RECOMMENDATION TO DBI SHAREHOLDERS WITH RESPECT TO THE ADVISABILITY OF RETAINING OR DISPOSING OF SHARES OF CNB COMMON RECEIVED PURSUANT TO THE MERGER.

     Generally, TCC's preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Opinion, TCC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or value, which may be significantly more or less favorable than as set forth herein.

     NET PRESENT VALUE ANALYSIS. TCC prepared a net present value analysis which indicated theoretical values for DBI based on return on average assets ranging between 1.0% and 1.5% and asset growth rates ranging between 0.0% and 8.0%. The results of this analysis indicated a range of theoretical values for DBI between $277.83 per share (1.0% return on average assets; 0.0% asset growth rate) and $541.50 per share (1.5% return on average assets; 8.0% asset growth rate). At a return on average asset ratio of 1.3%, which approximated DBI's recent historical performance, theoretical values ranged from $361.18 (0.0% asset growth rate) to $469.30 (8.0% asset growth rate). At an asset growth rate of 4.0%, which approximated DBI's recent historical performance, theoretical values ranged from $317.38 (1.0% return on average assets) to $476.08 (1.5% return on average assets). The market value of the Merger Consideration was $____________ based on a closing price of CNB Common of $____________ as reported by Nasdaq on _______________, 1996.

     CONTRIBUTION ANALYSIS. TCC prepared a contribution analysis showing the percentages of assets, deposits, tangible equity, 1994 and estimated 1995 and 1996 net income contributed to the combined company on a pro forma basis by DBI and CNB, and compared these percentages to the pro forma ownership of CNB. This analysis showed that DBI, as of September 30, 1995, would contribute 2.33% of pro forma consolidated total assets, 2.65% of deposits, 2.63% of tangible equity, 4.35% of 1994 net income, 2.99% of estimated 1995 net income and 3.03% of estimated 1996 net income. Based on a Conversion Ratio of 17.96 shares of CNB Common for each share of DBI Common outstanding, upon consummation of the Merger, shareholders of DBI would own approximately 2.72% of the pro forma common shares outstanding of CNB.

     COMPARABLE TRANSACTION ANALYSIS. TCC reviewed selected comparable merger and acquisition transactions. The following merger transactions were reviewed based on publicly available data (the acquiror is named first and underlined, followed by the seller): Magna Group, Inc., River Bend Bancshares, Inc.;
                         -----------------
Heritage Financial Services, FNB of Lockport; ISB Financial Corp., WSB, Inc.;
---------------------------                   -------------------
Mercantile Bancorporation Inc., First Sterling Bancorp, Inc.; Citizens
------------------------------                                --------
Bancshares, Western Reserve Bank; Firstbank of Illinois Co., Confluence
----------                        -------------------------
Bancshares Corporation; Central Bancompany, Pleasant Hope Bancshares; First
                        ------------------                            -----
Financial Bancorp, F&M Bancorp; Merchants Bancorp, Valley Banc Services; F&M
-----------------               -----------------                        ---
Bancorporation, Peoples State Bank; Old National Bancorp, City National Bancorp;
--------------                      --------------------
AMBANC
------

Corporation, First Robinson Bancorp; First Financial Bancorp, Bright Financial
-----------                          -----------------------
Services; Norwest Corporation, Dickinson Bancorp; CNB Bancshares, Inc., Bank of
          -------------------                     --------------------
Orleans; Associated Banc-Corp., GN Bancorp, Inc.; Mercantile Bancorporation
         ---------------------                    -------------------------
Inc., AmeriFirst Bancorporation, Inc.; Mercantile Bancorporation Inc., Southwest
                                       ------------------------------
Bancshares, Inc.; First Financial Bancorp, Peoples B&T Company; Marshall &
                  -----------------------                       ----------
Ilsley, Citizens Bancorp; Pikeville National Corporation, Commercial Bank;
------                    ------------------------------
National City Bancshares, White County Bank; Pikeville National Corporation,
------------------------                     ------------------------------
Woodford Bancorp; AMCORE Financial, NBM Bancorp; Frandsen Financial Corporation,
                  ----------------               ------------------------------
Minnesota Banc HC; Old National Bancorp, Citizens National Bank; Norwest
                   --------------------                          -------
Corporation, Babbscha Company; Old National Bancorp, Oblong Bancshares; First
-----------                    --------------------                     -----
Michigan, Superior Financial Corp.; Mid Am, Inc., ASB Bankcorp; Commerce
--------                            ------------                --------
Bancshares, Cotton Exchange Bancshares; Boatmen's Bancshares, Salem Community
----------                              --------------------
Bancorp; CNB, Harrisburg Bancshares, Inc.; Marshall & Ilsley, Bank of
         ---                               -----------------
Burlington; Indiana Federal Corp., NCB Corporation; Fourth Financial
            ---------------------                   ----------------
Corporation, Standard Bancorp; F&M Bancorporation, Union State Bank; and
                               ------------------
Pinnacle Banc Group, Acorn Financial Corp. Transactions were selected on the
-------------------
basis of comparability of absolute transaction value and the perceived comparability of the markets served by the acquired institutions to those of DBI. For the comparable transactions, the multiple of purchase price to trailing 12 months earnings ranged from 7.93 to 20.74 with a median of 14.38. The value of the Merger Consideration represented a multiple of price to trailing 12 months earnings through September 30, 1995 of 12.21.

     For the comparable transactions, the multiple of purchase price to tangible book value ranged from 1.23 to 3.28 with a median of 1.69. The value of the Merger Consideration represented a multiple of price to September 30, 1995 tangible book value of 1.85.

     FINANCIAL IMPLICATIONS TO DBI SHAREHOLDERS. TCC prepared an analysis of the financial implications of CNB's offer to a DBI shareholder. This analysis indicated that on a pro forma equivalent basis a shareholder of DBI would achieve an increase in dividends per share and book value per share, but a decrease in earnings per share as a result of the consummation of the Merger.

     COMPARATIVE SHAREHOLDER RETURNS. TCC presented an analysis of comparative theoretical shareholder returns under several scenarios, including DBI's remaining independent, DBI being acquired by CNB in the proposed transaction and DBI being acquired in 1998. This analysis, which was based on the net present value of projected dividend streams and projected 1998 common stock valuations (using current price-to-earnings multiples), indicated total shareholders returns of 11.13% for DBI remaining independent, 24.03% for a business combination in 1998 and 26.46% based on the Merger Consideration.

     TCC also prepared an analysis of the possible pricing of a merger transaction with certain other midwest-based thrift and bank holding companies using estimated 1996 net income for DBI and stock prices of selected companies and assuming no earnings per share dilution for the acquiror. The holding companies reviewed included: Mercantile Bancorporation Inc.; Commerce Bancshares, Inc.; UMB Financial Corporation; Magna Group, Inc.; Old National Bancorp; Mark Twain Bancshares, Inc.; Firstbank of Illinois Co.; First Financial Corporation; Peoples First Corporation; Mississippi Valley Bancshares; CBT Corporation; National City Bancshares, Inc.; and Ambanc Corp. Based upon certain assumptions, the analysis indicated that these companies could pay a high of $646.40 per share and a low of $439.68 per share for all of the shares of DBI. While these prices indicated the ability of a potential acquiror to pay a particular price, based upon certain assumptions, they do not reflect any indications of interest or the willingness of a potential acquiror to pay such a price.

     TCC compared the market price, market-to-book value and price-to-earnings multiples, among other market and operating data ratios, of CNB Common with the individual market multiples and averages of the companies utilized in the aforementioned merger pricing analysis. This comparison indicated that CNB Common sold at a price of 1.75 times September 30, 1995 tangible book value and the comparables identified by TCC sold at a median price of 1.71 times tangible book value. CNB Common sold at a multiple of price to trailing 12-month earnings of 13.47, while the comparable group's median price-to-earnings multiple was 13.56.

     The summary of TCC's analysis set forth above is a fair summary thereof but does not purport to be a complete description of the presentations by TCC to the Board of Directors of DBI or of the analyses performed by TCC. TCC believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of analysis, without considering all factors and analyses, could create an incomplete view of the process by which a fairness opinion is rendered. The matters considered by TCC in its analyses are based upon numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CNB and DBI. In connection with its analyses, TCC assumed that there would be no material adverse change in general economic, business, market and/or regulatory conditions, all of which are beyond the control of CNB and DBI. The analyses performed by TCC are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     The Board of Directors of DBI retained TCC based upon its experience and expertise with regard to the banking industry and merger and acquisition transactions. TCC is an investment banking and securities firm with membership on all principal U.S. securities exchanges. As part of its investment banking services, TCC is regularly engaged in the independent valuation of securities in connection with negotiated underwritings, private placements, merger and acquisition transactions and recapitalizations. TCC is familiar with DBI having acted as DBI's financial advisor in connection with the implementation of its Shareholder Rights Plan.

     Pursuant to its engagement of TCC, DBI agreed to pay TCC the following fees for its services: (i) a $10,000 retainer fee; (ii) a cash fee of $40,000 for each written opinion; and (iii) a cash fee of $50,000, payable on the Closing Date, for advisory services rendered in connection with advising DBI and its Board of Directors with respect to the Merger Agreement. TCC also will receive reimbursement for certain out-of-pocket expenses, and DBI has agreed to indemnify TCC against certain liabilities, including liabilities which may arise under the securities laws.


FORM OF MERGER

     The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein (see "--Conditions to Consummation of Merger") and in accordance with the Illinois Law, at the Effective Time, DBI will merge with and into HBI and HBI will be the surviving corporation in the Merger. At the Effective Time, the separate corporate existence of DBI will terminate.

     Immediately following the Merger, shareholders of CNB and the former shareholders of DBI will own approximately 97.28% and 2.72%, respectively, of the then outstanding shares of CNB Common.

CONVERSION RATIO

     As a result of the Merger, each share of DBI Common issued and outstanding immediately prior to the Effective Time, other than shares any holders of which have properly exercised their dissenters' rights under the Illinois Law, will be converted into the right to receive the number of shares of CNB Common equal to the Conversion Ratio. The Conversion Ratio is the product of A multiplied by B multiplied by C, where A equals 17.96; B equals the quotient of the Closing Book Value (as defined in the following paragraph) of DBI divided by $7,032,000; and C equals the quotient of $30.76 divided by the CNB Average Price (as defined in the following paragraph). In no event may either quotient described in the preceding sentence exceed 1.00 and, therefore, in no event will the Conversion Ratio exceed 17.96 shares of CNB Common for each share of DBI Common.

     The term "Closing Book Value" means the amount of the consolidated shareholders' equity accounts of DBI, as of the end of the month immediately preceding the Effective Time, determined in accordance with GAAP consistently applied with the year ended December 31, 1994, but excluding for this purpose any adjustments to the consolidated shareholders' equity accounts solely as a result of marketable securities classified as "Available for Sale" in accordance with SFAS 115, less (i) the amount of any increase in the shareholders' equity accounts of DBI resulting from or attributable to the sale of securities held on and sold after June 30, 1995, or any transactions or accounting adjustments not in the ordinary course of business effected or completed after June 30, 1995, plus (ii) any reduction of shareholders' equity theretofore recorded solely as a result of accruals or charges taken by DBI at the written request of CNB pursuant to the Merger Agreement or any provision for loan losses taken by DBI and its subsidiaries with the written concurrence of CNB. The term "CNB Average Price" means the average closing price of a share of CNB Common as reported on Nasdaq for the twenty business days preceding the fifth calendar day prior to the Closing Date.

     As the Closing Book Value will be calculated based upon amounts at the end of the month immediately preceding the Effective Time and the CNB Average Price will be calculated based upon the price of CNB Common for a twenty business day period ending five days before the Closing Date, it is not possible, as of the date of this Prospectus/Proxy Statement, to determine the actual Conversion Ratio. For purposes of illustration, however, if the Effective Time and the Closing Date both would have occurred on ________ __, 1996, the Closing Book Value would have been $________ and the CNB Average Price would have been $________ and, based upon those amounts, shareholders of DBI would have received
17.96 shares of CNB Common for each share of DBI Common (and cash in lieu of fractional shares, as described under "-- Fractional Shares"). In the event, however, that the actual Closing Book Value should be less than $7,032,000 and/or the actual CNB Average Price should be greater than $30.76, then the Conversion Ratio would be less than 17.96 shares of CNB Common for each share of DBI Common. In no event, however, will the Conversion Ratio exceed 17.96 shares of CNB Common for each share of DBI Common. The obligation of DBI to consummate the Merger is conditioned upon the CNB Average Price being not less than $22.74. See "-- Conditions to Consummation of Merger."

     The shares of CNB Common to be issued in the Merger, together with any cash payment in lieu of fractional shares, as described under "-- Fractional Shares," are hereinafter referred to as the "Merger Consideration."

     The Merger Consideration was determined through negotiations, taking into account the relative value of DBI Common and CNB Common, and DBI was advised with respect to such negotiations by its financial advisor, TCC. See "-- Opinion of Financial Advisor."


FRACTIONAL SHARES

     No fractional shares of CNB Common will be issued and, in lieu thereof, holders of shares of DBI Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of DBI Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common on Nasdaq on the fifth business day immediately preceding the date on which the Effective Time occurs.


SHARE ADJUSTMENTS

     If, between the date of the Merger Agreement and the Effective Time, a share of CNB Common is changed into a different number of shares of CNB Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon is declared with a record date within such period (a "Share Adjustment"), then the Conversion Ratio will be appropriately and proportionately adjusted so that each shareholder of DBI will be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time; provided, however, that the Stock Dividend paid by CNB to shareholders of record on October 30, 1995, was taken into account by CNB and DBI in determining the Conversion Ratio and, therefore, such Stock Dividend is not deemed a Share Adjustment and the Conversion Ratio has not been, and will not be, adjusted as a result thereof.


EFFECTIVE TIME

     The Merger Agreement provides that the Merger will become effective upon the filing of Articles of Merger with the Illinois Secretary of State, which is expected to occur on the Closing Date. The Closing Date will occur, at the option of CNB, on (i) the last business day of, or (ii) the first business day of the month following, in each case, the month during which all necessary regulatory approvals, consents, authorizations and approvals, including approval of the shareholders of DBI, required by law for consummation of the Merger have been obtained and all waiting periods required by law have expired. See "-- Regulatory Approvals" and "SPECIAL MEETING -- Vote Required."

     Assuming that the Merger is approved by the requisite vote of the shareholders of DBI and the other conditions to the Merger are satisfied or waived (where permissible) (see "-- Conditions to Consummation of Merger"), it is presently anticipated that the Merger will be consummated during the second quarter of 1996, but no assurance can be given that such timetable will be met. If the Merger is not effected on or before June 30, 1996, the Merger Agreement may be terminated by either CNB or DBI. See "-- Termination of Merger Agreement."

RESALE OF DBI COMMON PRIOR TO EFFECTIVE TIME

     With the exception of those shareholders of DBI who may be deemed to be "affiliates" of DBI for purposes of Rule 145 under the Securities Act, the Merger Agreement does not prohibit shareholders of DBI from selling their shares prior to the Effective Time. The Merger Agreement provides, however, that each affiliate of DBI must enter into an agreement with CNB providing, among other things, that such affiliate will not make any sale or other disposition of any shares of DBI Common during the period commencing on the 30th day prior to the Effective Time and ending when financial results covering at least 30 days of post-Merger operations of CNB have been published. Persons who may be deemed to be affiliates of DBI generally include individuals who (or entities which) control, are controlled by, or are under common control with, DBI and will include directors and certain officers of DBI and may include principal shareholders of DBI. See "MERGER -- Resale of CNB Common."


REGULATORY APPROVALS

     CNB agreed, in the Merger Agreement, to file, within 30 days after the date of the Merger Agreement, all regulatory applications to obtain the requisite regulatory approvals from the Federal Reserve Board, the Illinois Commissioner and the O.C.C. The Merger cannot proceed in the absence of the foregoing regulatory approvals.

     CNB and DBI are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described herein. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

     FEDERAL RESERVE BOARD

     The Merger is subject to approval by the Federal Reserve Board pursuant to
Section 3 of the B.H.C.A. The Federal Reserve Board approved the Merger on January 23, 1996, and all waiting periods associated therewith have expired.

     ILLINOIS COMMISSIONER

     The Merger is also subject to approval by the Illinois Commissioner. The Illinois Commissioner approved the Merger on February 22, 1996.

     O.C.C.

     The Subsidiary Bank Merger is subject to approval by the O.C.C. The O.C.C. approved the Subsidiary Bank Merger on January 26, 1996, and all waiting periods associated therewith have expired.


CONDITIONS TO CONSUMMATION OF MERGER

     The obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of each party set forth in the Merger Agreement (see "-- Representations and Warranties") will be true in all material respects on the date thereof and as of the Closing Date; (ii) each party will have performed and complied in all material respects with all of its obligations and agreements required to be performed under the Merger Agreement prior to the Closing Date; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Subsidiary Bank Merger will be in effect, nor will any proceedings by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending and there will not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger or the Subsidiary Bank Merger illegal; (iv) all necessary regulatory approvals, consents, authorizations and other approvals required by law to consummate the Merger and the Subsidiary Bank Merger (including the approval of the Merger by the shareholders of DBI; see "SPECIAL MEETING -- Vote Required") will have been obtained and all waiting periods will have expired; (v) the Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will be in effect or proceedings for that purpose will have been pending before or threatened by the S.E.C.; (vi) each party will have received all required documents from the other party on or prior to the Closing Date, in form and substance reasonably satisfactory to such party; and (vii) each party will have received an opinion of Lewis, Rice & Fingersh, L.C., counsel for CNB, to the effect that, if the Merger is consummated in accordance with the terms set forth in the Merger Agreement, (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (2) no gain or loss will be recognized by the holders of DBI Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares), (3) the basis of shares of CNB Common received by the shareholders of DBI will be the same as the basis of shares of DBI Common exchanged therefor, and (4) the holding period of the shares of CNB Common received by the shareholders of DBI will include the holding period of the shares of DBI Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time (see "-- Federal Income Tax Consequences"). The conditions described above in clauses (iv) (with respect to the receipt of regulatory approvals only) and (vii) (receipt of tax opinion) have been satisfied.

     The obligation of CNB to effect the Merger is further subject to the fulfillment, or waiver by CNB, at or prior to the Closing Date, of the following conditions: (a) CNB will have received an opinion letter, dated as of the Closing Date, from Geo. S. Olive & Co. L.L.C., the independent public accountants for CNB, to the effect that the Merger qualifies for "pooling of interests" accounting treatment (see "-- Accounting Treatment"); (b) CNB shall have received one or more environmental reports on certain real properties of DBI and CNB will not have elected to exercise its termination rights in connection therewith (which rights are described under "-- Termination of Merger Agreement" and "-- Certain Other Agreements -- Environmental Inspections"); (c) the Subsidiary Bank Merger will have been consummated on the Closing Date; (d) the Eaves Amended Employment Agreement will continue to be in full force and effect on the Closing Date (see "-- Interests of Certain Persons in Merger -- Employment and Severance Agreements"); and (e) the sum of the amount of the consolidated allowance for loan losses of DBI, as of December 31, 1995, determined in accordance with GAAP, and the amount of charge-offs taken by DBI and its subsidiaries from the date of the Merger Agreement to December 31, 1995, being not less than $1,550,000. The conditions described above in clauses (b) and (e) have been satisfied.

     The obligation of DBI to effect the Merger is further subject to the fulfillment, or waiver by DBI, at or prior to the Closing, of the following conditions: (a) the CNB Average Price will not be less than $22.74; and (b) the shares of CNB Common to be issued in the Merger will be listed for trading on Nasdaq. As the CNB Average Price will be calculated based upon the price of CNB Common for a twenty-day period ending five business days before the Closing Date, it is not possible, as of the date of this Prospectus/Proxy Statement, to determine whether the condition described in clause (a) of this paragraph has been satisfied. For purposes of illustration, however, if the Closing Date would have occurred on _________, 1996, the CNB Average Price would have been $____ such that the condition would have been satisfied.

     The conditions described in clause (iv) above (the receipt of shareholder and regulatory approvals) may not be waived by CNB or DBI. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor DBI intends to waive any such conditions except in those circumstances where the Board of Directors of CNB or DBI, as the case may be, deems such waiver to be in the best interests of CNB or DBI, as the case may be, and its respective shareholders. No assurance can be provided as to if or when all of the foregoing conditions precedent to the Merger will be satisfied or waived (where permissible) by the party permitted to do so. If the Merger is not effected on or before June 30, 1996, the Merger Agreement may be terminated by either CNB or DBI. See "-- Termination of Merger Agreement."


TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Closing
Date: (i) by mutual written agreement of CNB and DBI (regardless of whether approval by the shareholders of DBI of the Merger Agreement previously has been obtained); (ii) by CNB and HBI or DBI in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within 30 days after notice to cure such breach is given to the breaching party by the non-breaching party (regardless of whether approval by the shareholders of DBI of the Merger Agreement previously has been obtained); (iii) by CNB if certain reports of environmental inspection on the real properties of DBI to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceeds $200,000 (as described under "--Certain Other Agreements --Environmental Inspections"); (iv) by either party in the event that all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "-- Conditions to Consummation of Merger"); (v) if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "-- Regulatory Approvals"); (vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of DBI (see "SPECIAL MEETING
-- Vote Required"); (vii) by CNB in the event that DBI or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency after the date of the Merger Agreement; and (viii) by either party if the Merger is not consummated on or prior to June 30, 1996.


TERMINATION FEE

     The Merger Agreement provides that upon the occurrence of one or more Triggering Events, DBI will pay to CNB the sum of $1,000,000. The term "Triggering Event" means any of the following events or transactions occurring after the date of the Merger Agreement: (i) the termination of the Merger Agreement by CNB upon a material breach thereof by DBI (including, without limitation, an agreement between DBI or any subsidiary of DBI and any third party which is inconsistent in a material respect with the transactions contemplated by the Merger Agreement), if within eighteen months after the date of such termination, an event described in clause (ii) or (iii) of below has occurred (notwithstanding the qualification that such event shall have occurred prior to the termination of the Merger Agreement); (ii) prior to termination of the Merger Agreement, any person (other than CNB) will have acquired beneficial ownership or the right to acquire beneficial ownership of 50% or more of the voting power of DBI; (iii) prior to termination of the Merger Agreement, DBI or any material subsidiary of DBI, without having received prior written consent from CNB, will have completed (1) a merger, consolidation or similar transaction involving DBI or any material subsidiary of DBI, (2) a transaction whereby any person (other than CNB) will have purchased, leased or otherwise acquired 30% or more of the assets of DBI or any material subsidiary of DBI, or (3) a transaction whereby any person (other than CNB) will have purchased or otherwise acquired (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 50% or more of the voting power of DBI or any material subsidiary of DBI (the transactions described above in clauses (1), (2) and (3) are individually referred to herein as an "Acquisition Transaction"); or (iv) the holders of DBI Common will not have approved the Merger Agreement at the Special Meeting, or DBI's Board of Directors will have withdrawn or modified in a manner materially adverse to CNB such Board's recommendation to the DBI shareholders for the approval of the Merger Agreement, or will not have recommended to the shareholders of DBI the approval of the Merger Agreement, and, in any such case, an Acquisition Transaction will have occurred within eighteen months after the Special Meeting or any adjournment thereof.


EXCHANGE OF STOCK CERTIFICATES

     The conversion of DBI Common into CNB Common (other than any shares as to which dissenters' rights are properly exercised; see "-- Dissenters' Rights") will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of DBI Common which may be exchanged for shares of CNB Common will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares, to evidence ownership of and entitlement to receive such shares of CNB Common.

     Within five business days following the Effective Time, Citizens Bank, the exchange agent in the Merger (the "Exchange Agent"), will send a transmittal letter and instructions to each record holder of certificates for DBI Common whose shares were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of CNB Common such holder is entitled to receive pursuant to the Merger, of the amount of cash such holder is due in lieu of a fractional share of CNB Common, and of the procedures for surrendering such certificates in exchange for a certificate for the number of whole shares of CNB Common, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the certificates for DBI Common will pass, only upon proper delivery of the certificates for DBI Common to the Exchange Agent and will be in such form and have such other provisions as CNB may reasonably specify. After the receipt by the Exchange Agent of a holder's certificates for DBI Common, together with a letter of transmittal duly executed and any other required documents, the Exchange Agent will deliver to such holder the Merger Consideration such holder is entitled to receive under the Merger Agreement. SHAREHOLDERS OF DBI ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of CNB Common into which DBI Common will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the certificates for DBI Common are surrendered, together with a letter of transmittal duly executed and any other required documents, dividends on the shares of CNB Common issuable with respect to such DBI Common which would otherwise be payable will not be paid to the holders of such certificates and, in such case, upon surrender of the certificates for DBI Common, together with a letter of transmittal duly executed and any other required documents, there will be paid any dividends on such shares of CNB Common which became payable between the Effective Time and the time of such surrender. No interest on any such dividends will accrue or be paid.

     Notwithstanding the foregoing, the Merger Agreement provides that no Merger Consideration will be delivered to a person who is an "affiliate" of DBI (as such term is hereafter defined under "-- Resale of CNB Common") unless such affiliate has theretofore executed and delivered to CNB the agreement referred to in the Merger Agreement. See "-- Resale of CNB Common."

     If a certificate for DBI Common has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction and, if required by CNB, the posting of a bond in an amount reasonably determined by CNB.

     For a description of the differences between the rights of the holders of CNB Common and DBI Common, see "COMPARISON OF SHAREHOLDER RIGHTS." For a description of the CNB Common, see "DESCRIPTION OF CNB'S CAPITAL STOCK."


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties thereto. The representations and warranties by DBI include, among other things, except as otherwise disclosed to CNB, those as to: (i) the due organization and good standing of DBI; (ii) the capitalization of DBI; (iii) the due authorization and execution of the Merger Agreement by DBI; (iv) the due organization, good standing and ownership of subsidiaries of DBI; (v) the presentation in accordance with GAAP applied on a consistent basis and the fair presentation in all material respects of financial statements and filings by DBI with The Federal Reserve Bank of St. Louis and by DuQuoin Bank with the O.C.C.;
(vi) the absence of any changes in the financial condition, results of operations or business or prospects of DBI and its subsidiaries taken as a whole since December 31, 1994, which would have a material adverse effect on DBI and its subsidiaries taken as a whole (except as disclosed by DuQuoin Bank since December 31, 1994, in its reports with the O.C.C. and except for any provision for loan losses taken by DBI and its subsidiaries with the written concurrence of CNB); (vii) the absence of any cease-and-desist order, agreement, consent agreement, memorandum of understanding, or other regulatory enforcement action, proceeding or order between DBI and its subsidiaries and any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality (a "Regulatory Agency") having supervisory or regulatory authority with respect to DBI or any of its subsidiaries; (viii) the filing of tax returns and reports and payment of taxes by DBI and its subsidiaries; (ix) the absence of pending or threatened litigation or other such actions involving DBI or its subsidiaries (except for foreclosure and other collection proceedings commenced in the ordinary course of business by DuQuoin Bank with respect to loans in default with respect to which no claims have been asserted against DuQuoin Bank); (x) the existence of agreements with employees of DBI and its subsidiaries, including certain employment and severance agreements; (xi) the filing and material compliance of certain reports required to be filed by DBI and its subsidiaries with various Regulatory Agencies, including the Federal Reserve Board, the F.D.I.C. and the O.C.C.; (xii) the investment portfolio of DBI and its subsidiaries; (xiii) the loan portfolio of DBI and its subsidiaries;
(xiv) certain
employee matters and matters under the Employee Retirement Income Security Act of 1974, as amended; (xv) the title to the properties of DBI and its subsidiaries, the absence of liens (except as specified) and insurance matters;
(xvi) certain environmental matters with respect to real properties owned, leased or operated by DBI and its subsidiaries; (xvii) the compliance by DBI and its subsidiaries with applicable laws and regulations; (xviii) the absence of undisclosed liabilities of DBI and its subsidiaries; (xix) the absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger payable by DBI or its subsidiaries; (xx) the payment of dividends by either DBI or any of its subsidiaries and other distributions and actions taken by DBI; (xxi) the non-banking activities of DBI and its subsidiaries; (xxii) certain properties, contracts and other agreements of DBI and its subsidiaries; (xxiii) the trust administration of DBI and its subsidiaries; (xxiv) the inapplicability of certain state takeover laws and provisions of DBI's Articles of Incorporation; (xxv) certain actions taken by DBI with respect to the redemption of certain Shareholder Rights previously issued by DBI (see "-- Background of Merger"); and (xxvi) the accuracy of information supplied by DBI or its subsidiaries in connection with the Registration Statement, this Prospectus/Proxy Statement and any other documents to be filed with the S.E.C., Nasdaq or any banking or other Regulatory Agency in connection with the transactions contemplated by the Merger Agreement.

     The representations and warranties of CNB and HBI include, among other things, those as to: (i) the due organization and good standing of CNB and HBI;
(ii) the capitalization of CNB and HBI; (iii) the due authorization and execution of the Merger Agreement by each of CNB and HBI, and the absence of the need (except as specified) for governmental or third party consents to the Merger or the Subsidiary Bank Merger; (iv) the significant subsidiaries of CNB;
(v) the presentation in accordance with GAAP applied on a consistent basis and the fair presentation in all material respects of CNB's financial statements and filings with the S.E.C.; (vi) the absence of any material adverse changes since December 31, 1994, in the financial condition, results of operations or business or prospects of CNB and its subsidiaries taken as a whole; (vii) the absence of any pending or threatened litigation, claim or other proceeding against CNB or any of its subsidiaries which would have a material adverse effect on the business of CNB and its subsidiaries taken as a whole; (viii) the filing and material compliance of certain reports required to be filed by CNB and its significant subsidiaries with various Regulatory Agencies, including the S.E.C., the Federal Reserve Board, the O.C.C., the F.D.I.C. and Nasdaq; (ix) the compliance by CNB and its significant subsidiaries with applicable laws and regulations; (x) the accuracy of information supplied by CNB and HBI in connection with the Registration Statement, this Prospectus/Proxy Statement and any other documents to be filed with the S.E.C., Nasdaq, or any banking or other Regulatory Agency in connection with the transactions contemplated by the Merger Agreement; and (xi) certain tax-free reorganization matters.


CERTAIN OTHER AGREEMENTS

     BUSINESS OF DBI IN ORDINARY COURSE

     Pursuant to the Merger Agreement, DBI has agreed, among other things, that it will, and that it will cause each of its subsidiaries to, continue to carry on, after the date of the Merger Agreement, its respective business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course as previously conducted, and that neither it nor its subsidiaries will, without the prior written consent of CNB (which will not be unreasonably withheld): (i) issue additional DBI Common or other capital stock, options, warrants or other rights to subscribe for or purchase DBI Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock; (ii) directly or indirectly redeem, purchase or otherwise acquire DBI Common or any other capital stock of DBI or its subsidiaries; (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock or otherwise reorganize or recapitalize; (iv) change its articles of incorporation or association, as the case may be, or bylaws; (v) grant any increase (other than (a) ordinary and normal increases consistent with past practices, or (b) 1995 performance bonuses to designated officers of DuQuoin Bank not to exceed $19,000 in the aggregate) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension or other employee plan, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow funds other than in the ordinary course of business or directly or indirectly guarantee or agree to guarantee any obligations of others; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in excess of $150,000, or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $150,000; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (ix) increase or decrease the rate of interest paid on time deposits or certificates of deposit except in accordance with past practices;
(x) enter into any agreement, contract or commitment having a term in excess of three months other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (xi) mortgage, pledge, lien, charge or otherwise encumber any of its assets or properties except in the ordinary course of business; (xii) cancel, accelerate or waive any material indebtedness, claims or rights owing to DBI or its subsidiaries except in the ordinary course of business; (xiii) sell or otherwise dispose of any real property or any material amount of personal property other than property acquired in foreclosure or otherwise in the ordinary collection of indebtedness; (xiv) foreclose or otherwise take title to or possession or control of any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report which indicates that the property is free of hazardous, toxic or polluting waste materials; (xv) commit any act or fail to do any act which will result in a breach of any agreement, contract or commitment, or violate any law, statute, rule, governmental regulation or order, which will adversely affect the business, financial condition or earnings of DBI and its subsidiaries taken as a whole; (xvi) purchase any real or personal property or make any capital expenditure in excess of $5,000; (xvii) take any action which would adversely affect or delay the ability of either CNB or DBI to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement; and (xviii) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by DBI in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

     DIVIDENDS

     The Merger Agreement provides that DBI may declare and pay its regular semi-annual dividend on the DBI Common not to exceed $5.00 per share at approximately the same time during the year which it has historically declared and paid such dividend (i.e., declare each December and June and pay each January and July, respectively). CNB and DBI have agreed to cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that DBI shareholders would receive the applicable portion of the semi-annual dividend from DBI or a regular quarterly dividend from CNB, but not from both with respect to any such quarter.

     ENVIRONMENTAL INSPECTIONS

     DBI has agreed to permit CNB, within 60 days after the date of the Merger Agreement, to: (i) cause to be prepared a report of a phase one environmental investigation on all real property owned, leased or operated by DBI or its subsidiaries (excluding space in retail and similar establishments leased by DBI for automatic teller machines); and (ii) if required by the phase one investigation in CNB's reasonable opinion, cause to be prepared a report of a phase two investigation on properties requiring such additional study. The Merger Agreement also provides that, notwithstanding the foregoing, with respect to three properties identified by DBI on the Disclosure Schedule to the Merger Agreement, CNB may, in its discretion, cause a phase two investigation to be prepared in conjunction with the preparation of a phase one investigation with respect to such properties. If the cost of taking all remedial or other corrective actions and measures (a) required by applicable law, or (b) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $150,000 as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to DBI, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then CNB will have the right, for a period of fifteen business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate the Merger Agreement, which will be CNB's sole remedy in such event. See "-- Termination of Merger Agreement." Except as described under "-- Expenses and Fees," all costs and expenses associated with such environmental reports will be paid by DBI.

     CNB and DBI agreed, on January 31, 1996, to extend to February 29, 1996, the period during which CNB would conduct the environmental investigations and have the right to exercise the termination rights described in the preceding paragraph, and to increase from $150,000 to $200,000 the termination threshold amount described in the preceding paragraph. As described in footnote number 11 to the FINANCIAL STATEMENTS OF DBI attached to this Prospectus/Proxy Statement, DBI has accrued a $200,000 liability which management of DBI believes is a reasonable estimate of the cost of remediation efforts which might ultimately be required with respect to the subject properties. The right of CNB to terminate the Merger Agreement based upon the results of the environmental investigations as described herein has expired unexercised.

     Environmental investigations routinely are conducted by CNB in connection with transactions involving the acquisition of real property, whether in its ongoing business operations or pursuant to the acquisition of a bank or other business. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include: (i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc., on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, CNB's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high risk to CNB and its shareholders.

     OTHER DBI AGREEMENTS

     DBI has also agreed to: (i) give CNB prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of DBI's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving DBI, other than any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of DBI and its subsidiaries taken as a whole; (ii) cause the Special Meeting to be duly called and held; (iii) submit to CNB, monthly financial statements for DBI as soon as practicable after such financial statements are prepared by DBI;
(iv) use its reasonable best efforts to obtain all necessary consents in any leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger or the Subsidiary Bank Merger; (v) consult and cooperate with CNB with respect to determining the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger; (vi) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under the Merger Agreement and to effect the Merger; (vii) permit CNB reasonable access to DBI's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement; and (viii) cooperate with CNB in causing the Subsidiary Bank Merger to be effected at the Effective Time.

     CNB AGREEMENTS

     CNB has agreed, among other things, to: (i) file, within 30 days after the date of the Merger Agreement, all regulatory applications required in order to consummate the Merger and keep DBI reasonably informed as to the status of such applications (see "-- Regulatory Approvals"); (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) timely file all documents required to obtain all necessary blue sky permits and approvals; (iv) prepare and file any other filings required under the Exchange Act relating to the Merger and the transactions contemplated in the Merger Agreement; (v) give DBI prompt written notice of any occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of CNB's representations or agreements in the Merger Agreement or of the occurrence of any matter or event known to and directly involving CNB, other than any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of CNB and its subsidiaries taken as a whole; (vi) not, without the prior written consent of DBI, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by CNB in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action; (vii) use its reasonable best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger and the Subsidiary Bank Merger; (viii) indemnify and provide the directors and officers of DBI with certain directors' and officers' liability insurance coverage after the Effective Time (see "-- Interests of Certain Persons in Merger -- Indemnification and Insurance"); (ix) provide certain employee benefit plans and programs to the employees of DBI who continue their employment after the Effective Time (see "-- Effect on Employee Benefit Plans"); (x) cooperate with DBI in causing the Subsidiary Bank Merger to be effected at the Effective Time; (xi) cause each of the directors of DuQuoin Bank to be elected to the regional advisory Board of Directors of CNB Bank (for the DuQuoin Region) after the Subsidiary Bank Merger and cause one or two of the directors of DuQuoin Bank, as designated by DBI in consultation with CNB, to be elected to the Board of Directors of CNB Bank after the Subsidiary Bank Merger (see "-- Interests of Certain Persons in Merger -- Board Composition" and "-- Management and Operations After Merger"); and (x) permit DBI reasonable access to CNB's properties and to disclose and make available all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which DBI may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement.

EFFECT ON EMPLOYEE BENEFIT PLANS

     The Merger Agreement provides that each employee of DBI or its subsidiaries who continues as an employee of CNB or any subsidiary thereof following the Closing Date will be entitled, as a new employee of a subsidiary of CNB, to participate in such employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB's subsidiaries, on the same basis as similarly situated employees of other CNB subsidiaries if and as such employee is eligible and, if required, selected for participation therein under the terms thereof, subject to the right of CNB to amend, modify or terminate, in its sole discretion, any such plans or programs and provided that such employee shall not be participating in a similar plan which is maintained by DBI after the Closing Date. CNB will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any such plans or programs in which former employees of DBI may participate (but not for benefit accruals under any defined benefit plan), credit each such employee with his or her term of service with DBI and its subsidiaries and, with respect to participants and beneficiaries in DBI employee benefit plans or programs as of the Effective Time, grant credit under CNB's corresponding plans or programs for co-payments and deductibles paid under the corresponding DBI employee benefit plans or programs as of the Effective Time, and grant credit for the employee's term of service with DBI and its subsidiaries for purposes of waiting periods and pre-existing condition exclusions or penalties under CNB's plans or programs.

EXPENSES AND FEES

     Except as provided below and under "-- Termination Fee," in the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party will have any liability to the other party for costs, expenses, damages or otherwise, except that: (i) in the event the Merger Agreement is terminated on account of a willful breach of any of the representations or warranties therein or any breach of the agreements set forth therein, the non-breaching party is entitled to seek damages against the breaching party; and (ii) in the event that the Merger is not consummated for any reason other than on account of: (a) a termination of the Merger Agreement by CNB on account of a breach by DBI; (b) the failure of DBI's shareholders to approve the Merger Agreement and the Merger; (c) the inability to obtain the pooling opinion from CNB's independent public accountants due to the actions of DBI, its affiliates or shareholders; (d) a termination of the Merger Agreement by CNB in the event DBI or its subsidiaries should become a party to certain regulatory enforcement actions or proceedings; or (e) a termination of the Merger Agreement by CNB under certain conditions as a result of certain environmental conditions with respect to certain of DBI's real properties, then CNB will reimburse DBI for: (1) all of its out-of-pocket expenses incurred in obtaining the phase one environmental investigations pursuant to the Merger Agreement; (2) 50% of its out-of-pocket expenses incurred in obtaining any phase two environmental investigation pursuant to the Merger Agreement which does not recommend or suggest as being appropriate the taking of any material remedial or corrective actions; and

(3) the reasonable out-of-pocket expenses incurred by DBI to facilitate and effectuate the conversion of its data processing system as may be requested by CNB pursuant to the Merger Agreement. See "MERGER -- Termination of Merger Agreement" and "-- Certain Other Agreements -- Environmental Inspections."

NO SOLICITATION

     The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, DBI will not solicit or encourage or (subject to the fiduciary duties of its directors as advised by counsel) hold discussions or negotiations with, or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of DBI or its subsidiaries. DBI is required to promptly advise CNB of its receipt of any such proposal or inquiry and the substance of such proposal or inquiry.

INTERESTS OF CERTAIN PERSONS IN MERGER

     Certain directors and executive officers of DBI have interests in the Merger that are in addition to and separate from interests of shareholders of DBI generally. The Board of Directors of DBI was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. For information about the percentage of DBI Common owned by the directors and executive officers of DBI, see "INFORMATION ABOUT DBI -- Security Ownership of Management." None of the directors or executive officers of DBI would own, on a pro forma basis giving effect to the Merger, more than 1% of the issued and outstanding shares of CNB Common. Adoption and approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of DBI will also constitute approval of the following benefits to be received by directors, executive officers and employees of DBI.

     INDEMNIFICATION AND INSURANCE

     Following the Effective Time, CNB will provide the directors and officers of DBI and its subsidiaries with the same directors' and officers' liability insurance coverage that CNB provides to directors and officers of its other banking subsidiaries generally and CNB will use its best efforts (which will not be deemed to require, however, the payment of any special premium or other charge or expense) to obtain an endorsement to its directors' and officers' liability insurance policy to cover acts and omissions of the directors and officers of DBI and its subsidiaries occurring or failing to occur prior to the Closing Date; provided, however, that if CNB is unable to obtain such endorsement, then DBI may purchase coverage under its existing directors' and officers' liability insurance on such terms and provisions as DBI deems appropriate provided that the total cost does not exceed $30,000.

     CNB has agreed, for a period of six years after the Effective Time, to cause HBI, as the surviving corporation in the Merger, to indemnify the present and former directors, officers, employees and agents of DBI and its subsidiaries against any liability arising out of actions occurring prior to the Effective Time, to the extent that such indemnification is then permitted under the Illinois Law and by DBI's Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement, including provisions relating to advances of expenses incurred in the defense of any action or suit. CNB also has agreed to cause any successor or assignee of HBI, after the Effective Time, to assume the obligations of

HBI described in this paragraph or, if HBI should liquidate, dissolve or otherwise wind up its business after the Effective Time, CNB has agreed to assume such obligations.

     EMPLOYEE BENEFITS

     The Merger Agreement contains certain provisions regarding employee benefits which are described under "-- Effect on Employee Benefit Plans."

     BOARD COMPOSITION

     CNB will cause CNB Bank to elect each of the directors of DuQuoin Bank to the Regional Board of Directors of CNB Bank (for the DuQuoin Region) after the Subsidiary Bank Merger and cause one or two of the directors of DuQuoin Bank, as designated by DBI in consultation with CNB, to be elected to the Board of Directors of CNB Bank after the Subsidiary Bank Merger. It has not yet been determined, as of the date of this Prospectus/Proxy Statement, which person or persons will be appointed as new Directors of CNB Bank following the Subsidiary Bank Merger. Directors whose principal occupations are with CNB or any of its subsidiaries receive no Director's fees, non-employee directors on the Board of Directors of CNB Bank receive $500 per meeting attended (meetings are held quarterly) and non-employee directors on the regional advisory Boards of Directors of CNB Bank receive $600 per meeting attended (meetings are held each month, except February and August). See "-- Management and Operations After Merger."

     EMPLOYMENT AND SEVERANCE AGREEMENTS

     On November 17, 1995, and in connection with the execution of the Merger Agreement, CNB and DuQuoin Bank entered into the Eaves Amended Employment Agreement with Daniel H. Eaves, the President and Chief Executive Officer of DBI and DuQuoin Bank. The Eaves Amended Employment Agreement, which amends and restates an Employment Agreement between DBI, DuQuoin Bank and Mr. Eaves dated February 11, 1994, provides that Mr. Eaves's term of employment will be from the date of the Eaves Amended Employment Agreement until the third anniversary of the Closing Date at an initial base salary of $128,357. The base salary was automatically increased, pursuant to the terms of the Eaves Amended Employment Agreement, by 3% as of January 1, 1996 and, after the consummation of the Subsidiary Bank Merger, the base salary may be increased (but not decreased) from time to time in accordance with the normal business practices of CNB Bank as determined by its Board of Directors. Mr. Eaves is also entitled to participate in all benefits plans maintained for employees of CNB Bank generally. The Eaves Amended Agreement also provides that, in the event that Mr. Eaves's employment is terminated upon specified circumstances prior to the end of the term of the Eaves Amended Employment Agreement, Mr. Eaves will be entitled to receive, over the remaining term of the Eaves Amended Employment Agreement, his then-applicable base salary, subject to certain adjustments.

     EXECUTIVE SALARY CONTINUATION AGREEMENTS

     DuQuoin Bank has entered into a separate Executive Salary Continuation Agreement (collectively, the "Continuation Agreements") with each of Daniel H. Eaves, President and Chief Executive Officer of DuQuoin Bank, and Jo Ann E. Isom, Senior Vice President - Cashier DuQuoin Bank. The Continuation Agreements provide for the payment of retirement benefits of $50,000 and $20,000 per annum for a period of ten years (subject to cost-of-living adjustments at the option of DuQuoin Bank or any successor thereto) to Mr. Eaves and Ms. Isom, respectively, if such officers are employed by DuQuoin Bank, or any successor thereto, when he or she, respectively, attains the age of 62. Each

Continuation Agreement terminates with no benefits payable thereunder if the officer should voluntarily terminate employment or is discharged by DuQuoin Bank or any successor thereto under certain circumstances described therein.
Pursuant to a "change of control" provision in each of their respective Continuation Agreements, Mr. Eaves and Ms. Isom would be entitled to receive the retirement benefits described above, at the age of 62, if they are terminated by DuQuoin Bank or any successor thereto after the Merger.

     INTERESTS OF CNB'S MANAGEMENT AND BOARD

     No member of CNB's management or Board of Directors or any other affiliate of CNB has an interest in the Merger, other than as a shareholder of CNB generally.

WAIVER AND AMENDMENT

     Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be: (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after the receipt of the approval of shareholders of DBI; provided, however, that the provisions relating to the conversion of the shares of DBI Common into shares of CNB Common will not be amended after the receipt of the approval of shareholders of DBI unless the approval of such shareholders is resolicited. It is anticipated that a condition to the obligations of CNB and DBI to consummate the Merger would be waived only in those circumstances where the Board of Directors of CNB or DBI, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

DISSENTERS' RIGHTS

     The rights of DBI shareholders who choose to dissent from the Merger are governed by the provisions of the Illinois Law. An excerpt of the Illinois Law (Sections 11.65 and 11.70) governing dissenters' rights is attached hereto as Appendix C.

     Pursuant to Section 11.70 of the Illinois Law, a shareholder may assert dissenters' rights only if the shareholder delivers to DBI prior to the Special Meeting a written demand for payment for his or her shares of DBI Common if the Merger is consummated and the shareholder does not vote in favor of the Merger.

     Within ten days after the Closing Date, or 30 days after the shareholder delivers to HBI the written demand for payment, whichever is later, HBI will send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of HBI as to the estimated value of the shares of DBI Common, DBI's balance sheet as of the most recently completed fiscal year ending not earlier than sixteen months prior to delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and a commitment to pay the estimated value for the shares of DBI Common of the dissenting shareholder upon transmittal to HBI of the certificate(s), or other evidence of ownership, with respect to such shares of DBI Common.

     If the dissenting shareholder does not agree with the opinion of HBI as to the estimated value of the shares, the shareholder, within 30 days after the delivery of DBI's statement of value, will notify HBI in writing of his or her estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by HBI.

     If, within 60 days from delivery to DBI of the shareholder notification of estimate of value of the shares, HBI and the dissenting shareholder have not agreed in writing upon the value of the shares of DBI Common, HBI must either pay the difference in value demanded or file a petition in the circuit court of Perry County, Illinois requesting the court to determine the fair value of the shares. HBI must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding and all parties will be served with a copy of the petition. Failure of HBI to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. In an appraisal proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value.

     Each dissenter made a party to an appraisal proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares exceeds the amount paid by HBI. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable from the Closing Date to the date of payment.

     The court, in an appraisal proceeding, will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, and experts employed by any party, but will exclude the fees and expenses of counsel for any party. If the fair value of the shares as determined by the court materially exceeds the amount offered by HBI, or if no offer was made, then all or any part of such expenses may be assessed against HBI.

     If the holders of more than approximately 10% of the outstanding shares of DBI Common should properly exercise their dissenters' rights, the Merger would not qualify as a "pooling of interests" for accounting and financial reporting purposes, which qualification is a condition to the obligation of CNB to proceed with the Merger. See "-- Accounting Treatment" and "-- Conditions to Consummation of Merger."

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE ILLINOIS LAW RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS OF DBI, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EXCERPTS FROM THE ILLINOIS LAW INCLUDED HEREIN AS APPENDIX C.

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is expected to qualify as a reorganization under Section 368(a) of the Code. Except for shareholders properly exercising their dissenters' rights, and cash received in lieu of a fractional share interest in CNB Common, holders of shares of DBI Common will recognize no gain or loss on the receipt of CNB Common in the Merger, their aggregate basis in the shares of CNB Common received in the Merger will be the same as their aggregate basis in their shares of DBI Common converted in the Merger and, provided the shares surrendered are held as a capital asset, the holding period of the shares of CNB Common received by them will include the holding period of their shares of DBI Common converted in the Merger. Cash received in lieu of fractional share interests and cash received by shareholders properly exercising their dissenters' rights will be treated as (i) a distribution in full payment of such fractional share interests or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss, or (ii) ordinary income, as the case may be, depending upon each shareholder's particular situation.

     The following is a summary of a tax opinion issued by Lewis, Rice & Fingersh, L.C., counsel for CNB, and included as an exhibit to the Registration Statement. If the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of DBI Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares and by shareholders properly exercising their dissenters' rights); (iii) the basis of CNB Common received by the shareholders of DBI will be the same as the basis of DBI Common exchanged therefor; and (iv) the holding period of the shares of CNB Common received by the shareholders of DBI will include the holding period of the shares of DBI Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF DBI WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF DBI SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of CNB and DBI will be carried forward after the Effective Time into the consolidated financial statements of CNB at their recorded amounts, the consolidated income of CNB will include income of CNB and DBI for the entire fiscal year in which the Merger occurs, the separately reported income of CNB and DBI for prior periods will be combined and restated as consolidated income of CNB, and no goodwill will be recognized.

     The Merger Agreement provides that a condition to the obligation of CNB to consummate the Merger is its receipt of an opinion from Geo. S. Olive & Co. L.L.C., its independent public accountants, to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by CNB (which CNB has indicated it does not intend to do) and the approval of the shareholders of DBI was resolicited if such change in accounting treatment were deemed material to the consolidated financial condition and results of operations of CNB on a pro forma basis assuming consummation of the Merger. As of the date of this Prospectus/Proxy Statement, CNB and DBI are not aware, after consultation with Geo. S. Olive & Co. L.L.C., of any existing facts or circumstances which would preclude such a pooling opinion from being issued by Geo. S. Olive & Co. L.L.C.

     The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting method to account for the Merger. See "SELECTED COMPARATIVE PER SHARE DATA," "SELECTED FINANCIAL DATA" and "PRO FORMA FINANCIAL DATA."

MANAGEMENT AND OPERATIONS AFTER MERGER

     The Merger is conditioned upon the concurrent merger of DuQuoin Bank with and into CNB Bank. Following the Subsidiary Bank Merger: (i) CNB Bank will continue to serve the DuQuoin community, under the name "Citizens Bank of Illinois, National Association," in substantially the same manner as DuQuoin Bank has done historically; (ii) Mr. Daniel H. Eaves, President and Chief Executive Officer of DBI and DuQuoin Bank, will serve as Chief Executive Officer of the DuQuoin Region of CNB Bank; (iii) one or two of the directors of DuQuoin Bank, as designated by DBI in consultation with CNB, will be elected as directors of CNB Bank; and (iv) each of the directors of DuQuoin Bank will be elected as regional advisory directors of CNB Bank for the DuQuoin Region. The management and Board of Directors of HBI and CNB will not be affected as a result of the Merger. See "-- Interests of Certain Persons in Merger."

RESALE OF CNB COMMON

     The shares of CNB Common issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any DBI shareholder who may be deemed to be an "affiliate" of CNB for purposes of Rule 144 under the Securities Act or an "affiliate" of DBI for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of DBI or CNB generally include individuals who, or entities which, control, are controlled by or are under common control with DBI or CNB and will include directors and certain officers of DBI and CNB and may include principal shareholders of DBI and CNB, if any.

     Rules 144 and 145 under the Securities Act will restrict the sale of CNB Common received in the Merger by affiliates and certain of their family members and related interests. Generally, during the two years following the Effective Time, those persons who are affiliates of DBI at the time of the Special Meeting, provided they are not affiliates of CNB at or following the Effective Time, may publicly resell any CNB received by them in the Merger, subject to certain limitations as to, among other things, the amount of CNB Common sold by them in any three-month period and as to the manner of sale. After the two-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to CNB as required by Rule 144 under the Securities Act.

     The ability of affiliates to resell shares of CNB Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to CNB's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of CNB Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

     Guidelines of the S.E.C. regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the S.E.C. indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     The Merger Agreement provides that DBI will use its best efforts to obtain and deliver to CNB an agreement from each such affiliate providing that such affiliate will not transfer any shares of CNB Common received in the Merger except in compliance with the Securities Act and in compliance with the requirements described in the preceding paragraph regarding the non-disposition of any shares of DBI Common or CNB Common (or any interest therein) during the period commencing 30 days prior to the Closing Date through the date on which financial results covering at least 30 days of combined operations of CNB and DBI after the Merger have been published. No Merger Consideration will be delivered to an affiliate of DBI or CNB until such affiliate has executed and delivered the aforementioned agreement to CNB and satisfied the other requirements described above under "-- Exchange of Stock Certificates."

     This Prospectus/Proxy Statement does not cover resales of shares of CNB Common received by any person who may be deemed to be an affiliate of DBI or CNB.

                           PRO FORMA FINANCIAL DATA

     The following unaudited pro forma combined consolidated condensed balance sheet as of December 31, 1995, and the pro forma combined consolidated condensed statements of income for each of the years in the three-year period ended December 31, 1995, give effect to the Merger based on the historical consolidated financial statements of CNB and DBI and their respective subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

     The pro forma financial statements have been prepared by the managements of CNB and DBI based upon their respective financial statements. These pro forma statements, which include results of operations as if the Merger had been effected on the first day of the periods presented and had been accounted for under the pooling of interests method of accounting, may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of CNB incorporated by reference herein and the historical financial statements of DBI contained elsewhere in this Prospectus/Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "FINANCIAL STATEMENTS OF DBI."

                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               December 31, 1995
                                  (unaudited)

                                                      (A)               (B)                                       (C)
                                                                                           PRO FORMA            CNB/DBI
                                                      CNB               DBI               ADJUSTMENTS          PRO FORMA
                                                  -----------       -----------        -----------------     --------------
                                                                                           Increase
                                                                                          (Decrease)
                                                                               (in thousands)
ASSETS:
  Cash and due from banks                           $130,239           $2,135                                    $132,374
  Interest bearing deposits in banks                     296              195                                         491
  Federal funds sold                                   8,250              137                                       8,387
  Real estate loans held for sale                    222,157               --                                     222,157
  Investments available for sale                     972,320           22,048                                     994,368
  Investment securities                              198,240           10,312                                     208,552

                                                  -----------------------------------------------------------------------
  Loans                                            1,971,454           45,693                                   2,017,147
     Allowance for loan losses                       (28,806)          (1,102)                                    (29,908)
                                                  -----------------------------------------------------------------------
  Net loans                                        1,942,648           44,591                    --             1,987,239

  Premises and equipment                              66,224            2,060                                      68,284
  Other real estate owned                              1,727               51                                       1,778
  Goodwill                                            23,741               --                                      23,741
  Other assets                                        62,840            1,750                                      64,590
                                                  -----------------------------------------------------------------------
          Total Assets                            $3,628,682          $83,279                 $  --            $3,711,961
                                                  =======================================================================
LIABILITIES:
  Deposits                                         2,789,989           72,915                                   2,862,904
  Repurchase agreements                              325,271            2,831                                     328,102
  Federal funds purchased                             18,370               --                                      18,370
  Short-term borrowings                                7,441               --                                       7,441
  Long-term debt                                     158,046               --                                     158,046
  Other liabilities                                   31,872              963                                      32,835
                                                  -----------------------------------------------------------------------
          Total Liabilities                        3,330,989           76,709                    --             3,407,698
                                                  -----------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
  Common stock                                        17,895              695                   (196)/(1)/         18,394
  Capital surplus                                    246,492              706                   (196)/(1)/        247,394
  Retained earnings                                   29,672            5,239                                      34,911
  Net unrealized security gains (losses)               3,634              (70)                                      3,564
                                                  -----------------------------------------------------------------------
          Total Shareholders' Equity                 297,693            6,570                    --               304,263
                                                  -----------------------------------------------------------------------

          Total Liabilities and Equity            $3,628,682          $83,279                $   --            $3,711,961
                                                  =======================================================================

              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (unaudited)

The following pro forma adjustments are necessary to record the Merger.

(1) To reflect the exchange of shares of DBI Common for shares of CNB Common, retaining the historical cost basis of assets, liabilities and equity through the treatment as a pooling of interest. Assuming no downward adjustment of the Conversion Ratio, a total of 499,252 shares of CNB Common will be issued at the Conversion Ratio of 17.96 shares of CNB Common for each of the 27,798 issued and outstanding shares of DBI Common, resulting in a transfer from Common Stock to Capital Surplus of $195,698 to reflect the decrease in the aggregate par value of the issued and outstanding shares of CNB Common relative to the aggregate par value of the currently outstanding shares of DBI Common.

     Common stock              (196)
     Capital surplus            196

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         Year Ended December 31, 1995
                                  (unaudited)

                                                (A)               (B)                                           (C)
                                                                                     PRO FORMA                CNB/DBI
                                                CNB               DBI               ADJUSTMENTS              PRO FORMA
                                            -----------       -----------         ---------------         ---------------
                                                                                     Increase
                                                                                    (Decrease)
                                                               (in thousands, except per share data)
Interest income                              $273,785            $6,204                                        $279,989
Interest expense                              140,350             3,230                                         143,580
                                            ------------------------------------------------------------------------------

     Net interest income                      133,435             2,974                     --                  136,409

Provision for loan losses                       6,939             1,000                                           7,939
                                            ------------------------------------------------------------------------------

Net interest income after
  provision for losses                        126,496             1,974                     --                  128,470

Non-interest income                            46,669               529                                          47,198
Non-interest expense                          116,804             2,697                                         119,501
                                            ------------------------------------------------------------------------------

Income before income taxes                     56,361              (194)                    --                   56,167

Income taxes                                   20,710              (313)                                         20,397
                                            ------------------------------------------------------------------------------

Net income                                   $ 35,651            $  119                 $   --                 $ 35,770
                                            ==============================================================================

Net income per common share
     Primary:                                   $1.96                                                             $1.91
     Fully diluted:                              1.96                                                              1.91

Average common and equivalent
  shares outstanding                           18,212                                                            18,710
Fully diluted shares outstanding               18,212                                                            18,710

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         Year Ended December 31, 1994
                                  (unaudited)

                                                (A)                     (B)                                           (C)
                                                                                           PRO FORMA                CNB/DBI
                                                CNB                     DBI               ADJUSTMENTS              PRO FORMA
                                             ---------              ----------         ----------------          --------------

                                                                                           Increase
                                                                                          (Decrease)
                                                                      (in thousands, except per share data)
Interest income                              $227,050                 $5,867                                        $232,917
Interest expense                              105,777                  2,619                                         108,396
                                             -------------------------------------------------------------------------------

     Net interest income                      121,273                  3,248                      --                 124,521

Provision for loan losses                       7,234                    198                                           7,432
                                             -------------------------------------------------------------------------------

Net interest income after
  provision for loan losses                   114,039                  3,050                      --                 117,089

Non-interest income                            46,805                    459                                          47,264
Non-interest expense                          113,539                  2,136                                         115,675
                                             -------------------------------------------------------------------------------

Income before income taxes                     47,305                  1,373                      --                  48,678

Income taxes                                   16,793                    319                                          17,112
                                             -------------------------------------------------------------------------------

Net income (1)                               $ 30,512                 $1,054                  $   --                $ 31,566
                                             ===============================================================================

Net income per common share
     Primary:                                   $1.68                                                                  $1.69
     Fully diluted:                              1.66                                                                   1.68

Average common and equivalent
  shares outstanding                           18,136                                                                 18,624
Fully diluted shares outstanding               18,556                                                                 19,044


               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         Year Ended December 31, 1993
                                  (unaudited)


                                                (A)                     (B)                                        (C)
                                                                                           PRO FORMA             CNB/DBI
                                                CNB                     DBI               ADJUSTMENTS           PRO FORMA
                                              -------                 -------            -------------          ---------
                                                                                           Increase
                                                                                          (Decrease)
                                                                        (in thousands, except per share data)
Interest income                              $212,887                 $5,995                                     $218,882
Interest expense                              101,493                  2,549                                      104,042
                                             -------------------------------------------------------------------------------

     Net interest income                      111,394                  3,446                  --                  114,840

Provision for loan losses                       3,890                    120                                        4,010
                                             -------------------------------------------------------------------------------

Net interest income after
  provision for loan losses                   107,504                  3,326                  --                  110,830

Non-interest income                            43,113                    486                                       43,599
Non-interest expense                          103,662                  2,115                                      105,777
                                             -------------------------------------------------------------------------------

Income before income taxes                     46,955                  1,697                  --                   48,652

Income taxes                                   16,039                    427                                       16,466
                                             -------------------------------------------------------------------------------

Net income/(1)/                              $ 30,916                 $1,270              $   --                 $ 32,186
                                             ===============================================================================

Net income per common share/(2)/
     Primary:                                   $1.74                                                               $1.77
     Fully diluted:                              1.71                                                                1.74

Average common and equivalent shares
  outstanding                                  17,714                                                              18,182
Fully diluted shares outstanding               18,430                                                              18,897

__________________________

Notes to Pro Forma Combined Condensed Statements of Income:

/(1)/ Net income of CNB and of DBI is before change in accounting for income taxes (FAS 109), which, for CNB increased 1993 net income by $1,868 to $32,784, and for DBI increased 1994 net income by $320 to $1,374.
/(2)/ Net income per common share of CNB in 1993 before change in accounting for income taxes (FAS 109), which increased primary and fully-diluted net income per share by $0.11 and $0.10, respectively.

                      DESCRIPTION OF CNB'S CAPITAL STOCK

GENERAL

     CNB's Articles of Incorporation presently authorize the issuance of 50,000,000 shares of common stock, $1.00 stated value per share, and 2,000,000 shares of preferred stock, without par value. As of ____________, 1996, __________ shares of CNB Common were issued and outstanding and no shares of preferred stock were issued and outstanding. The Board of Directors of CNB is authorized to cause the preferred stock to be issued from time to time, in series, by resolution adopted prior to the issue of shares of a particular series, and to fix and determine in the resolution the designation, relative rights, preferences and limitations of the shares of each series, including voting, dividend and liquidation rights and all other matters with respect to such shares as are permitted to be fixed and determined by the Board of Directors under the Indiana Law.


CNB COMMON

     The following is a brief description of the terms of CNB Common.

          DIVIDEND RIGHTS

     Holders of CNB Common are entitled to receive dividends when, as and if declared by CNB's Board of Directors out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which may be issued by CNB in the future. The ability of the subsidiary banks of CNB to pay cash dividends, which are expected to be CNB's principal source of income, is restricted by applicable banking laws. Such dividends have previously been CNB's principal source of income.

          VOTING RIGHTS

     Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Shareholders of CNB do not have cumulative voting rights in the election of directors. Therefore, holders of a majority of the shares of CNB Common outstanding can elect the entire Board of Directors.

          CLASSIFICATION OF BOARD OF DIRECTORS

     The Board of Directors of CNB is divided into three classes, and the directors are elected by classes to three year terms. Approximately one-third of the directors of CNB are elected at each annual meeting of the shareholders. The primary goal of CNB's staggered Board is to encourage well-financed bidders who are interested in acquiring CNB to negotiate directly with CNB's Board of Directors. Although it promotes stability and continuity of the Board of Directors, classification of the Board of Directors (combined with the fact that holders of shares of CNB Common do not have cumulative voting rights in the election of directors) may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in CNB Common and thereby could impede a change in control of CNB or discourage certain offers (possibly including some offers which shareholders may feel would be in their best interest). Because of the additional time required to change control of the Board of Directors, a staggered Board of Directors also tends to perpetuate present management.

          LIQUIDATION RIGHTS

     In the event of liquidation, dissolution or winding up of CNB, whether voluntary or involuntary, the holders of CNB Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

          PREEMPTIVE RIGHTS

     Holders of shares of CNB Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of CNB Common.

          ASSESSMENT AND REDEMPTION

     The shares of CNB Common presently outstanding are, and the shares of CNB Common to be issued by CNB pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of CNB Common.

          TRANSFER AGENT

     Citizens Bank is the transfer agent for shares of CNB Common.

          DIVIDEND RESTRICTIONS UNDER LOAN AGREEMENT

     Pursuant to the terms of a Term Loan Agreement (the "Loan Agreement"), CNB may not, until October 31, 1997, in any fiscal year, purchase or redeem any shares of CNB Common in an amount that exceeds 7.5% of its tangible net worth in the immediately preceding fiscal year. The Loan Agreement also provides that CNB may not, until October 31, 1997, pay or declare any dividend (other than stock dividends payable in shares of CNB Common) on CNB Common or make any other distribution in respect of CNB Common, except that, provided that no "Event of Default" or "Unmatured Event of Default" (as such terms are defined in the Loan Agreement) exists or would exist as a result thereof, CNB may declare or pay cash dividends to the holders of CNB Common not to exceed for all fiscal years of CNB on a cumulative basis beginning with the 1991 fiscal year (x) $5 million in the aggregate for all years beginning with the 1991 fiscal year, plus (y) the net proceeds received by CNB from the sale after December 31, 1990 of shares of CNB Common or convertible debt securities subsequently converted into CNB Common, plus (z) 50% of CNB's net income on a cumulative basis beginning with the 1991 fiscal year. As of December 31, 1995, $7.5 million was available for payment of dividends, purchases of CNB Common and payments or distributions in respect of CNB Common under the Loan Agreement.

                       COMPARISON OF SHAREHOLDER RIGHTS

     The rights of holders of shares of CNB Common are governed by the Indiana Law and by CNB's Articles of Incorporation, By-laws and other corporate documents. The rights of holders of shares of DBI Common are governed by the Illinois Law and by DBI's Articles of Incorporation, By-laws and other corporate documents. The rights of holders of shares of DBI differ in certain respects from the rights which they would have as shareholders of CNB. A summary of the material differences between the respective rights of the common shareholders of CNB and DBI is set forth below.


SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     BUSINESS COMBINATIONS

          CNB

     CNB's Articles of Incorporation include a so-called "fair price" provision. This provision generally provides that mergers, other business combinations and similar transactions and the sale, lease, mortgage or other disposition of more than 10% of total assets involving CNB or any of its subsidiaries and any person or entity beneficially owning directly or indirectly more than 10% of the outstanding voting stock of CNB, or affiliates or associates of such an entity (a "CNB 10% shareholder"), may not be consummated without the approval of holders of at least 80% of the voting stock of CNB, unless either: (i) the transaction is approved by a majority of the members of the Board of Directors of CNB who are not affiliated with the CNB 10% shareholder; or (ii) the transaction meets certain minimum ("fair price") price requirements (in either of which cases, the shareholder and director approval requirements of the "fair price" provision would no longer apply and only the normal shareholder and director approval requirements of the Indiana Law would govern the transaction). The primary purpose of CNB's "fair price" provision is to provide additional safeguards for the remaining shareholders in the event that an individual or entity becomes a major shareholder of CNB. If CNB comes under the control of a single person or entity, substantial inequities could befall the minority shareholders. A bid for control of a target company is often followed, in time, by a complete business combination that eliminates minority interests in the target company on terms often unfavorable to the minority -- a so-called "two-tier" structured takeover. Minority shareholders in these circumstances may be forced out by the controlling shareholder in a business combination transaction at a time and for a price (cash or other types of consideration, often including debt instruments) not to their liking. The price per share in such transactions often is lower than the price per share previously paid by the controlling shareholder for its controlling block of stock in the first tier of the takeover. The minority shareholders, in such event, may have no alternative to accepting such price unless they choose to follow the statutory procedures for appraisal rights as a dissenting shareholder or to bring legal action against the controlling shareholder for breach of fiduciary duty, either of which procedures may be costly and time-consuming. CNB's higher shareholder vote requirements make it more difficult for a single shareholder to obtain ultimate "control" over CNB in the sense of being able unilaterally to effect a completed business combination on the controlling shareholder's own terms. A disadvantage of these higher shareholder vote requirements, however, is that outside parties contemplating an attempt to acquire control over CNB by acquiring less than all of its outstanding stock may be discouraged from making such an attempt, because ultimate "control" will require obtaining a higher percentage of the outstanding shares of CNB Common than if normal shareholder vote requirements were in effect. As a result, premium offers for CNB Common from outside parties interested in acquiring control may be somewhat less likely from such parties than premium offers for other similar companies without such high voting requirements. In addition, because outside parties may be somewhat less likely to attempt to acquire control over CNB due to its higher shareholder vote requirements, the management of CNB may be somewhat less vulnerable to removal in the future than would be the case if such provisions were not in effect.

          DBI

     DBI's Articles of Incorporation contain provisions which are generally similar to those described above for CNB, except that, among other things, the provisions of DBI's Articles of Incorporation apply to Business Combinations (as defined in DBI's Articles of Incorporation) with beneficial owners of more than 5% (not 10% as under CNB's Articles of Incorporation) of DBI Common. Because the Merger Agreement and the transactions contemplated thereby have been approved by DBI's Board of Directors, the normal shareholder vote requirements of the Illinois Law (i.e., approval of holders of at least two-thirds of the issued and outstanding shares of DBI Common) and not the 80% requirement described above, apply to the Merger. See "SPECIAL MEETING -- Vote Required."

     REMOVAL OF DIRECTORS

          CNB

     CNB's Articles of Incorporation provide that at a meeting called expressly for that purpose, a director or the entire Board of Directors may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. At a meeting called expressly for that purpose, a director may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election. The Articles of Incorporation provide that, except as may be otherwise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; or (ii) has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to CNB in a manner of substantial importance to CNB, and such adjudication is no longer subject to direct appeal. CNB's 80% shareholder vote requirement for removal of directors without cause precludes a majority shareholder from circumventing the classified Board by decreasing the size of the Board until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Board. The removal provisions would make it more difficult for shareholders of CNB to change the composition of the Board of Directors even if the shareholders believe such a change would be desirable.

          DBI

     DBI's Articles of Incorporation are the same as CNB's Articles of Incorporation with respect to the removal of directors with and without cause, except that, unlike CNB's Articles of Incorporation, DBI's Articles of Incorporation do not define what constitutes "cause."

     AMENDMENTS TO ARTICLES OF INCORPORATION

          CNB

     The Indiana Law provides that, unless a greater vote is required under a specific provision of the Indiana Law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment creates dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the Indiana Law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana Law.

     CNB's Articles of Incorporation provide that, notwithstanding any other provision of the Articles of Incorporation or any provision of law or any preferred stock designation, the provisions of Article VII (relating to the classification, number, terms, removal of directors and newly created directorships and vacancies), Article IX (relating to special meetings of shareholders) and Article X (relating to the "fair price" provisions discussed under "-- Business Combinations"), may be altered, amended or repealed only with the affirmative vote of the holders of at least 80% of CNB Common then entitled to vote in an election of directors.

          DBI

     The Illinois Law provides that, unless a greater or lesser vote (provided that it is not less than holders of a majority of the shares entitled to vote) is required by the corporation's articles of incorporation, a corporation may amend its articles of incorporation upon receiving the affirmative vote of holders of at least two-thirds of its voting shares.

     DBI's Articles of Incorporation provide that, notwithstanding any other provision of the Articles of Incorporation or any provision of law, the provisions of Article VII (relating to the number, election, terms, removal of directors and newly created directorships and vacancies) and Article XI (relating to the "fair price" provisions discussed under "-- Business Combinations"), may be altered, amended or repealed only with the affirmative vote of holders of at least 80% of DBI Common then entitled to vote in an election of directors.

     VOTING RIGHTS

          CNB

     Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of CNB are elected by the majority vote of the shareholders and shareholders of CNB are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of CNB Common can elect the entire Board of Directors.

          DBI

     Holders of shares of DBI Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of DBI are elected by the holders of a majority of the shares represented at a meeting and shareholders of DBI are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of DBI Common can elect the entire Board of Directors.

SPECIAL MEETING OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

          CNB

     CNB's Articles of Incorporation require that shareholders must hold at least 80% of the outstanding voting shares of CNB in order to call a special meeting of shareholders. This provision is intended to discourage attempts by the holders of less than 80% of the outstanding voting stock of CNB from disrupting the business of the corporation between annual shareholders meetings by calling special meetings. Possible disadvantages of this provision is that it makes it more difficult for a shareholder or shareholder group to take action where such action is opposed by a majority of the Board of Directors and management of CNB and it may delay the removal of directors, even if cause exists for such removal. The Indiana Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

          DBI

     The Illinois Law provides that special meetings of the shareholders of a corporation may be called at any time, for any purpose or purposes, by the President, the Board of Directors or by the holders of not less than one-fifth of all shares entitled to vote on the matter for which the meeting is called or by such officer or persons as may be provided in the articles of incorporation or the by-laws. Pursuant to the Illinois Law, any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by: (a) the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting; or (b) all of the shareholders entitled to vote with respect to the subject matter. If such consent is signed by less than all of the shareholders entitled to vote, then such consent will become effective only if at least five days prior to the execution of the consent a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof. After the effective date of the consent, prompt notice of the taking of the action without a meeting by less than unanimous written consent must be delivered in writing to those shareholders who have not consented in writing. DBI's By-laws provide any such shareholder action may be taken without a meeting if a consent, in writing, setting forth the action so taken is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

DISSENTERS' RIGHTS

          CNB

     Under the Indiana Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. Because CNB is not merging directly with DBI, CNB's shareholders are not entitled to assert such rights in connection with the Merger.

          DBI

     Under the Illinois Law, a shareholder of a corporation who dissents from, among other things, a plan of merger, consolidation, plan of share exchange, or sale, lease or exchange of all or substantially all of the property of the corporation has the right (subject to certain exceptions) to demand payment of the fair value of such shareholder's stock. Shareholders of DBI are entitled to assert such rights in connection with the Merger. See "MERGER -- Dissenters' Rights."


TAKEOVER STATUTES

          CNB

     The Indiana Law prohibits, in general, any business combination, such as a merger or consolidation, between an Indiana corporation with shares of its stock registered under the federal securities laws or that makes an election under the Indiana Law, and an "interested shareholder" (defined as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five-year freeze" provision of the Indiana Law is effective even if all parties should subsequently decide that they wish to engage in the business combination. The Indiana Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting right is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that: (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and (iii) either (a) more than 10% of its shareholders are Indiana residents; (b) more than 10% of its shares are owned by Indiana residents; or (c) 10,000 or more shareholders resident in Indiana. CNB is an "issuing public corporation." A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of an Indiana corporation whose stock is registered under the federal securities laws. In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or by-laws of the corporation whose shares are acquired authorize such redemption (CNB's By-laws do), the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

          DBI

     The Illinois Law contains a provision similar to the Indiana Law restricting business combinations with an "interested shareholder" except that, among other distinctions, the Illinois Law provides for a "three-year freeze" period and the Illinois Law defines an "interested shareholder" as a person who is the owner of 15% or more of the outstanding voting shares of the corporation. This provision of the Illinois Law does not apply to DBI because, among other things, DBI does not have any equity securities registered under Section 12 of the Exchange Act and is not subject to Section 15 of the Exchange Act.

INDEMNIFICATION

          CNB

     Pursuant to the Indiana Law and the Articles of Incorporation and By-laws of CNB, CNB is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to CNB in certain circumstances. CNB may also voluntarily undertake to indemnify certain persons acting on CNB's behalf in certain circumstances.

     The Indiana Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation. The Indiana Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. Except with respect to the advancement of expenses, CNB's By-laws generally provide for the indemnification of CNB's directors, officers, employees and agents to the extent permitted by the Indiana Law.

          DBI

     The Illinois Law permits a corporation to indemnify a person who, by reason of his or her relationship with the corporation, was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that in the case of actions by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless, and only to the extent, that the court in which such action or suit was brought determines upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Notwithstanding the foregoing, the Illinois Law provides that, to the extent that such person has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The Illinois Law also authorizes corporations to pay expenses in advance of final disposition of a proceeding, as specifically authorized by the board of directors, if the person in question undertakes to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation. The Illinois Law provides that the indemnification provided for therein is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. The By-laws of DBI include indemnification provisions that are generally similar to those described above in the Illinois Law.


LIMITATION OF LIABILITY OF DIRECTORS

          CNB

     The Indiana Law provides that no director of a corporation will be subject to liability for any action taken as a director, or any failure to take any action as a director, unless the director has both breached or failed to perform the duties of the director's office in compliance with the Indiana Law and the breach or failure to perform constitutes willful misconduct or recklessness. This provision eliminates the potential liability of a corporation's directors for failure, except through willful misconduct or recklessness, to satisfy their duty of care, which requires each director to carry out his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. This provision may thus reduce the likelihood of derivative litigation against directors and discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the corporation and its
shareholders.   Shareholders therefore will not have a cause of action based upon negligent business decisions, including those relating to attempts to acquire control of the corporation. This provision does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter.

          DBI

     The Illinois Law provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the provision does not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a violation of law;
(iii) under certain provisions of the Illinois Law; or (iv) for any transaction in which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of any director for any act or omission occurring before the date when the provision is included in the articles of incorporation. The By-laws (and not the Articles of Incorporation) of DBI contain provisions comparable to those described above.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

          CNB

     The Indiana Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana Law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

          DBI

     The Illinois Law provides that, in discharging the duties of their respective positions, the board of directors and individual directors may, in considering the best long-term and short-term interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.


                             INFORMATION ABOUT DBI

BUSINESS OF DBI

     DBI was organized in June 1983 and is a one-bank holding company registered with the Federal Reserve Board under the B.H.C.A. DBI currently owns all of the issued and outstanding shares of capital stock of DuQuoin National Bank, a national banking association chartered under the laws of the United States. As of December 31, 1995, on a consolidated basis, DBI had assets of $83.3 million, deposits of $72.9 million, net loans of $44.6 million and shareholders' equity of $6.6 million.

     DuQuoin Bank is a full-service community bank that provides a full complement of banking services to its customers, primarily individuals and small businesses in Perry County, Illinois. DuQuoin Bank accepts demand, savings and time deposits, makes commercial, agricultural, consumer and real estate loans and provides trust and other customary commercial banking services.

     The activities in which DuQuoin Bank engages are highly competitive and the communities in which it provides services are also served by other banks. Competition among these financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the convenience of banking facilities and the quality of services rendered. DuQuoin

Bank believes that it has successfully competed in its marketplace by providing superior service to its customers. Additional competition for depositors' funds may come from a variety of sources, including United States Government securities, private issues of debt obligations, mutual funds and suppliers of other investment alternatives.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides information regarding the major components of financial condition and results of operations, liquidity and capital resources of DBI. This discussion and analysis should be read in conjunction with the "SELECTED FINANCIAL DATA" and "FINANCIAL STATEMENTS OF DBI" appearing elsewhere in this Prospectus/Proxy Statement.

     RESULTS OF OPERATIONS

     Net income for 1995 was $119,364 as compared to $1,054,606 for 1994, a decrease of $935,242, or 88.7%. This decrease resulted primarily from a $1,000,000 provision for loan losses as compared to a provision of $198,000 in 1994, Merger-related expenses of approximately $335,000 and an accrual of a $200,000 reserve for environmental remediation costs. All of these increases in expenses were offset by a related reduction in income tax expense.

     Net income for 1994 was $1,054,606 compared to $1,270,498 for 1993, a decrease of $215,892, or 17.0%. Income declined due to a decrease in net interest income of $198,395 and a decrease in gains resulting from the sale of investment securities of $76,370. Expenses increased slightly due to a $49,472 increase in salaries and employee benefits and a $10,870 increase in net occupancy expenses, offset by a $55,093 decrease in other expenses.

     DBI's return on average assets was .14% for 1995 compared to 1.25% for 1994, principally due to an increase in the provision for loan losses and an accrual of merger related expenses as discussed above. Return on average assets for 1993 was 1.58%. DBI's return on average total assets is greatly influenced by loan demand and the actual and perceived condition of the local and regional economy, factors which DBI cannot predict and which are beyond its control.

     Shareholders' equity increased to $6,569,587 at December 31, 1995, or $236.33 per share, from $5,900,063 at December 31, 1994, or $212.28 per share.
The increase was primarily a result of a increase in the estimated fair value of investment securities available-for- sale offset by dividends paid in excess of net income. Shareholders' equity grew to $5,900,063 at December 31, 1994, or $212.28 per share, from $5,416,515 at December 31, 1993, or $229.75 per share, representing an 8.93% increase in total shareholders' equity. DBI achieved a 1.77% return on average equity for 1995 compared to 16.7% for 1994, as a result of the factors mentioned previously. SFAS No. 115 (see Notes to Consolidated Financial Statements of DBI) reduced shareholders' equity by $69,730, or $2.51 per share, and $897,048, or $32.27 per share, at December 31, 1995 and December 31, 1994, respectively.

     DBI paid dividends of $10.00 per share in 1995 and 1994.

     NET INTEREST INCOME. Net interest income is the difference between interest income and interest expense. It is the largest and usually the most critical component of DBI's earnings and is affected by both rates and the volume of earning assets and interest-bearing liabilities. Net interest income of $2,974,326 for 1995 decreased 8.42% from $3,247,910 for 1994. This decrease was primarily the result
of an increase in interest rates paid on interest-bearing deposits, offset by slightly higher rates charged on loans. Net interest income in 1994 was slightly lower than 1993, due to interest rates declining more rapidly on interest-earning assets than interest-bearing deposits.

The following table presents each significant category of interest earning assets and interest bearing liabilities.

Average balance sheet and net interest analysis.


                                                                DECEMBER 31, 1994                 DECEMBER 31, 1995
                                                         ----------------------------       -------------------------------
                                                                             AVERAGE                               AVERAGE
                                                         AVERAGE              YIELD                     AVERAGE     YIELD
                                                         BALANCES  INTEREST    RATE          BALANCES   INTEREST     RATE
                                                         --------  --------  --------       ----------  --------   --------
                                                        (Dollars in thousands; prepared on a fully taxable equivalent basis)


Earning Assets
 Investment securities
  Taxable                                                   $ 21,184   $ 1,281     6.04%        $ 21,109    $ 1,350   6.39%
  Tax-exempt/(1)/                                             12,064     1,002     8.30           12,243        994   8.11

 Federal funds sold                                              662        25     3.70              333         22    6.61
 Loans/(2)/(3)/                                               44,700     3,915     8.76           46,260      4,139    8.95
                                                            --------   -------     ----         ---------   -------    ----

Total Earning Assets                                          78,610     6,223      7.91           79,945      6,505   8.13
                                                                        -------     ----                      ------   ----
Less allowance for loan losses                                    642                                 636
                                                             --------                           ---------

                                                               77,968                              79,309 /(4)/

Non-Earning Assets
 Cash and due from banks                                         2,110                              2,137
 Bank premises and equipment                                     2,155                              2,090
 Other assets                                                    1,843                              1,908
                                                              --------                           --------

Total Assets                                                  $ 84,076                           $ 85,444
                                                              ========                           ========

Interest-Bearing Liabilities
 Deposits
  Interest-bearing demand deposits                            $ 16,206   $   479     2.96%        $ 14,765     $  498   3.37%
  Savings                                                       11,745       324     2.76           10,869        344   3.16
  Other time and repurchase agreements                          41,115     1,741     4.23           43,678      2,305   5.27

 Federal funds purchased and other                               1,881        75     3.99            1,294         83   6.41
                                                              --------   -------     ----         --------     ------   ----
Total Interest-Bearing Liabilities                              70,947     2,619     3.69           70,606      3,230   4.57
                                                                         -------     ----                      ------   ----

Non-interest-Bearing Liabilities
 Demand Deposits                                                 6,761                               7,268
 Other Liabilities                                                 710                                 833
                                                              --------                            --------
  Total Liabilities                                             78,418                              78,707
Shareholders' Equity                                             5,658                               6,737 /(5)/
                                                              --------                            --------
Total Liabilities and Shareholders'
 Equity                                                       $ 84,076                            $ 85,444
                                                              ========                            ========

Recap/(5)/
 Interest Income                                                        $  6,223     7.91%                     $6,505   8.14%
 Interest Expense                                                          2,619     3.33                       3,230   4.04
                                                                        --------     ----                      ------   ----

Net Interest Income/Margin                                             $  3,604     4.58%                      $3,275   4.10%
                                                                       ========     ====                       ======   ====

[Footnotes on next page.]

/(1)/ Tax-exempt securities have been adjusted to a fully taxable equivalent basis using a marginal tax rate of 34%.
/(2)/  Nonaccrual loans have been included in the average balances.
/(3)/  Loan income includes interest and fees on loans.
/(4)/ Average balances exceed year-end balances due to adjustments to the allowance for loan losses and accruals of non-recurring expenses made in December 1995.
/(5)/ Average rates have been computed by dividing interest income and expense by total earning assets.


     Earning assets, which includes loans, federal funds sold, and investment securities, decreased by $211,924 during 1995 to $78,385,397 while interest-bearing liabilities decreased by $1,916,675 to $69,006,806. Earning assets were $78,597,321 and interest-bearing liabilities were $70,923,481 in 1994, increases of $2,622,551 and $1,817,177, respectively, from 1993.

     PROVISION FOR LOAN LOSSES. The provision for loan losses represents a charge against income and a corresponding increase to the allowance for loan losses. The provision was $1,000,000 in 1995 as compared to $198,000 and $120,000 in 1994 and 1993, respectively. The 1995 provision was a result of replenishing the allowance after recognizing approximately $450,000 of charge-offs in December of 1995 plus an additional provision of $500,000. The most significant charge-off was approximately $300,000 on loans to a borrower in the furniture manufacturing industry. For the year ended December 31, 1995, charge-offs totaled $588,905 which were offset by recoveries of $28,765 for net charge-offs of $560,140.

     During 1995, DuQuoin Bank revised its loan rating system and increased the percentage of reserve applied to various rating categories. In addition, DuQuoin Bank revised its estimate of the reserve for losses on several larger loans based on a more conservative evaluation of the risks associated with those loans.

     See "--Loans" below for additional analysis of loan losses.

     NON-INTEREST INCOME. Non-interest income increased from $459,012 to $528,840 from 1994 to 1995 due to an increase in various service charges and an increase of $18,488 in net securities gains.

     Non-interest income decreased by $26,978 to $459,012 in 1994 from $485,990 in 1993. The decrease in 1994 was a result of a decrease of $76,370 in gains on the sale of securities offset by an increase in service charge fees of approximately $53,000.

     NON-INTEREST EXPENSE. Operating expenses, other than interest and the provision for loan losses, were $2,697,802 in 1995 compared to $2,135,909 and $2,114,604 in 1994 and 1993, respectively. Approximately $335,000 of the increase in 1995 was attributable to professional fees payable to accountants, attorneys and DBI's financial advisor relative to the pending acquisition by CNB. In addition, DBI accrued a reserve for environmental remediation costs of $200,000 in December 1995. These expenses were partially offset by a $74,000 decrease in FDIC assessments in 1995.

     The following table analyzes the changes in operating expenses:

                            CHANGE FROM PRIOR YEAR
                            ----------------------

                                         AMOUNT                1995               1994
                                  --------------------       --------           --------
                                  1995    1994    1993   AMOUNT   PERCENT   AMOUNT   PERCENT
                                  ----    ----    ----   ------   -------   ------   -------
                                                       (Dollars in thousands)

Salaries and
 employee benefits               $1,173  $1,084  $1,034   $  89       8.2%   $  50       4.8%

Net occupancy expenses              343     276     265      67      24.2       11       4.2

Blanket bond                         23      28      34      (5)    (17.9)      (6)    (17.6)

Audit, tax and directors fees       193     125      82      68      54.4       43      52.4

Legal                                32      11      66      21     190.9      (55)    (83.3)

Other professional fees              43      40      42       3       7.5       (2)     (4.7)

Data processing fees                 89      87      73       2       2.3       14      19.2

Advertising                          41      39      43       2       5.1       (4)     (9.3)

FDIC assessment                      84     157     155     (73)    (46.5)       2       1.3

Postage, freight and courier         49      44      38       5      11.4        6      15.8

Other/(1)/                          627     245     282     382     156.0      (37)    (13.1)
                                 ------  ------  ------   -----     -----    -----     -----

Total operating expenses         $2,697  $2,136  $2,114   $ 561      26.3%   $ (22)      1.0%
                                 ======  ======  ======   =====     =====    =====     =====

________________________

(1) Including Merger-related and environmental expenses.

          INCOME TAXES. The income tax benefit for 1995 was $314,000, as compared to a provision of $318,407 in 1994 and $427,193 in 1993. The effective tax rate for 1995 is not meaningful. The effective tax rates for 1994 and 1993 were 23.2% and 25.2%, respectively. Income taxes for each year were positively affected by the large proportion of tax-exempt interest. Income taxes are also discussed in Note 5 of the FINANCIAL STATEMENTS OF DBI, attached to this Prospectus/Proxy Statement.

          FINANCIAL CONDITION

          At December 31, 1995, DBI's total assets decreased to $83,278,839 compared to $84,422,752 at December 31, 1994, a 1.35% decrease. Average assets were $85,444,175 during 1995, which represented an increase of 1.63% over 1994 averages.

     The financial condition of DBI at December 31, 1995 and December 31, 1994, is presented in the comparative balance sheets of DBI's financial statements (see FINANCIAL STATEMENTS OF DBI). The following discussion addresses loans and other components of earning assets, sources of funds, capital resources, liquidity and interest rate sensitivity.

     During 1995, DuQuoin Bank revised its loan rating system and increased the percentage of reserve applied to various rating categories. In addition, DuQuoin Bank revised its estimate of the reserve for losses on several larger loans based on a more conservative evaluation of the risks associated with those loans.

     LOANS. Average loan balances were $46,260,000 in 1995, an increase of $1,560,000, or 3.49%, from 1994. Average loan balances in 1994 were $44,700,000 an increase of $556,000, or 1.26%, from 1993. The increases in 1995 were a result of an increased demand for consumer loans. The increases in 1994 were primarily a result of an increased demand for residential real estate loans due to lower interest rates.

     Commercial loans, including agricultural loans, generally provide for adjustable interest rates responsive to the variable cost of funding, and totaled $15,637,000 at December 31, 1995, a decrease of $795,000 from December 31, 1994.

     Real estate mortgage loans, which consist of residential, commercial loans collateralized by real estate, construction, and agricultural loans collateralized by real estate, totaled $23,889,000 at December 31, 1995 compared to $23,792,000 at December 31, 1994, an increase of $97,000. Residential real estate accounted for approximately $14,183,000, or 59.6%, of the real estate loans at December 31, 1994, and approximately $14,422,000, or 60.4%, of the real estate loans at December 31, 1995. Interest rates on real estate loans are generally adjusted in one-, three- or five-year intervals.

     DBI reported consumer loans of $6,167,000 at December 31, 1995, including installment loans, personal lines of credit, student loans and various other consumer loans. These loans increased by $784,000 from $5,383,000 at December 31, 1994. Growth was experienced during 1995 and 1994 in installment loans for purchase of automobiles and other consumer goods.

     The DBI loan portfolio contains no loans to foreign governments, foreign enterprises, foreign operations of domestic companies, or highly leveraged transactions, nor any concentrations to borrowers engaged in the same or similar industries that exceed 10% of total loans.

    The following table sets forth loans outstanding:


                                                     DECEMBER 31,
                                             -----------------------------
                                               1995                 1994
                                             --------             --------
                                                     (In thousands)
Commercial and agriculture                  $  15,637            $  16,432
Real estate
  Construction                                    364                  160
  Commercial                                    9,103                9,449
  Residential                                  14,422               14,183
Consumer                                        6,097                5,355
Other                                              70                   28
                                            ---------            ---------

Total Loans                                 $  45,693            $  45,607
                                            =========            =========


    The following table sets forth loan maturities at December 31, 1995:


                                                  WITHIN          1 - 5        OVER 5
                                                  1 YEAR          YEARS         YEARS           TOTALS
                                                  -------        -------       ------          -------
                                                                     (In thousands)
Commercial and agriculture                        $10,401        $ 3,855        $1,381         $15,637
Real estate                                        10,346          6,779         6,764          23,889
Consumer                                            2,044          4,226            50           6,320
Other                                                  70              -             -              70
                                                  -------        -------        ------         -------

Total                                             $22,861        $14,860        $8,195          45,916
                                                  =======        =======        ======

Less: Unearned discounts and fees                                                                 (223)
                                                                                               -------

                                                                                               $45,693
                                                                                               =======

     The allowance for loan losses is maintained at a level considered adequate by management of DBI to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management of DBI includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of the loan portfolio, as well as the financial condition of specific borrowers and current economic conditions.

     Loans with principal or interest payments contractually due but not yet paid are reviewed weekly by senior management and are placed on non-accrual status when scheduled payments remain unpaid for 90 days or more, unless the loan is both well-secured and in the process of collection. Interest income on nonaccrual loans is recorded when actually received (cash basis) in contrast to the accrual basis, which records income over the period in which it is earned, regardless of when it is received. Loans are charged to the allowance for loan losses when deemed uncollectible by management, unless sufficient collateral exists to adequately secure the loan.

     DBI recorded a provision of $950,000 during the fourth quarter, of which $450,000 was to replenish the allowance for loan losses due to charge-offs recognized in the fourth quarter of 1995. For the year ended December 31, 1995, charge-offs totalled $588,905 which were offset by recoveries of $28,765, resulting in net charge-offs of $560,140.

     A summary of loan loss experience and management's allocation of the allowance for loan losses to the various loan categories for the year are as follows:


                                                  1995          1994             1993
                                                 ------        ------           ------

Balance at January 1,                          $  662,570    $ 594,346        $  507,730
                                               ----------    ---------        ----------
Charge-offs:
  Commercial and agriculture                      373,419       61,015            18,070
  Real estate                                     121,558       58,411           108,757
  Consumer                                         84,736       20,433             2,130
  Other                                             9,192        7,679            13,255
                                               ----------    ---------        ----------
     Total Charge-offs                            588,905      147,538           142,212
                                               ----------    ---------        ----------

Recoveries:
  Commercial and agriculture                        1,077        1,055               483
  Real estate                                       4,744        3,048           103,035
  Consumer                                         19,084        5,485             2,442
  Other                                             3,860        8,174             2,868
                                               ----------    ---------        ----------
     Total Recoveries                              28,765       17,762           108,828
                                               ----------    ---------        ----------

Net recoveries (charge-offs)                     (560,140)    (129,776)          (33,384)
                                               ----------    ---------        ----------
Balance before provision                          102,430      464,570           474,346

Provision for loan losses                       1,000,000      198,000           120,000
                                               ----------    ---------        ----------

Balance at December 31,                        $1,102,430    $ 662,570        $  594,346
                                               ==========    =========        ==========

  Management's allocation of the allowance for loan losses as of December 31 of the indicated year is as follows:

                                                                            PERCENTAGE OF LOANS TO
                                            ALLOWANCE AMOUNT                     TOTAL LOANS
                               ------------------------------------     -----------------------------
                                 1995          1994          1993           1995             1994
                                ------        ------        ------         ------           ------
                                           (In thousands)
Commercial
  and agriculture              $   428       $   430       $    386            34%             36%
Real estate                        647           131            118            53              52
Consumer                            21            73             65            13              12
Unallocated                          6            28             25             -               -
                               -------       -------       --------       -------         --------

  Total                        $ 1,102       $   662       $    594           100%            100%
                               =======       =======       ========       =======         ========

     The previous allocation is made for analytical purposes and, at December 31, 1995, reflected the adoption of CNB's loan classification and reserve policies. Because the allocation is based on estimates and subjective judgment, it is not reasonably indicative of the specific amounts or loan categories in which losses may occur. The total allowance for loan losses would be available to absorb losses from any portion of the portfolio.

     Non-performing loans consist of loans on nonaccrual status. Although these loans have more than a normal risk of loss, they will not necessarily result in a higher level of charge-offs in the future. Management of DBI is not aware of any loans that have not been disclosed that represent or result from trends or uncertainties which may have a material impact on DBI's future operating results, liquidity or capital resources.

  The following table presents a summary of non-performing loans:

                              DECEMBER 31,
                            ----------------
                             1995      1994
                            ------    ------
                             (In thousands)

Nonaccrual loans             $1,338   $ 655
90 days or more past due          -       -
Restructured loans                -       -
                             ------   -----

  Total                      $1,338   $ 655
                             ======   =====

Percent of total loans          2.9%    1.4%

     INVESTMENT SECURITIES. DBI adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective January 1, 1994. Under the provisions of SFAS No. 115, debt securities that DBI has the positive intent and ability to hold to maturity were classified as "held-to-maturity" and reported at amortized cost. All other investment securities were classified as "available-for-sale" and have been reported at their estimated fair value at December 31, 1995 and 1994. In accordance with SFAS No. 115, unrealized gains and losses, net of related taxes, have been included in shareholders' equity. Net unrealized losses can be expected to decrease should interest rates decline, and, conversely, increase should interest rates rise. At December 31, 1995, DBI included a net unrealized loss of $69,730, net of the related income tax benefit, in shareholders' equity. At December 31, 1994, a net unrealized loss in the amount of $897,048 was included in shareholders' equity.

     Total investment securities represented 41.3% and 41.2% of earning assets at December 31, 1995 and 1994, respectively. In 1995, DBI maintained consistency within the classifications of investment securities. That is, the proceeds from sales and maturities were used to purchase similar type securities and no significant shifts between classifications have occurred.

  Maturities of investment securities at December 31, 1995:

AVAILABLE-FOR-SALE
AT DECEMBER 31, 1995:
--------------------

                                                           Greater
                              1 YEAR    1 - 5    5 - 10    Than 10
                              OR LESS   YEARS    YEARS      YEARS    TOTAL
                              -------   -----    ------    -------  -------
                                                 (In thousands)
U.S. Treasury                 $  588   $  403   $    -     $    -   $   991
U.S. Government agencies           -    1,757      892          -     2,649
Mortgage-backed securities         5    2,250    5,496      5,870    13,621
State and municipal              307    3,165        -          -     3,472
Other securities                 555      760        -          -     1,315
                              ------   ------   -------    ------   -------
  Total                       $1,455   $8,335   $ 6,388    $5,870   $22,048
                              ======   ======   =======    ======   =======

Percent of Total                6.60%   37.80%    28.97%    26.63%      100%
                              ======   ======   =======    ======   =======

HELD-TO-MATURITY
AT DECEMBER 31, 1995:
---------------------
State and municipal           $    -    $1,789    $ 5,346    $3,177    $10,312
                              ======    ======    =======    ======    =======

Percent of Total                   -     17.35%     51.84%    30.81%       100%
                              ======    ======    =======     =====    =======

Note: The above maturity analysis is based on contract maturities which could vary significantly for mortgaged-backed securities.

          SOURCES OF FUNDS. DBI generally relies on customers deposits along with retained earnings to fund its earning assets. An analysis of deposits is as follows:

                                                            DECEMBER 31,
                                                        --------------------
                                                          1995        1994
                                                        --------    --------
                                                           (In thousands)
Demand                                                   $ 6,739      $ 7,181

Interest-bearing transaction accounts                      7,830        7,459

Money market investment accounts                           6,311        8,050

Savings                                                   10,377       11,002

Certificates of deposit and other time                    41,657       39,376
                                                        ---------    ---------
     Total                                               $72,914      $73,068
                                                        =========    =========


     Maturities of certificates of deposits of $100,000 or more are as follows:


                                                             DECEMBER 31,
                                                        ---------------------
                                                          1995          1994
                                                        --------      -------
                                                           (In thousands)
3 months or less                                         $1,461       $2,797

3 - 6 months                                              3,747        2,863

6 -12 months                                              1,219          924

Over 12 months                                            2,485        1,794
                                                        --------     --------
       Total                                             $8,912       $8,378
                                                        ========     ========

     Total deposits decreased by .21% to $72,914,764 at December 31, 1995 from $73,068,364 at December 31, 1994. The mix of deposits shifted slightly from demand and interest-bearing demand accounts to higher interest-bearing certificates of deposits and other time deposits during 1995.

     CAPITAL RESOURCES. DBI continues to maintain a strong capital position which provides a sound foundation to support current and future needs. At December 31, 1995, shareholders' equity was $6,569,587 compared to $5,900,063 at December 31, 1994, an increase of 11.3%. Book value per share was $236.33 at December 31, 1995 compared to $212.28 at December 31, 1994. The dividend payout ratio (dividends as a percentage of net income) was 233.1% in 1995 and 26.4% in 1994. The higher 1995 dividend payout ratio was due to the decline in earnings as discussed previously. The amount of dividends per share in 1995 was the same as 1994. The dividend payout for 1994 was consistent with management's policy of maintaining an appropriate balance between earnings distributed to shareholders in the form of dividends and earnings retained for internal capital growth. DBI historically has paid dividends in January and July of each year.

     The Federal Reserve has established a minimum leverage ratio of 4% to 5% depending on bank's particular circumstances and risk profile. This ratio is defined as shareholders' equity less goodwill, as a percentage of total assets less goodwill. DBI's tangible equity to tangible assets ratio was 7.97% at both December 31, 1995 and 1994. DBI's capital was considered satisfactory by the F.D.I.C. at year-end 1995. DBI is not aware of any current recommendations by its regulatory authorities or any other known trends, events or uncertainties that would have or that are reasonably likely to have a material effect on its liquidity or capital resources.

     In order to maintain a proper level of liquidity, DBI has several sources of funds available on a daily basis which can be used for liquidity purposes. Those sources include: (i) core deposits of both business and non-business customers; (ii) cash flows generated by the repayment of loans and investment principal and interest; and (iii) federal funds purchased.

     EFFECTS OF INFLATION

     Inflation has a minor effect on banking concerns since most of the assets and liabilities are monetary in nature. Increases in operating costs, the largest components of which are salaries and employee benefits, occupancy expenses and F.D.I.C. assessments, have exceeded the rate of inflation as measured by the consumer price index in each of the last three years. DBI continues to attempt to offset such increases through the growth of net earning assets, particularly loans, and earnings related thereto.

     LIQUIDITY AND INTEREST RATE SENSITIVITY

     Liquidity is a measure of DBI's ability to meet its customers' present and future deposit withdrawals and/or increased loan demand without unduly penalizing earnings. Interest rate sensitivity involves the relationship between rate sensitive assets and liabilities and is an indication of the probable effects of interest rate movements on DBI's interest income. Liquidity is provided by projecting credit demand and other financial needs and then maintaining sufficient cash and assets readily convertible into cash to meet these requirements. DBI has provided for its liquidity needs through core deposits, maturing loans and investments in its securities portfolio.

     Interest rate sensitive assets and liabilities are those which have yields or rates subject to change within a future period due to maturity or changes in market rates. An ongoing objective of DBI's asset/liability policy is to match rate-adjustable assets and liabilities at similar maturity horizons so that changes in interest rates will not result in wide fluctuations in net interest income. DBI seeks to manage its rate sensitivity position through the use of floating-rate loans and by matching acquired funds having a specific maturity with loans or securities with similar maturities. The rate sensitivity position is computed for various repricing intervals by calculating rate sensitivity gaps. The following table sets forth DBI's interest rate sensitivity analysis as of December 31, 1995. Although rate sensitivity gaps constantly change as funds are acquired and invested, DBI's negative gap of $16,710,000 at one year or less as of December 31, 1995, was 20.1% of total assets at that date. This negative gap position indicates that DBI's net interest margin would be adversely affected by a near-term increase in interest rates. Conversely, DBI could be positively affected by a near-term decrease in interest rates.


                                                                             NON-SENSITIVE
                                       1 - 90      90 DAYS     OVER 1 YEAR     AND OVER
                                        DAYS      TO 1 YEAR    TO 5 YEARS      5 YEARS       TOTAL
                                      --------    ---------    -----------    ---------     -------
Assets:

  Investment securities              $     599    $     855      $  10,124    $  20,782   $  32,360

  Loans, net of unearned interest        6,654       16,207         14,637        8,195      45,693

  Federal funds sold and
   deposits with banks                     332            -              -            -         332

  Non-earning assets                         -            -              -        4,893       4,893
                                     ---------    ---------      ---------    ---------   ---------

    Total Assets                     $   7,585    $  17,062      $  24,761    $  33,870   $  83,278
                                     =========    =========      =========    =========   =========

Liabilities and Shareholders'
 Equity:

  Interest-bearing transaction
   accounts                          $   7,830    $       -      $       -    $       -   $   7,830

  Money market and other
   savings                               6,311            -              -       10,377      16,688

  Certificates of deposit and
   other time deposits                   7,865       19,351         17,272            -      44,488

  Non-interest bearing deposits              -            -              -        6,739       6,739

  Non-interest bearing liabilities
   and shareholders' equity                  -            -              -        7,533       7,533
                                     ---------    ---------      ---------    ---------   ---------

Total liabilities and equity         $  22,006    $  19,351      $  17,272    $  24,649   $  83,278
                                     =========    =========      =========    =========   =========

Interest sensitivity gap             $ (14,421)   $  (2,289)     $   7,489    $   9,221
                                     =========    =========      =========    =========

Cumulative interest sensitivity
 gap                                 $ (14,421)   $ (16,710)     $  (9,221)

Cumulative gap as a percentage
 of total assets                         (17.3%)      (20.1%)        (11.1%)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the Record Date the number of shares of DBI Common beneficially owned and the percentage of ownership of outstanding shares of DBI Common by: (a) each director and executive officer of DBI; (b) each person who is known by DBI to own beneficially 5% or more of such stock; and (c) all directors and executive officers of DBI as a group:


             NAME OF                                             BENEFICIALLY      PERCENT OF
         BENEFICIAL OWNER                    ADDRESS                OWNED             CLASS
----------------------------------  -------------------------  ----------------  -----------
Daniel H. Eaves/(1)/                124 West Main Street             3,434           12.4%
President, Chairman of the Board    DuQuoin, Illinois 62832
and Chief Executive Officer

Jo Ann E. Isom/(2)/                 123 West Main Street             2,409            8.7
Secretary and Director              DuQuoin, Illinois 62832

Dominic P. Riggio/(3)/              115 North Walnut                 1,799            6.5
                                    DuQuoin, Illinois 62832

Ninfa Riggio/(4)/                   115 North Walnut                 1,798            6.5
                                    DuQuoin, Illinois 62832

Harold E. Rice/(5)/                                                  1,210            4.4
Director

Vallie D. West/(6)/                                                  1,003            3.6
Director

Joseph N. Morris/(7)/                                                  703            2.5
Director

R. K. Peek/(8)/                                                        228              *
Director

Bob Dyel/(9)/                                                          134              *
Director

David C. Marsden                                                        50              *
Director

Directors and Executive                                              9,171           32.9
Officers as a group (8 persons)

___________________

*      Less than 1%
/(1)/ Includes 1,000 shares of DBI Common that Mr. Eaves owns jointly with his wife.
/(2)/ Includes 409 shares of DBI Common that Ms. Isom owns jointly with her husband, 751 shares of DBI Common that Ms. Isom owns jointly with her mother and 1,249 shares of DBI Common subject to the West Side Trust for which Ms. Isom is the trustee and beneficiary.
/(3)/ Does not include 1,798 shares of DBI Common owned by Mr. Riggio's wife as to which he disclaims beneficial ownership.
/(4)/ Does not include 1,799 shares of DBI Common owned by Ms. Riggio's husband as to which she disclaims beneficial ownership.
/(5)/ Includes 55 shares of DBI Common that Mr. Rice owns jointly with each of his sons.
/(6)/ Such shares of DBI Common are subject to the West Living Trust dated January 11, 1991 for which Mr. West is the trustee and beneficiary.
/(7)/ Does not include 10 shares of DBI Common owned by Mr. Morris' wife as to which he disclaims beneficial ownership.
/(8)/ Does not include 228 shares of DBI Common owned by Mr. Peek's wife as to which he disclaims beneficial ownership.
/(9)/ Such shares of DBI Common are owned jointly by Mr. Dyel and his wife. Does not include 91 shares of DBI Common owned by Mr. Dyel's wife as to which he disclaims beneficial ownership.

   For purposes of the above table, a person is deemed to be a beneficial owner of shares of DBI Common if the person has or shares the power to vote or to dispose of such shares. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares shown in the table as beneficially owned by such person.

                                 LEGAL OPINION

          The legality of the securities offered hereby and certain tax consequences of the Merger will be passed upon by Lewis, Rice & Fingersh, L.C.


                                    EXPERTS

     INDEPENDENT AUDITORS FOR CNB

          The consolidated financial statements of CNB for the year ended December 31, 1995, incorporated by reference in CNB's Annual Report (Form 10-K), have been audited by Geo. S. Olive & Co. L.L.C., independent auditors, as set forth in their reports included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.


     INDEPENDENT AUDITORS FOR DBI

          The balance sheet as of December 31, 1995 and the statements of income, changes in shareholders' equity and cash flows for the year then ended of DBI, are included in the Registration Statement and in this Prospectus/Proxy Statement in reliance on the report of Baird, Kurtz & Dobson, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


     PRESENCE AT SPECIAL MEETING

          Representatives of Baird, Kurtz & Dobson are expected to be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                             SHAREHOLDER PROPOSALS

          Shareholder proposals for the 1997 annual meeting of CNB's shareholders must meet the requirements established by the S.E.C. for shareholder proposals and must be received by CNB no later than November 22, 1996, in order to be considered for inclusion in the 1997 proxy statement. Upon receipt of any such proposal, CNB will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the S.E.C.'s regulations governing the solicitation of proxies.


                                _______________

                      INDEX TO FINANCIAL STATEMENTS OF DBI
                      ------------------------------------

                                                                     PAGE
                                                                     ----
INDEPENDENT ACCOUNTANTS' REPORT.....................................  F-2


CONSOLIDATED FINANCIAL STATEMENTS

  Balance Sheets of December 31, 1995 and 1994 (unaudited)..........  F-3
  Statements of Income for the Years ended December 31, 1995, 1994
    (unaudited) and 1993 (unaudited)................................  F-5
  Statements of Changes in Stockholders' Equity for the Years
    ended December 31, 1995, 1994 (unaudited) and 1993 (unaudited)..  F-6
  Statements of Cash Flows for the Years ended
    December 31, 1995, 1994 (unaudited) and 1993 (unaudited)........  F-8
  Notes to Consolidated Financial Statements........................  F-9

                        Independent Accountants' Report
                        -------------------------------



          Board of Directors
          DuQuoin Bancorp, Inc.
          DuQuoin, Illinois


            We have audited the accompanying consolidated balance sheet of DUQUOIN BANCORP, INC., as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

            We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DUQUOIN BANCORP, INC. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                    /s/ Baird, Kurtz & Dobson


          St. Louis, Missouri
          January 19, 1996

                             DUQUOIN BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1995 AND 1994

                                     ASSETS
                                     ------



                                                           1994
                                              1995       UNAUDITED
                                              ----       ---------
  Cash and due from banks                 $ 2,135,429   $ 2,231,459
  Interest bearing deposits with banks        195,236       388,942
  Federal funds sold                          137,000       178,000
                                          -----------   -----------
      Cash and Cash Equivalents             2,467,665     2,798,401
                                          -----------   -----------




  Held-to-maturity securities              10,312,473    12,030,396
  Available-for-sale securities            22,047,854    20,392,869
                                          -----------   -----------
                                           32,360,327    32,423,265
                                          -----------   -----------


  Loans                                    45,692,834    45,607,114
  Less allowance for loan losses           (1,102,430)     (662,570)
                                          -----------   -----------
      Net Loans                            44,590,404    44,944,544
                                          -----------   -----------



  Premises and equipment                    2,060,061     2,123,004
  Foreclosed assets held for sale, net         51,106       188,548
  Interest receivable                         936,758       976,569
  Deferred income taxes                       315,060       488,260
  Other                                       497,458       480,161
                                          -----------   -----------
                                            3,860,443     4,256,542
                                          -----------   -----------


      Total Assets                        $83,278,839   $84,422,752
                                          ===========   ===========


See Notes to Consolidated Financial Statements

                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                                       1994
                                                          1995       UNAUDITED
                                                          ----       ---------
LIABILITIES
  Deposits
     Demand deposits                                  $   6,739,312   $   7,181,429
     Savings, NOW, and money market deposits             24,518,310      26,510,502
     Time deposits, $100,000 and over                     8,911,844       8,377,876
     Other time deposits                                 32,745,298      30,998,557
                                                      -------------   -------------
        Total Deposits                                   72,914,764      73,068,364

  Federal funds purchased and securities sold
     under agreements to repurchase                       2,831,354       5,036,546
  Accrued interest and other liabilities                    963,134         417,779
                                                      -------------   -------------
        Total Liabilities                                76,709,252      78,522,689
                                                      -------------   -------------

STOCKHOLDERS' EQUITY
  Common stock, par value $25 per share, authorized
     150,000 shares, issued and outstanding
     1995 - 27,798 shares, 1994 - 27,794 shares             694,950         694,850
  Additional paid-in capital                                705,748         704,748
  Retained earnings                                       5,238,619       5,397,513
                                                      -------------   -------------
                                                          6,639,317       6,797,111
  Unrealized depreciation on
     available-for-sale securities, net of
     income taxes of $49,060 and $631,143
     in 1995 and 1994, respectively                        (69,730)       (897,048)
                                                      -------------   -------------

        Total Stockholders' Equity                        6,569,587       5,900,063
                                                      -------------   -------------

        Total Liabilities and Stockholders' Equity    $  83,278,839   $  84,422,752
                                                      =============   =============

See Notes to Consolidated Financial Statements

                             DUQUOIN BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                               1994          1993
                                                   1995      UNAUDITED     UNAUDITED
                                                   ----      ---------     ---------

INTEREST INCOME
  Loans                                         $4,176,196   $3,900,250    $4,030,985
  Investment securities-taxable                  1,334,445    1,252,218     1,283,955
  Investment securities-non-taxable                656,015      661,383       634,807
  Federal funds sold                                22,243       24,556        13,749
  Deposits with banks                               15,429       28,655        31,572
                                                ----------   ----------    ----------
           Total Interest Income                 6,204,328    5,867,062     5,995,068
                                                ----------   ----------    ----------

INTEREST EXPENSE
  Deposits                                       2,931,484    2,355,484     2,328,341
  Federal funds purchased and securities sold
      under agreements to repurchase               298,518      248,034       193,339
  Long-term debt                                         -       15,634        27,083
                                                ----------   ----------    ----------
           Total Interest Expense                3,230,002    2,619,152     2,548,763
                                                ----------   ----------    ----------

NET INTEREST INCOME                              2,974,326    3,247,910     3,446,305

PROVISION FOR LOAN LOSSES                        1,000,000      198,000       120,000
                                                ----------   ----------    ----------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                      1,974,326    3,049,910     3,326,305
                                                ----------   ----------    ----------

NON-INTEREST INCOME
  Service charges on deposit accounts              151,439      128,601       118,900
  Other service charges on deposit accounts        236,344      206,649       181,896
  Net realized gains on sales of
      available-for-sale securities                 30,107       11,619        87,989
  Credit card fees                                  48,409       36,792        17,768
  Other income                                      62,541       75,351        79,437
                                                ----------   ----------    ----------
           Total Non-Interest Income               528,840      459,012       485,990
                                                ----------   ----------    ----------

NON-INTEREST EXPENSE
  Salaries and employee benefits                 1,173,262    1,083,797     1,034,325
  Net occupancy expense                            342,855      275,983       265,113
  Data processing expense                           88,994       86,930        73,398
  Deposit insurance premium                         83,816      157,580       155,056
  Other operating expense                        1,008,875      531,619       586,712
                                                ----------   ----------    ----------
           Total Non-Interest Expense            2,697,802    2,135,909     2,114,604
                                                ----------   ----------    ----------

INCOME (LOSS) BEFORE INCOME TAXES                 (194,636)   1,373,013     1,697,691

PROVISION (CREDIT) FOR INCOME TAXES               (314,000)     318,407       427,193
                                                ----------   ----------    ----------

NET INCOME                                      $  119,364   $1,054,606    $1,270,498
                                                ==========   ==========    ==========

NET INCOME PER SHARE                                 $4.29       $38.83        $48.79

See Notes to Consolidated Financial Statements

                             DUQUOIN BANCORP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                               UNREALIZED
                                                                              APPRECIATION
                                                                             (DEPRECIATION)
                                               ADDITIONAL                      ON AVAILABLE-
                                  COMMON        PAID-IN         RETAINED        FOR-SALE
                                   STOCK        CAPITAL         EARNINGS     SECURITIES, NET      TOTAL
                                ----------  --------------  --------------  ----------------  ------------
BALANCE,
 JANUARY 1, 1993
                                  $651,800      $  978,518     $ 3,551,961      $          -   $  5,182,279

 Net income                              -               -       1,270,498                 -      1,270,498
 Dividends on common stock,
   $8.00 per share                       -               -       (200,812)                 -      (200,812)
 Purchase of common stock        (108,075)       (995,955)               -                 -    (1,104,030)
 Sale of common stock               45,675         222,905               -                 -        268,580
                                 ---------   -------------   -------------   ---------------    -----------

BALANCE,
 DECEMBER 31, 1993
                                   589,400         205,468       4,621,647                 -      5,416,515

 Net income                              -               -       1,054,606                 -      1,054,606
 Dividends on
  common stock,
  $10.00 per share                       -               -       (278,740)                 -      (278,740)
 Purchase of common stock          (8,725)         (95,500)              -                 -      (104,225)
 Sale of common stock              114,175          594,780              -                 -        708,955
 Cumulative effect, at
  January 1, 1994, of
  change in accounting
  for available-for-sale
  securities, net of income
  taxes of $320,311                      -                -              -           455,240        455,240
 Change in unrealized
  appreciation on
  available-for-sale
  securities, net of income
  taxes of $951,454                      -                -              -       (1,352,288)    (1,352,288)
                                 ---------   -------------   -------------    --------------    -----------

BALANCE,
 DECEMBER 31, 1994               $ 694,850      $  704,748      $5,397,513       $ (897,048)   $  5,900,063
                                 =========   =============   =============     =============   ============

See Notes to Consolidated Financial Statements

                             DUQUOIN BANCORP, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                                         UNREALIZED
                                                                                        APPRECIATION
                                                                                       (DEPRECIATION)
                                                           ADDITIONAL                   ON AVAILABLE-
                                               COMMON       PAID-IN      RETAINED         FOR-SALE
                                                STOCK       CAPITAL      EARNINGS      SECURITIES, NET       TOTAL
                                              --------    -----------  ------------   -----------------   ------------
BALANCE,
 DECEMBER 31, 1994                           $  694,850    $  704,748  $ 5,397,513    $  (897,048)        $  5,900,063

 Net income                                           -             -      119,364              -              119,364
 Dividends on common
   stock, $10.00 per share                            -             -    (278,258)              -             (278,258)
 Sale of common stock                               100         1,000            -              -                1,100
 Change in unrealized
   appreciation on
   available-for-sale
   securities, net of income
   taxes of $582,083                                  -             -            -        827,318              827,318
                                             ----------    ----------  -----------   ------------        -------------

BALANCE,
 DECEMBER 31, 1995                           $  694,950    $  705,748  $ 5,238,619   $   (69,730)        $   6,569,587
                                            ===========    ==========  ===========   ============        =============

See Notes to Consolidated Financial Statements

                             DUQUOIN BANCORP, INC,

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                    1994           1993
                                                                     1995        UNAUDITED      UNAUDITED
                                                                     ----        ---------      ---------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                     $   119,364   $ 1,054,606   $  1,270,498
  Items not requiring (providing) cash:
       Depreciation and amortization                                 140,887       151,039        141,298
       Provision for loan losses                                   1,000,000       198,000        120,000
       Amortization of premiums and discounts on securities           55,680       133,544        113,727
       Deferred income taxes                                        (409,000)      (12,319)       (20,251)
       Provision for losses on foreclosed assets                      42,231        58,814         10,290
       Net realized gains on sale of available-for-sale securities   (30,107)      (11,619)       (87,989)
  Changes in:
       Interest receivable                                            39,811       (12,282)        10,987
       Other assets                                                  (17,297)      (15,912)        63,809
       Accrued interest and other liabilities                        552,845        65,920        (39,291)
       Income taxes payable                                           (7,373)     (279,896)        31,227
                                                                 -----------   -----------   ------------
           Net cash provided by operating activities               1,487,041     1,329,895      1,614,305
                                                                 -----------   -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net originations of loans                                         (766,602)   (2,736,587)      (716,747)
  Purchase of premises and equipment                                 (88,224)     (110,019)       (43,288)
  Proceeds from sales of premises and equipment                       10,280             -              -
  Proceeds from the sale of foreclosed assets                        215,953       242,191        439,264
  Proceeds from sales of available-for-sale securities             7,266,789     7,559,820      8,800,535
  Proceeds from maturities of available-for-sale securities        1,237,973     2,711,277              -
  Purchases of available-for-sale securities                      (6,251,952)   (9,759,765)             -
  Proceeds from maturities of held-to-maturity securities          2,301,116     1,545,000      5,377,582
  Purchases of held-to-maturity securities                        (3,107,160)   (5,932,295)   (13,307,293)
                                                                 -----------   -----------   ------------
       Net cash provided by (used in) investing activities           818,173    (6,480,378)       550,053
                                                                 -----------   -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand, NOW, money market
       and savings deposits                                       (2,434,309)    1,328,918      1,084,078
  Net increase in certificates of deposits                         2,280,709       908,559        857,586
  Net repayments of other borrowings                                       -    (1,065,000)       565,000
  Purchases of common stock                                                -      (104,225)    (1,104,030)
  Proceeds from sale of common stock                                   1,100       708,955        268,580
  Dividends paid                                                    (278,258)     (278,740)      (200,812)
  Net increase (decrease) in federal funds purchased              (2,205,192)    1,801,546     (1,240,000)
                                                                 -----------   -----------   ------------
       Net cash provided by (used in) financing activities        (2,635,950)    3,300,013        230,402
                                                                 -----------   -----------   ------------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                              (330,736)   (1,850,470)     2,394,760

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                       2,798,401     4,648,871      2,254,111
                                                                 -----------   -----------   ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                           $ 2,467,665   $ 2,798,401   $  4,648,871
                                                                 ===========   ===========   ============

See Notes to Consolidated Financial Statements

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES

Nature of Operations
--------------------

  DuQuoin Bancorp, Inc. is primarily engaged in providing a full range of banking and mortgage services to individual and corporate customers through its subsidiary bank, DuQuoin National Bank (the "Bank") in DuQuoin, Illinois. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

USE OF ESTIMATES
----------------

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and the valuation of foreclosed assets held for sale, management obtains independent appraisals for significant properties.

  Management believes that the allowances for losses on loans and the valuation of foreclosed assets held for sale are adequate. While management uses available information to recognize losses on loans and foreclosed assets held for sale, changes in economic conditions may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and valuation of foreclosed assets held for sale. Such agencies may require the Bank to recognize additional losses to the allowances based on their judgment of information available to them at the time of their examination.

PRINCIPLES OF CONSOLIDATION
---------------------------

  The consolidated financial statements include the accounts of the DuQuoin Bancorp, Inc. and its 100% owned subsidiary, the Bank. Significant intercompany accounts and transactions have been eliminated in consolidation.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES, Continued

CASH EQUIVALENTS
----------------

  The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1995 and 1994, cash equivalents consisted of federal funds sold.

INVESTMENTS IN DEBT AND EQUITY SECURITIES
-----------------------------------------

  Available-for-sale securities, which include any security for which the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on specifically identified amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

  Held-to-maturity securities, which include any security which the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

  Interest and dividends on investments in debt and equity securities are included in income when earned.

LOANS
-----

  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any charge-offs and the allowance for loan losses.

ALLOWANCE FOR LOAN LOSSES
-------------------------

  The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General allowances have been established, based upon the aforementioned factors, and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds, the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES, Continued

LOANS, CONTINUED
----------------

  A loan is considered impaired when it is probable that the Bank will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent 90 days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is discontinued, and interest accrued and unpaid is removed, at the time such amounts are delinquent 90 days. Interest is recognized for nonaccrual loans only upon receipt, and only after all principal amounts are current according to the terms of the contract.

PREMISES AND EQUIPMENT
----------------------

  Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

FORECLOSED ASSETS HELD FOR SALE
-------------------------------

  Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value as of the date of foreclosure and a related valuation allowance is provided for estimated costs to sell the assets. Management evaluates the value of foreclosed assets held for sale periodically and increases the valuation allowance for any subsequent declines in estimated fair value. Changes in the valuation allowance are charged or credited to other expense.

UNAUDITED INFORMATION
---------------------

  The Bank's financial statements and disclosures as of December 31, 1994 and for the two years then ended are unaudited. Accordingly, the following disclosures related to 1994 and 1993 are also unaudited. In the opinion of management, the unaudited information reflects all adjustments which are necessary for a fair statement of the results for the unaudited periods. All such adjustments are of a normal recurring nature.

INCOME TAXES
------------

  Deferred tax liabilities and assets are recognized for the tax effect of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT
           ACCOUNTING POLICIES, Continued

NET INCOME PER SHARE
--------------------

  Net Income per share is based on the weighted average number of shares outstanding during the period, which totaled 27,797, 27,158 and 26,042 for the years ended December 31, 1995, 1994 and 1993, respectively.


NOTE 2:   INVESTMENTS IN DEBT AND EQUITY SECURITIES

  The amortized cost and approximate fair value of available-for-sale securities are as follows:


                                                    DECEMBER 31, 1995
                                    --------------------------------------------------
                                                                             APPROXI-
                                       GROSS                    GROSS          MATE
                                     AMORTIZED   UNREALIZED   UNREALIZED       FAIR
                                       COST        GAINS       (LOSSES)       VALUE
                                    -----------  ----------  ------------  -----------
U.S. Treasury                       $   984,734    $  5,926  $      (219)  $   990,441
U.S. Government agencies              2,639,085      17,203       (7,091)    2,649,197
Mortgage-backed securities           13,834,996      87,799     (301,839)   13,620,956
State and political subdivisions      3,408,506      72,976       (9,152)    3,472,330
Other securities                      1,299,323      16,330         (723)    1,314,930
                                    -----------    --------  -----------   -----------
                                    $22,166,644    $200,234  $  (319,024)  $22,047,854
                                    ===========    ========  ===========   ===========


                                                    DECEMBER 31, 1994
                                    --------------------------------------------------
                                                        UNAUDITED
                                                       ----------
                                                                             APPROXI-
 GROSS                                                          GROSS          MATE
                                     AMORTIZED   UNREALIZED  UNREALIZED        FAIR
                                       COST        GAINS      (LOSSES)        VALUE
                                    -----------  ----------  -----------   -----------
U.S. Treasury                       $   846,893    $      -  $    (9,073)  $   837,820
U.S. Government agencies              1,906,360           -      (69,205)    1,837,155
Mortgage-backed securities           14,165,132       1,285   (1,383,488)   12,782,929
State and political subdivisions      4,391,412      52,848      (87,717)    4,356,543
Other securities                        610,966           -      (32,544)      578,422
                                    -----------    --------  -----------   -----------
                                    $21,920,763    $ 54,133  $(1,582,027)  $20,392,869
                                    ===========    ========  ===========   ===========

                             DUQUOIN BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 2:   INVESTMENTS IN DEBT AND EQUITY SECURITIES, Continued

Maturities of available-for-sale securities at December 31, 1995:

                                                                                   APPROXIMATE
                                                               AMORTIZED               FAIR
                                                                  COST                 VALUE
                                                              ----------           -----------
        One year or less                                      $ 1,441,734          $  1,449,768
        After one through five years                            6,002,856             6,084,870
        After five through ten years                              887,058               892,260
        After ten years                                                 -                     -
        Mortgage-backed securities not
           due on a single maturity date                       13,834,996            13,620,956
                                                              -----------          ------------


                                                              $22,166,644          $ 22,047,854
                                                              ===========         =============

    The amortized cost and approximate fair value of held-to-maturity securities are as follows:

                                                            DECEMBER 31, 1995
                                               --------------------------------------------------

                                                                                       APPROXI-
                                                               GROSS       GROSS         MATE
                                                AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                  COST         GAINS      (LOSSES)       VALUE
                                               -----------  -----------  ----------   -----------
      State and political
         subdivisions                          $10,312,473  $   358,828    $(11,849)  $10,659,452
                                               ===========  ===========  ==========   ===========

                             DUQUOIN BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993



NOTE 2:  INVESTMENTS IN DEBT AND EQUITY SECURITIES, Continued

                                                                                   DECEMBER 31, 1994
                                                                   --------------------------------------------------
                                                                                        UNAUDITED
                                                                                       -----------
                                                                                                           APPROXI-
                                                                                  GROSS         GROSS        MATE
                                                                    AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                                                      COST         GAINS      (LOSSES)       VALUE
                                                                   -----------  -----------  -----------  -----------
       U.S. Treasury                                               $    443,863  $     6,304   $    (408)   $   449,759
       U.S. Government agencies                                         250,679            -      (7,329)       243,350
       State and political subdivisions                               9,735,149        7,929    (674,996)     9,068,082
       Other securities                                               1,600,705            -     (15,457)     1,585,248
                                                                   -----------   -----------  ----------   ------------

                                                                   $ 12,030,396  $    14,233   $(698,190)  $ 11,346,439
                                                                   ============  ===========  ==========   ============

       Maturities of held-to-maturity securities at December 31, 1995:

                                                                                                        APPROXIMATE
                                                                                 AMORTIZED                  FAIR
                                                                                   COST                     VALUE
                                                                                ----------              -----------
           One year or less                                                   $          -             $          -
           After one through five years                                          1,789,417                1,833,683
           After five through ten years                                          5,346,459                5,488,794
           After ten years                                                       3,176,597                3,336,975
                                                                              ------------             ------------

                                                                              $ 10,312,473             $ 10,659,452
                                                                              ============             ============

  The book value of securities pledged as collateral to secure public deposits amounted to $6,978,182 at December 31, 1995 and $9,454,909 at December 31, 1994.
The approximate fair value of pledged securities amounted to $6,869,625 at December 31, 1995 and $8,659,190 at December 31, 1994.

  Gross gains of $69,962, $79,450 and $119,574 and gross losses of $39,855, $67,831 and $31,585 resulting from sales of available-for-sale securities were realized in 1995, 1994 and 1993, respectively.

  Income taxes related to net gains on sales of available-for-sale securities amounted to $12,040, $4,650 and $35,190 for 1995, 1994 and 1993, respectively.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 2:  INVESTMENTS IN DEBT AND EQUITY SECURITIES, Continued

  As of December 11, 1995, the Bank redesignated held-to-maturity securities with an aggregate amortized cost of $2,039,820 and net unrealized gains of $7,541 to the available-for-sale portfolio. The redesignation was prompted by the recent announcement by the Financial Accounting Standards Board to allow a one-time redesignation and reflects management's revised expectations of liquidity needs.


NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

  Categories of loans at December 31, 1995 and 1994 included:


                                                              1994
                                             1995           UNAUDITED
                                             ----           ---------

  Commercial and agricultural            $ 15,637,009    $ 16,431,480
  Real estate construction                    364,272         159,642
  Commercial real estate                    9,103,084       9,449,027
  Residential real estate                  14,421,670      14,183,084
  Consumer                                  6,319,776       5,498,242
  Other                                        69,617          27,638
                                         ------------    ------------
    Total Loans                            45,915,428      45,749,113
     Less:
       Unearned discount and fees             222,594         141,999
       Allowance for loan losses            1,102,430         662,570
                                         ------------    ------------

    Net Loans                            $ 44,590,404    $ 44,944,544
                                         ============    ============

  Loans on which the accrual of interest has been discontinued aggregated $1,338,357 and $655,108 at December 31, 1995 and 1994, respectively. If interest on those loans had been accrued, such interest income would have approximated $16,710 and $31,979, in 1995 and 1994, respectively.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES, Continued

 Transactions in the allowance for loan losses were as follows:

                                                           1994        1993
                                               1995      UNAUDITED   UNAUDITED
                                               ----      ---------   ---------

  Balance, beginning of year               $   662,570  $  594,346  $  507,730
   Provision charged to expense              1,000,000     198,000     120,000
   Losses charged off, net of recoveries
     of $28,765 in 1995, $17,762 in
     1994 and $108,829 in 1993                (560,140)   (129,776)    (33,384)
                                           -----------  ----------   ---------

  Balance, end of year                     $ 1,102,430  $  662,570  $  594,346
                                           ===========  ==========  ==========

  As of January 1, 1995, the Bank adopted Statement No. 114 issued by the Financial Accounting Standards Board regarding accounting by creditors for impairment of a loan. This new statement requires discounting expected future cash flows to measure impairment of certain loans or, as a practical expedient, impairment measurements based on the loan's observable market price or the fair value of collateral if the loan is collateral dependent. The adoption of Statement No. 114 required no adjustment to the Bank's financial statements.

  Impaired loans totaled approximately $5,950,000 at December 31, 1995. An allowance for loan losses of $670,000 relates to impaired loans of $5,590,000, at December 31, 1995. At December 31, 1995, impaired loans of $360,000 had no related allowance for loan losses.

  Interest income of $445,000 was recognized on average impaired loans of $5,520,000 for 1995, including interest of $37,000 recognized using the cash basis method of accounting on nonaccrual loans.

  For financial reporting purposes, "impaired loans" includes all loans for which the Bank's loan rating system provides a specific reserve and loans for which the accrual of interest has been discontinued.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 4:  PREMISES AND EQUIPMENT

  Major classifications of premises and equipment, stated at cost, at December 31, 1995 and 1994 were as follows:

                                                  1994
                                       1995     UNAUDITED
                                       ----     ---------

   Land                             $  541,969  $  541,969
   Building and improvements         1,848,789   1,828,326
   Equipment                         1,216,427   1,178,650
   Automobile                           29,983      22,705
                                    ----------  ----------
                                     3,637,168   3,571,650
   Less accumulated depreciation     1,577,107   1,448,646
                                    ----------  ----------

   Total premises and equipment     $2,060,061  $2,123,004
                                    ==========  ==========

  Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was $140,887, $151,039 and $141,298, respectively.


NOTE 5: INCOME TAXES

 The provision for income taxes consists of:
                                                                 1994        1993
                                                     1995      UNAUDITED   UNAUDITED
                                                     ----      ---------   ---------

 Taxes currently payable                        $     95,000   $  330,726  $  447,444
 Deferred income taxes                             (409,000)     (12,319)    (20,251)
                                                ------------   ----------  ----------

                                                $  (314,000)   $  318,407  $  427,193
                                                ============   ==========  ==========

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 5:   INCOME TAXES, Continued

  A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                      1994        1993
                                                          1995     UNAUDITED   UNAUDITED
                                                          ----     ---------   ---------

  Computed at the statutory rate (34%)                  $ (66,000)  $ 466,800   $ 577,200

  Increase (decrease) resulting from:
    Tax-exempt municipal interest                        (210,700)   (200,600)   (194,800)
    Officers' life insurance                               (6,000)     (4,100)     (5,007)
    State income taxes - net of federal tax benefits      (18,000)     59,800      76,800
    Other                                                 (13,300)     (3,493)    (27,000)
                                                        ---------   ---------   ---------

  Actual tax provision (credit)                         $(314,000)  $ 318,407   $ 427,193
                                                        =========   =========   =========

  As of December 31, 1995, the Company had approximately $100,000 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

  The tax effects of temporary differences related to deferred taxes shown on the balance sheets are:

                                                              1994
                                                  1995     UNAUDITED
                                                  ----     ---------
     Deferred tax assets:
       Allowance for loan losses                $ 303,000   $ 121,700
       Valuation of foreclosed assets               2,000      44,800
       Deferred compensation liability             27,000      19,500
       Other accrued expenses                     112,000           -
       Unrealized loss on available-for-sale
         securities                                49,060     631,100
       Alternative minimum tax credits            100,000           -
       Net operating loss carryforward             48,000           -
                                                ---------   ---------
                                                  641,060     817,100
                                                ---------   ---------
     Deferred tax liabilities:
       Other                                      (13,000)     (5,340)
       Accumulated depreciation                  (313,000)   (323,500)
                                                ---------   ---------
                                                 (326,000)   (328,840)
                                                ---------   ---------

         Net deferred tax asset                 $ 315,060   $ 488,260
                                                =========   =========

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 5:  INCOME TAXES, Continued

  Deferred income taxes related to the change in unrealized appreciation (depreciation) on available-for-sale securities, shown in stockholders' equity, were $582,083 and $951,454 in 1995 and 1994, respectively.


NOTE 6:  STOCKHOLDERS' EQUITY

  At December 31, 1995, federal regulatory agencies generally required member banks to maintain core (Tier 1) capital of at least 3% of total assets plus an additional cushion of 1% to 2%. Tier 1 capital generally consists of total stockholders' equity. Additionally, these agencies require member banks to maintain total risk-based capital of at least 8% of risk-weighted assets, with at least one-half of that total capital amount consisting of Tier 1 capital. Total capital for risk-based purposes includes Tier 1 capital plus the allowance for loan losses.

  At December 31, 1995 and 1994, the Bank exceeded its minimum capital requirements. Additionally, the Bank is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval.



NOTE 7:  TRANSACTIONS WITH RELATED PARTIES

  At December 31, 1995 and 1994, the Bank had loans outstanding to executive officers, directors, and companies in which the Banks' executive officers or directors were principal owners, in the amount of $3,111,160 and $2,709,565, respectively.

  In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business, and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 8:  EMPLOYEE BENEFIT PLANS

  The Bank maintains a 401(k) defined contribution pension plan covering substantially all employees. Employees may contribute up to 15% of their compensations with the Bank making matching and other discretionary contributions which are determined each plan year. Employer contributions charged to expense in 1995, 1994 and 1993 were $44,214, $52,500 and $41,936, respectively.

  The Bank has deferred compensation agreements with two of its executive officers which provide for payments aggregating $70,000 annually upon retirement, death or involuntary termination. In the event of permanent disability, the executives receive all amounts due within three months of disability. The Bank recognizes the cost of the agreements over the period to eligibility (age 62) by recording the present value of expected future payments, and has purchased life insurance on the lives of the officers to partially fund the present and future liabilities. Accrued deferred compensation liability was $65,489 and $47,183 in 1995 and 1994, respectively. Expense was $18,306,
$13,556 and $10,687 in 1995, 1994 and 1993, respectively.



NOTE 9:  ADDITIONAL CASH FLOW INFORMATION

                                                                1994          1993
                                                   1995      UNAUDITED     UNAUDITED
                                                   ----      ---------     ---------
  NONCASH INVESTING AND FINANCING ACTIVITIES
  ------------------------------------------
   Real estate acquired in settlement of loans  $  120,742    $  234,762   $  265,531


  ADDITIONAL CASH INFORMATION
  ---------------------------

   Interest paid                                $3,169,853    $2,597,193   $2,608,876

   Income taxes paid                            $  110,272    $  613,123   $  440,448

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 10:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

CASH AND CASH EQUIVALENTS
-------------------------

  For these short-term instruments, the carrying amount approximates fair value.

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES
--------------------------------------------------

  Fair values for available-for-sale securities, which also are the amounts recognized in the balance sheet, equal quoted market prices, if available. If quoted market prices are not available, fair values are estimated based on quoted market prices of similar securities.

LOANS
-----

  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

DEPOSITS
--------

  The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date (i.e., their carrying amount). The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS
------------------------------------------------------------------

  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 10:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS,
             Continued

COMMITMENTS TO EXTEND CREDIT, LETTERS OF CREDIT AND LINES OF CREDIT
-------------------------------------------------------------------

  The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

  The following table presents estimated fair values of the Bank's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.


                                                   DECEMBER 31, 1995
                                               ------------------------
                                                CARRYING       FAIR
                                                 AMOUNT        VALUE
                                               -----------  -----------
 Financial assets:
   Cash and cash equivalents                   $ 2,467,665  $ 2,467,665
   Available-for-sale securities                22,047,854   22,047,854
   Held-to-maturity securities                  10,312,473   10,659,452
   Interest receivable                             936,758      936,758
   Loans, net of allowance for loan losses      44,590,404   43,985,485

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 10:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS,
             Continued

COMMITMENTS TO EXTEND CREDIT, LETTERS OF CREDIT AND LINES OF CREDIT, CONTINUED
------------------------------------------------------------------------------

                                                          DECEMBER 31, 1995
                                                       ------------------------
                                                        CARRYING       FAIR
                                                         AMOUNT        VALUE
                                                       -----------  -----------
  Financial liabilities:
    Deposits                                           $72,914,764  $73,025,829
    Federal funds purchased and securities
     sold under agreements to repurchase                 2,831,354    2,831,354
    Interest payable                                       377,160      377,160

  Unrecognized financial instruments
    (net of contract amount):
     Letters of credit                                           -           -
     Lines of credit                                             -           -


NOTE 11:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

  Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

  In connection with the merger agreement discussed in Note 15, the Bank performed environmental site assessments of Bank-owned and operated properties. These assessments identified certain levels of contamination, which are not attributable to the Bank's use of the properties. However, environmental engineers have estimated remediation costs ranging between $115,000 and $380,000, depending on the cleanup methods which might be required by regulatory authorities. The Bank has accrued a $200,000 liability, which management believes is a reasonable estimate of the cost of remediation efforts which might ultimately be required. Actual results could differ from current estimates.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 12:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include lines-of-credit, commitments to extend credit and standby letters of credit. When viewed in terms of the maximum exposure, those instruments may involve varying degrees of credit risk in excess of the amounts recognized in the statement of financial position.

  Commitments to extend credit and lines of credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Lines of credit and commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Management does not anticipate any material losses as a result of these transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

  At December 31, 1995, all of the Bank's credit commitments renewed at various times through 1996.

  The Bank's maximum exposure to credit loss under lines of credit, commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                1995        1994
                                                                ----        -----
                                                                         UNAUDITED
                                                                         ---------
   Financial instruments whose contract
      amounts represent potential credit risk:

         Lines of credit and commitments to extend credit    $1,614,325  $1,750,517

         Standby letters of credit                           $  162,300  $  130,900

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 12:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, Continued

  The Bank requires collateral to support financial instruments when it is deemed necessary. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include income-producing and other commercial properties; accounts receivable; property, plant and equipment; inventory; residential real estate; and personal property.



NOTE 13:  FEDERAL FUNDS SOLD AND PURCHASED

  From time to time the Bank has excess deposits or a need for additional funds. Excess deposits are loaned to other banks as federal funds sold, which represents overnight lending to other member banks of the Federal Reserve System. Additional funds are borrowed from other member banks as federal funds purchased, which represents overnight borrowings from other member banks of the Federal Reserve System.

  At December 31, 1995 and 1994, $137,000 and $2,228,000, respectively,  was sold to banks in the St. Louis, Missouri and Springfield, Illinois areas.



NOTE 14:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

  The Bank enters into sales of securities under agreements to repurchase. Repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the statement of financial condition. The securities underlying the agreements are book-entry securities. At December 31, 1995 and 1994, these agreements had a weighted-average interest rate of 5.87% and 4.80%, respectively, and matured within 24 months. At December 31, 1995 and 1994, all of the agreements were agreements to repurchase the same securities. Securities sold under agreements to repurchase averaged $3,022,537 and $3,091,489 in 1995 and 1994, respectively, and the maximum amount outstanding at any month-end in 1995 and 1994, was $3,186,180 and $3,297,000, respectively.

  Securities sold under agreements to repurchase consist of U.S. treasury and U.S. agency securities with book values of $4,057,558 and $3,765,870 and fair values of $4,064,662 and $3,432,368 at December 31, 1995 and 1994, respectively.

                             DUQUOIN BANCORP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1994 AND 1993



NOTE 15:  MERGER AGREEMENT WITH CNB BANCSHARES, INC.

  In November, 1995, DuQuoin Bancorp, Inc. and CNB Bancshares, Inc., Evansville, Indiana ("CNB"), entered into an agreement and plan of merger pursuant to which DuQuoin Bancorp, Inc. would be merged into a subsidiary of CNB and of the Bank would be merged with a bank subsidiary of CNB. Terms of the agreement call for the Company's shareholders to receive 17.96 shares of CNB common stock for each share of DuQuoin Bancorp, Inc. stock, subject to certain adjustments. The agreement is subject to shareholder approval and regulatory approvals. In the event the agreement is terminated as a result of certain specific events as defined in the agreement, DuQuoin Bancorp, Inc. may be required to pay CNB a termination fee of $1,000,000.



NOTE 16:  ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS
            NO. 115

  At January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115 regarding investments in debt and equity securities. As described in Note 1, this statement creates categories of securities based upon management's intent. Securities meeting the criteria for the "available-for-sale" category were adjusted to their fair values as of January 1, 1994, with a corresponding valuation reserve, net of income taxes, reported in stockholders' equity. The cumulative effect of adopting FAS 115 at January 1, 1994 increased stockholders' equity by $455,240.

                                                                      APPENDIX A



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                         AGREEMENT AND PLAN OF MERGER



                                 by and among


                             DUQUOIN BANCORP, INC.
                           an Illinois corporation,



                                      and



                             CNB BANCSHARES, INC.,
                            an Indiana corporation,



                                      and



                           HBI ACQUISITION COMPANY,
                           an Illinois corporation,



                            Dated November 17, 1995


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       A

                               TABLE OF CONTENTS
                               -----------------

                                                                                Page
                                                                                ----
ARTICLE ONE    TERMS OF THE MERGER AND CLOSING.................................  A-1
-----------    -------------------------------
               Section 1.01.  The Merger.......................................  A-1
               Section 1.02.  Merging Corporation..............................  A-1
               Section 1.03.  Surviving Corporation............................  A-1
               Section 1.04.  Effect of the Merger.............................  A-1
               Section 1.05.  Conversion of Shares.............................  A-1
               Section 1.06.  The Closing......................................  A-3
               Section 1.07.  Exchange Procedures; Surrender of Certificates...  A-3
               Section 1.08.  Closing Date.....................................  A-4
               Section 1.09.  Actions At Closing...............................  A-4

ARTICLE TWO    REPRESENTATIONS OF DBI..........................................  A-6
-----------    ----------------------
               Section 2.01.  Organization and Capital Stock...................  A-6
               Section 2.02.  Authorization; No Defaults.......................  A-7
               Section 2.03.  Subsidiaries.....................................  A-7
               Section 2.04.  Financial Information............................  A-7
               Section 2.05.  Absence of Changes...............................  A-8
               Section 2.06.  Regulatory Enforcement Matters...................  A-8
               Section 2.07.  Tax Matters......................................  A-8
               Section 2.08.  Litigation.......................................  A-9
               Section 2.09.  Employment Agreements............................  A-9
               Section 2.10.  Reports..........................................  A-9
               Section 2.11.  Investment Portfolio............................. A-10
               Section 2.12.  Loan Portfolio................................... A-10
               Section 2.13.  Employee Matters and ERISA....................... A-10
               Section 2.14.  Title to Properties; Insurance................... A-12
               Section 2.15.  Environmental Matters............................ A-12
               Section 2.16.  Compliance with Law.............................. A-13
               Section 2.17.  Undisclosed Liabilities.......................... A-13
               Section 2.18.  Brokerage........................................ A-13
               Section 2.19.  Interim Events................................... A-13
               Section 2.20.  Non-Banking Activities........................... A-13
               Section 2.21.  Properties, Contracts and Other Agreements....... A-13
               Section 2.22.  Trust Administration............................. A-14
               Section 2.23.  State Takeover Laws.............................. A-15
               Section 2.24.  Rights Agreement................................. A-15
               Section 2.25.  Statements True and Correct...................... A-15

ARTICLE THREE  REPRESENTATIONS OF CNB AND CNB-ILL.............................  A-16
-------------  ----------------------------------
               Section 3.01.  Organization and Capital Stock..................  A-16
               Section 3.02.  Authorization...................................  A-17
               Section 3.03.  Subsidiaries....................................  A-17
               Section 3.04.  Financial Information...........................  A-17
               Section 3.05.  Absence of Changes..............................  A-17
               Section 3.06.  Litigation......................................  A-18
               Section 3.07.  Reports.........................................  A-18
               Section 3.08.  Compliance With Law.............................  A-18
               Section 3.09.  Statements True and Correct.....................  A-18
               Section 3.10.  Tax Matters.....................................  A-18

ARTICLE FOUR   AGREEMENTS OF DBI..............................................  A-19
------------   -----------------
               Section 4.01.  Business in Ordinary Course.....................  A-19
               Section 4.02.  Breaches........................................  A-21
               Section 4.03.  Submission to Shareholders......................  A-21
               Section 4.04.  Consents to Contracts and Leases................  A-22
               Section 4.05.  Restructuring Charges and Expenses..............  A-22
               Section 4.06.  Consummation of Agreement.......................  A-22
               Section 4.07.  Environmental Reports...........................  A-22
               Section 4.08.  Restriction on Resales..........................  A-23
               Section 4.09.  Access to Information...........................  A-23
               Section 4.10.  Subsidiary Bank Merger..........................  A-24
               Section 4.11.  Monthly Financial Statements....................  A-24

ARTICLE FIVE   AGREEMENTS OF CNB AND CNB-ILL..................................  A-24
------------   -----------------------------
               Section 5.01.  Regulatory Approvals and Registration Statement.  A-24
               Section 5.02.  Breaches and Other Matters......................  A-25
               Section 5.03.  Consummation of Agreement.......................  A-25
               Section 5.04.  Directors and Officers' Liability Insurance and
                               Indemnification................................  A-25
               Section 5.05.  Employee Benefits...............................  A-26
               Section 5.06.  Subsidiary Bank Merger..........................  A-27
               Section 5.07.  Access to Information...........................  A-27

ARTICLE SIX    CONDITIONS PRECEDENT TO THE MERGER.............................  A-27
-----------    ----------------------------------
               Section 6.01.  Conditions to CNB's Obligations.................  A-27
               Section 6.02.  Conditions to DBI's Obligations.................  A-29

ARTICLE SEVEN  TERMINATION OR ABANDONMENT.....................................  A-30
-------------  --------------------------
               Section 7.01.  Mutual Agreement................................  A-30
               Section 7.02.  Breach of Agreements............................  A-30
               Section 7.03.  Environmental Reports...........................  A-30

               Section 7.04.  Failure of Conditions...........................  A-30
               Section 7.05.  Approval Denial.................................  A-30
               Section 7.06.  Shareholder Approval Denial.....................  A-30
               Section 7.07.  Regulatory Enforcement Matters..................  A-31
               Section 7.08.  Fall-Apart Date.................................  A-31
               Section 7.09.  Termination Fee.................................  A-31

ARTICLE EIGHT  GENERAL........................................................  A-32
-------------  -------
               Section 8.01.  Confidential Information........................  A-32
               Section 8.02.  Publicity.......................................  A-32
               Section 8.03.  Return of Documents.............................  A-32
               Section 8.04.  Notices.........................................  A-33
               Section 8.05.  Liabilities.....................................  A-34
               Section 8.06.  Nonsurvival of Representations, Warranties and
                               Agreements.....................................  A-34
               Section 8.07.  Entire Agreement................................  A-35
               Section 8.08.  Headings and Captions...........................  A-35
               Section 8.09.  Waiver, Amendment or Modification...............  A-35
               Section 8.10.  Rules of Construction...........................  A-35
               Section 8.11.  Counterparts....................................  A-35
               Section 8.12.  Successors and Assigns..........................  A-35
               Section 8.13.  Severability....................................  A-35
               Section 8.14.  Governing Law; Assignment.......................  A-36

EXHIBIT 1.09(a) - DBI's Legal Opinion Matters
EXHIBIT 1.09(b) - CNB's Legal Opinion Matters
EXHIBIT 4.08    - Form of Affiliate Agreement
EXHIBIT 4.10    - Subsidiary Bank Merger Agreement

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


    This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made November 17, 1995, by and among CNB BANCSHARES, INC., an Indiana corporation ("CNB"), HBI ACQUISITION COMPANY, an Illinois corporation and wholly-owned subsidiary of CNB ("CNB-ILL"), and DUQUOIN BANCORP, INC., an Illinois corporation ("DBI").

    In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                                  ARTICLE ONE
                                  -----------

                        TERMS OF THE MERGER AND CLOSING
                        -------------------------------

    SECTION 1.01.  THE MERGER.  Pursuant to the terms and provisions of this
    ------------   ----------
Agreement and the Illinois Business Corporation Act of 1983, as amended (the "Corporate Law"), DBI shall merge with and into CNB-ILL (the "Merger").

    SECTION 1.02.  MERGING CORPORATION.  DBI shall be the merging corporation
    ------------   -------------------
under the Merger and its corporate identity and existence, separate and apart from CNB-ILL, shall cease on consummation of the Merger.

    SECTION 1.03.  SURVIVING CORPORATION.  CNB-ILL shall be the surviving
    ------------   ---------------------
corporation in the Merger. No changes in the Articles of Incorporation of CNB-ILL shall be effected by the Merger.

    SECTION 1.04.  EFFECT OF THE MERGER.  The Merger shall have all of the
    ------------   --------------------
effects provided by this Agreement and the Corporate Law.

    SECTION 1.05.  CONVERSION OF SHARES.
    ------------   --------------------

    (a) At the Effective Time (as defined in Section 1.08 hereof), each share of common stock, par value $25.00, of DBI (the "DBI Common") issued and outstanding immediately prior to the Effective Time, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the Corporate Law, shall be converted into the right to receive such number of shares of common stock, stated value $1.00 per share, of CNB (the "CNB Common") as equals the product of A multiplied by B multiplied by C (the "Conversion Ratio"), where A equals 17.96, and where B equals the quotient of the Closing Book Value (as defined in Section 1.05(b) hereof) divided by $7,032,000, but in no event shall such quotient exceed one (1) for this purpose, and where C equals the quotient of $30.76 divided by the CNB Average Price (as defined in Section 1.05(b) hereof), but in no event shall such quotient exceed one (1) for this purpose. The shares of CNB Common to be issued pursuant to the foregoing sentence, together with any cash payment in lieu of fractional shares, as provided below, are hereinafter referred to as the "Merger Consideration". No fractional shares of CNB Common shall be issued and, in lieu thereof, holders of shares of DBI Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of CNB Common to be received in the Merger by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common on the Nasdaq Stock Market's National Market ("Nasdaq"), as reported in the Wall
                                                                            ----
Street Journal, Midwest Edition, on the fifth business day immediately preceding
--------------
the date on which the Effective Time occurs.

    (b) The term "Closing Book Value" shall mean the amount of the consolidated shareholders' equity accounts of DBI, as of the end of the month immediately preceding the Effective Time, determined in accordance with generally accepted accounting principles ("GAAP") consistently applied with the year ended December 31, 1994, but excluding for this purpose any adjustments to the shareholders' equity accounts solely as a result of marketable securities classified as Available for Sale in accordance with FAS 115, less (i) the amount of any increase in the shareholders' equity accounts of DBI resulting from or attributable to the sale of securities held on and sold after June 30, 1995 or any transactions or accounting adjustments not in the ordinary course of business effected or completed after June 30, 1995, plus (ii) any reduction of shareholders' equity theretofore recorded solely as a result of accruals or charges taken by DBI at the written request of CNB pursuant to Section 4.05 hereof or any provision for loan losses taken by DBI and its subsidiaries with the written concurrence of CNB. The term "CNB Average Price" shall mean the average closing price of a share of CNB Common as reported on Nasdaq for the twenty (20) business days preceding the fifth (5th) calendar day prior to the Closing Date. The CNB Average Price shall be appropriately and proportionately adjusted to reflect any Share Adjustment, as contemplated by Section 1.05(f) hereof.

    (c) At the Effective Time, all of the shares of DBI Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of DBI Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.07 hereof.

    (d) At the Effective Time, each share of DBI Common, if any, held in the treasury of DBI or by any direct or indirect subsidiary of DBI (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

    (e) Each share of common stock, par value $1.00 per share, of CNB-ILL outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

    (f) If between the date hereof and the Effective Time a share of CNB Common shall be changed into a different number of shares of CNB Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (each, a "Share Adjustment"), then the number of shares of CNB Common into which a share of DBI Common will be converted pursuant to subsection (a) above, and the $30.76 amount used in Section 1.05(a) hereof and the $22.74 amount used in Section 6.02(h) hereof, will be appropriately and proportionately adjusted so that each shareholder of DBI shall be entitled to receive pursuant to subsection (a) above such fraction of a share or such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger. (The 5% stock dividend declared by CNB and paid to shareholders of record of CNB on October 30, 1995 shall not be deemed a Share Adjustment for purposes of this Agreement.)

    (g) If holders of DBI Common are entitled to and do object to the Merger and demand payment of the value of their shares under the Corporate Law, any issued and outstanding shares of DBI Common held by an objecting holder shall not be converted as described in Section 1.05(a) hereof but from and after the Effective Time shall represent only the right to receive such value as may be determined to be due to such objecting holder pursuant to the Corporate Law; provided, however, that each share of DBI Common outstanding immediately prior to the Effective Time and held by an objecting holder who shall, after the Effective Time, withdraw his or her demand for payment of value or lose his or her right to so object shall have only such rights as are provided under the Corporate Law.

    SECTION 1.06.  THE CLOSING.  The closing of the Merger (the "Closing") shall
    ------------   -----------
take place at the main offices of CNB at 10:00 A.M. Central Time on the Closing Date described in Section 1.08 hereof.

    SECTION 1.07.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
    ------------   ----------------------------------------------

    (a) The Citizens National Bank of Evansville, Evansville, Indiana, shall act as Exchange Agent in the Merger (the "Exchange Agent").

    (b) Within five (5) business days following the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CNB may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other reasonably required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (c) No dividends that are otherwise payable on shares of CNB Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of CNB Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of CNB Common shall be issued any dividends which shall have become payable with respect to such shares of CNB Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

    (d) At any time following one (1) year after the Effective Time, CNB shall be entitled to terminate the Exchange Agent relationship, and thereafter holders of Certificates shall be entitled to look only to CNB (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration issuable upon surrender of their Certificates.

    (e) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is defined in Section 4.08 hereof) of DBI unless such "affiliate" shall have theretofore executed and delivered to CNB the agreement referred to in Section
4.08 hereof.

    (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by CNB in its reasonable discretion, the posting by such person of a bond in such amount as CNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

    SECTION 1.08.  CLOSING DATE.  At CNB's election, which shall be communicated
    ------------   ------------
to DBI not later than ten (10) days prior to the scheduled date for Closing, the Closing shall take place on (i) the last business day of, or (ii) the first business day of the month following, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as DBI and CNB may agree (the "Closing Date"). The Merger shall be effective upon the filing of Articles of Merger with the Secretary of State of the State of Illinois (the "Effective Time"), which CNB and DBI shall use their best efforts to cause to occur on the Closing Date.

    SECTION 1.09.  ACTIONS AT CLOSING.
    ------------   ------------------

    (a) At the Closing, DBI shall deliver to CNB and CNB-ILL:

             (i) a certified copy of the Articles of Incorporation or Association, as the case may be, of DBI and each of its subsidiaries;

            (ii) a Certificate signed by an appropriate officer of DBI stating that (A) each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) hereof have been satisfied or waived as provided therein;

           (iii) a certified copy of the resolutions of the Board of Directors and shareholders of DBI, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

            (iv) a Certificate of the Illinois Secretary of State, dated a recent date, stating that DBI is in good standing;

             (v) Articles of Merger executed by DBI, reflecting the terms and provisions of this Agreement and in proper form for filing with the Secretary of State of the State of Illinois in order to cause the Merger to become effective pursuant to the Corporate Law; and

            (vi) a legal opinion from counsel for DBI, in form reasonably acceptable to counsel for CNB, opining with respect to the matters listed on
    Exhibit 1.09(a) hereto.


    (b) At the Closing, CNB shall deliver to DBI:

             (i) a Certificate signed by an appropriate officer of CNB and CNB-ILL stating that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) all of the conditions set forth in Sections 6.02(b) and 6.02(d) hereof (but only with respect to approvals other than those by DBI's shareholders) have been satisfied;

            (ii) a certified copy of the resolutions of the Board of Directors of CNB authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

           (iii) a certified copy of the resolutions of the Board of Directors and shareholder of CNB-ILL, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby;

            (iv) Articles of Merger executed by CNB-ILL, reflecting the terms and provisions of this Agreement and in proper form for filing with the Secretary of State of the State of Illinois in order to cause the Merger to become effective pursuant to the Corporate Law;

             (v) a legal opinion from counsel for CNB, in form reasonably acceptable to counsel for DBI, opining with respect to the matters listed on
    Exhibit 1.09(b) hereto;

            (vi) a tax opinion dated the Closing Date from counsel to CNB and addressed to DBI, in form reasonably acceptable to counsel for DBI, opining with respect to matters listed in Section 6.01(i) hereto; and

           (vii) evidence that the shares of CNB Common to be issued in the Merger are listed for trading on the Nasdaq National Market.


                                  ARTICLE TWO
                                  -----------

                            REPRESENTATIONS OF DBI
                            ----------------------

    DBI hereby makes the following representations and warranties:

    SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
    ------------   ------------------------------

    (a) DBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. DBI is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended.

    (b) The authorized capital stock of DBI consists of 150,000 shares of DBI Common, of which, as of the date hereof, 27,798 shares are issued and outstanding. All of the issued and outstanding shares of DBI Common are duly and validly issued and outstanding, are held of record by the persons and entities disclosed in Section 2.01(b) of that certain confidential writing delivered by DBI to CNB and executed by both DBI and CNB concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule") and are fully paid and non-assessable. None of the outstanding shares of DBI Common has been issued in violation of any preemptive rights of the current or past
shareholders of DBI.   Except as disclosed in Section 2.01(b) of the Disclosure
Schedule, each Certificate representing shares of DBI Common issued by DBI in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by DBI only upon receipt of an affidavit of lost stock certificate and a bond or undertaking sufficient to indemnify DBI against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

    (c) There are no shares of capital stock or other equity securities of DBI issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of DBI or contracts, commitments, understandings or arrangements by which DBI is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

    SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  The Board of Directors of DBI
    ------------   --------------------------
has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by DBI of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of DBI, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit DBI from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by DBI and constitutes a legal, valid and binding obligation of DBI, enforceable against DBI in accordance with its terms. DBI and its subsidiaries are neither in default under nor in violation of any material provision of their Articles of Incorporation or Association, as the case may be, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement, whether written or oral, which is material to DBI and its subsidiaries taken as a whole, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation.

    SECTION 2.03.  SUBSIDIARIES.  Each of the banking subsidiaries and other
    ------------   ------------
direct or indirect subsidiaries, if any, of DBI (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The number of issued and outstanding shares of capital stock of each such subsidiary is set forth in Section 2.03 of the Disclosure Schedule, all of which shares (except as may be otherwise specified in Section 2.03 of the Disclosure Schedule) are owned by DBI or DBI's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. There are no options, warrants or rights outstanding to acquire any capital stock of any of DBI's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of DBI's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither DBI nor any of DBI's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

    SECTION 2.04.  FINANCIAL INFORMATION.  The form FR Y-9LP of DBI as of
    ------------   ---------------------
December 31, 1994, as filed with The Federal Reserve Bank of St. Louis, and the year-end and quarterly Reports of Condition and Report of Income of DuQuoin National Bank (the "Bank") as of and for the periods ended December 31, 1994 and March 31, 1995, June 30, 1995, and September 30, 1995, as filed with the Office of the Comptroller of the Currency (the "O.C.C."), copies of each of which are included in Section 2.04 of the Disclosure Schedule (together, the "DBI Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (except (i) as may be disclosed therein; (ii) for footnotes required by GAAP; and (iii) for regulatory reporting differences required by Bank's reports) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

    SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1994, there has not
    ------------   ------------------
been any material adverse change in the financial condition, the results of operations or the business or prospects of DBI and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the DBI Financial Statements not misleading. Since December 12, 1994, there has been no material adverse change in the financial condition, the results of operations or the business of the Bank, except for any such changes as may be disclosed in Bank's Reports of Condition and Income filed with the O.C.C. since such date and prior to the date hereof. Notwithstanding the foregoing, any provision for loan losses taken by DBI and its subsidiaries with the written concurrence of CNB shall not, in and of itself, be deemed to be a material adverse change in the financial condition, the results of operations or the business or prospects of DBI and its subsidiaries taken as a whole.

    SECTION 2.06.  REGULATORY ENFORCEMENT MATTERS.  Except as may be disclosed
    ------------   ------------------------------
in Section 2.06 of the Disclosure Schedule, neither DBI nor any of its subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been since January 1, 1993, a recipient of any supervisory letter from, or since January 1, 1993, has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has DBI or any of its subsidiaries been advised since January 1, 1993, by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. As used in this Agreement, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to DBI or any of its subsidiaries.

    SECTION 2.07.  TAX MATTERS.
    ------------   -----------

    (a) Each of DBI and its subsidiaries has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in Section 2.07(a) of the Disclosure Schedule, neither DBI nor its subsidiaries are (a) delinquent in the payment of any Taxes (as defined below in this Section 2.07) shown on such returns or reports or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or, to the best of its knowledge, threatened against any of them by, any governmental authority for assessment or collection of Taxes. The income tax returns of DBI and its subsidiaries have not been examined by the Internal

Revenue Service (the "I.R.S."). The allowance for Taxes in the financial statements of DBI as of December 31, 1994, is adequate to cover all of the liabilities for Taxes of DBI and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1994. As used in this Agreement, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

    (b) Except as set forth in Section 2.07(b) of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of DBI or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan (as defined in Section 2.13(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")).

    (c) Neither DBI nor any of its subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    SECTION 2.08.  LITIGATION.  Except as may be disclosed in Section 2.08 of
    ------------   ----------
the Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by the Bank with respect to loans in default with respect to which no claims have been asserted against the Bank, there is no litigation, claim or other proceeding pending or, to the knowledge of DBI, threatened, against DBI or any of its subsidiaries, or of which the property of DBI or any of its subsidiaries is or is reasonably likely to be subject.

    SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be disclosed in Section
    ------------   ---------------------
2.09 of the Disclosure Schedule, neither DBI nor any of its subsidiaries is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by DBI or such subsidiary on thirty (30) days' written notice or less without the payment of any amount by reason of such termination. A true, accurate and complete copy of each written agreement disclosed in Section 2.09 of the Disclosure Schedule and any and all amendments or supplements thereto is included as an exhibit thereto.

    SECTION 2.10.  REPORTS.  Except as may be disclosed in Section 2.10 of the
    ------------   -------
Disclosure Schedule, DBI and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Federal Reserve Board; (ii) the Federal Deposit Insurance Corporation (the "F.D.I.C."); (iii) the O.C.C.;
(iv) any state securities
or banking authorities having jurisdiction; and (v) any other Regulatory Agency with jurisdiction over DBI or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 2.11.  INVESTMENT PORTFOLIO.  All United States Treasury securities,
    ------------   --------------------
obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by DBI or its subsidiaries, as reflected in the latest consolidated balance sheet of DBI included in the DBI Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts in accordance with GAAP, specifically including but not limited to FAS 115.

    SECTION 2.12.  LOAN PORTFOLIO.  Except as may be disclosed in Section 2.12
    ------------   --------------
of the Disclosure Schedule, (i) all loans and discounts shown on the DBI Financial Statements or which were entered into after the date of the most recent balance sheet included in the DBI Financial Statements were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of DBI and its subsidiaries, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable, valid, true and genuine and what they purport to be; and (iii) DBI and its subsidiaries have complied with all laws and regulations relating to such loans or, to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. All loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments were made in accordance with customary lending standards of the Bank in the ordinary course of business. Such loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices of Bank.

    SECTION 2.13.  EMPLOYEE MATTERS AND ERISA.
    ------------   --------------------------

    (a) Except as may be disclosed in Section 2.13(a) of the Disclosure Schedule, neither DBI nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of DBI or any of its subsidiaries and, to the knowledge of DBI, there is no present effort nor existing proposal to attempt to unionize any group of employees of DBI or any of its subsidiaries.

    (b) Except as may be disclosed in Section 2.13(b) of the Disclosure Schedule, (i) DBI and its subsidiaries are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither DBI nor any of its subsidiaries is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against DBI or any subsidiary pending or, to the knowledge of DBI, threatened before the National Labor Relations Board;
(iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of DBI, threatened against or directly affecting DBI or any subsidiary; and (iv) neither DBI nor any subsidiary has experienced any work stoppage or other labor difficulty during the past five years.

    (c) Except as may be disclosed in Section 2.13(c) of the Disclosure Schedule, neither DBI nor any subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of DBI or any subsidiary (the "Employee Plans"). To the knowledge of DBI, no present or former employee of DBI or any subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. Neither DBI nor any of its subsidiaries participates in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Section 2.13(c) of the Disclosure Schedule, neither DBI nor any subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of DBI or any subsidiary.

    (d) Neither DBI nor any of its subsidiaries maintain, nor have any of them maintained, any Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No claim is pending, and DBI has not received notice of any threatened or imminent claim with respect to any Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which DBI or any of its subsidiaries would be liable after December 31, 1994, except as reflected on the DBI Financial Statements. DBI and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under
Section 502 of ERISA with respect to any Employee Plan. All Employee Plans have in all material respects been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

    (e) Except as may be disclosed in Section 2.13(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events) will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of DBI or any of its affiliates from DBI or any of its affiliates under any Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    SECTION 2.14.  TITLE TO PROPERTIES; INSURANCE.  Except as may be disclosed
    ------------   ------------------------------
in Section 2.14 of the Disclosure Schedule, (i) DBI and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the DBI Financial Statements and easements, rights-of-way, and other restrictions which are not material and further excepting in the case of Other Real Estate Owned ("O.R.E.O."), as such real estate is internally classified on the books of DBI or its subsidiaries, rights of redemption under applicable law) to all of their real properties; (ii) all leasehold interests for real property and any material personal property used by DBI and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of DBI, threatened with respect to such properties; (iv) DBI and its subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property necessary to conduct the business and operations of DBI and its subsidiaries, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by DBI and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary for bank holding companies of similar size. Section 2.14 of the Disclosure Schedule sets forth, for each policy of insurance maintained by DBI and its subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

    SECTION 2.15.  ENVIRONMENTAL MATTERS.
    ------------   ---------------------

    (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which DBI and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

    (b) Except as may be disclosed in Section 2.15 of the Disclosure Schedule,
(i) neither the conduct nor operation of DBI or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of DBI and its subsidiaries taken as a whole; and (ii) no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of DBI and its subsidiaries taken as a whole of Environmental Laws or obligate (or potentially obligate) DBI or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to DBI and its subsidiaries taken as a whole. Except as may be disclosed in Section 2.15 of the Disclosure Schedule, neither DBI nor any of its subsidiaries has received any notice from any person or entity that DBI or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws in any respect material to the business of DBI and its subsidiaries taken as a whole or that any of them are responsible (or potentially responsible) for the cleanup of or other remediation in any respect material to the business of DBI and its subsidiaries taken as a whole of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

    SECTION 2.16.  COMPLIANCE WITH LAW.  DBI and its subsidiaries have all
    ------------   -------------------
licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    SECTION 2.17.  UNDISCLOSED LIABILITIES.  DBI and its subsidiaries do not
    ------------   -----------------------
have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against DBI or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the DBI Financial Statements; (ii) immaterial fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of DBI and its subsidiaries since the date of the most recent balance sheet included in the DBI Financial Statements; and (iii) as may be disclosed in
Section 2.17 of the Disclosure Schedule.

    SECTION 2.18.  BROKERAGE.  Except as may be disclosed in Section 2.18 of the
    ------------   ---------
Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by DBI or its subsidiaries.

    SECTION 2.19.  INTERIM EVENTS.  Except as disclosed in Section 2.19 of the
    ------------   --------------
Disclosure Schedule, since December 31, 1994, neither DBI nor its subsidiaries has paid or declared any dividend (other than dividends paid to DBI by any subsidiary of DBI) or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of CNB pursuant to Section 4.01(b) hereof.

    SECTION 2.20.  NON-BANKING ACTIVITIES.  Except as disclosed in Section 2.20
    ------------   ----------------------
of the Disclosure Schedule, neither DBI nor any of its subsidiaries engages in or controls, directly or indirectly, any business or activity which is not listed at 12 C.F.R. (S)225.25.

    SECTION 2.21.  PROPERTIES, CONTRACTS AND OTHER AGREEMENTS.  Section 2.21 of
    ------------   ------------------------------------------
the Disclosure Schedule lists or describes the following:

    (a) Each parcel of real property owned by DBI or its subsidiaries and the principal buildings and structures located thereon;

    (b) Each lease of real property to which DBI or its subsidiaries is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

    (c) Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by DBI or its subsidiaries;

    (d) Each guaranty by DBI or any of its subsidiaries of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by the Bank in the ordinary course of its business) or any warranty or indemnification agreement;

    (e) Each agreement between DBI or any of its subsidiaries and any present or former officer, director or shareholder of DBI or any of its subsidiaries (except for deposit or loan agreements entered into in the ordinary course of Bank's business);

    (f) Each lease or license with respect to personal property involving DBI or any of its subsidiaries, whether as lessee or lessor or licensee or licensor, with annual rental or other payments due thereunder in excess of $5,000;

    (g) The name and annual salary as of September 30, 1995, of each director or employee of DBI or its subsidiaries and any employment agreement or arrangement with respect to each such person; and

    (h) Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of DBI or its subsidiaries not referred to elsewhere in this Section 2.21 which (i) involves payment by DBI or its subsidiaries (other than as disbursement of loan proceeds to customers) of more than $10,000; (ii) involves payments based on profits of DBI or its subsidiaries; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

Copies of each document, plan or contract listed and described in Section 2.21 of the Disclosure Schedule are appended to such Schedule and included in the Disclosure Schedule.

    SECTION 2.22.  TRUST ADMINISTRATION.  The Bank has properly administered all
    ------------   --------------------
accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the financial condition, the results of operations or the business of DBI and its subsidiaries taken as a whole. Neither DBI, any subsidiary of DBI, nor any director, officer or employee of DBI or any of its subsidiaries acting on behalf of DBI or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a material adverse effect on the financial condition, the results of operations or the business of DBI and its subsidiaries taken as a whole. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of DBI, threatened, against or affecting DBI or any of its subsidiaries relating to the compliance by DBI or any such subsidiary with sound fiduciary principles and applicable regulations.

    SECTION 2.23.  STATE TAKEOVER LAWS.  The Board of Directors of DBI has
    ------------   -------------------
approved the transactions contemplated by this Agreement such that the provisions of Section 11.75 of the Corporate Law or Article Eleven of the Articles of Incorporation, as amended, of DBI will not apply to this Agreement or any of the transactions contemplated hereby.

    SECTION 2.24.  RIGHTS AGREEMENT.  DBI has taken all action (including, if
    ------------   ----------------
required, redeeming all of the outstanding stock purchase rights issued pursuant to the Rights Agreement between DBI and Boatmen's Trust Company, dated as of August 9, 1993, or amending or terminating the Rights Agreement) so that the entering into of this Agreement, the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights to be exercised, distributed or triggered.

    SECTION 2.25.  STATEMENTS TRUE AND CORRECT.  None of the information
    ------------   ---------------------------
supplied or to be supplied by DBI or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.06 hereof); (ii) the Prospectus/Proxy Statement (as defined in Section 4.03 hereof); and (iii) any other documents to be filed with the S.E.C. (as defined in Section 3.03 hereof), Nasdaq or any banking or other Regulatory Agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Prospectus/Proxy Statement, when first mailed to the shareholders of DBI and at the time of the Shareholders' Meeting (as defined in Section 4.03 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that DBI is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

                                 ARTICLE THREE
                                 -------------

                      REPRESENTATIONS OF CNB AND CNB-ILL
                      ----------------------------------

    CNB and CNB-ILL hereby make the following representations and warranties:

    SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
    ------------   ------------------------------

    (a) CNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. CNB is duly qualified as a foreign corporation in all jurisdictions except those jurisdictions in which the failure to be so qualified would not have a material adverse effect on CNB and its subsidiaries taken as a whole. CNB is a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. CNB-ILL is a corporation duly incorporated and validly existing under the laws of the State of Illinois with full corporate power and authority to carry on its business as it is now being conducted.

    (b) The authorized capital stock of CNB consists of (i) fifty million (50,000,000) shares of CNB Common, of which, as of September 30, 1995, 17,003,041 shares were issued and outstanding, and (ii) two million (2,000,000) shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of CNB Common are duly and validly issued and outstanding and are fully paid and non-assessable and have not been issued in violation of any preemptive right of any shareholder of CNB.

    (c) CNB-ILL has authorized capital of ten thousand (10,000) shares of common stock, par value one dollar ($1.00) per share (the "CNB-ILL Common"). As of the date hereof, one hundred (100) shares of CNB-ILL Common are issued and outstanding, fully paid and non-assessable and owned by CNB.

    (d) The shares of CNB Common that are to be issued to the shareholders of DBI pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and will not be issued in violation of any preemptive right of any shareholder of CNB.

    SECTION 3.02.  AUTHORIZATION.  The Board of Directors of CNB and the Board
    ------------   -------------
of Directors and sole shareholder of CNB-ILL will have by November 21, 1995, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such respective entity of their obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of CNB or CNB-ILL, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit or inhibit CNB or CNB-ILL from entering into and consummating this Agreement and the

Merger on the terms and conditions herein contained. By November 21, 1995, this Agreement will have been duly and validly executed and delivered by CNB and CNB-ILL and will constitute a legal, valid and binding obligation of CNB and CNB-ILL, enforceable against CNB and CNB-ILL in accordance with its terms, and no other corporate acts or proceedings will be required to be taken by CNB or CNB-ILL (including any approvals by the shareholders of CNB or further approval of the shareholder of CNB-ILL) to authorize the execution, delivery and performance of this Agreement. Except for the requisite approvals of the Federal Reserve Board and the Illinois Commissioner of Banks and Trust Companies, no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by CNB or CNB-ILL. Except for the requisite approvals of the O.C.C., no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of the Subsidiary Bank Merger Agreement (as defined in Section 4.10 hereof) or consummation of the Subsidiary Bank Merger (as defined in Section 4.10 hereof) by CNB Bank (as defined in Section
4.10 hereof).

    SECTION 3.03.  SUBSIDIARIES.  Each of CNB's significant subsidiaries (as
    ------------   ------------
such term is defined under regulations of the Securities and Exchange Commission (the "S.E.C.")) and CNB-ILL is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

    SECTION 3.04.  FINANCIAL INFORMATION.  The consolidated balance sheets of
    ------------   ---------------------
CNB and its subsidiaries as of December 31, 1993 and 1994 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years in the period ended December 31, 1994, together with the notes thereto, included in CNB's Form 10-K/A for the year ended December 31, 1994, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of CNB and its subsidiaries as of September 30, 1995 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows and the notes thereto for the nine (9) months then ended included in CNB's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the S.E.C. (together, the "CNB Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of CNB and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

    SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1994, there has not
    ------------   ------------------
been any material adverse change in the financial condition, the results of operations or the business or prospects of CNB and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the CNB Financial Statements not misleading.

    SECTION 3.06.  LITIGATION.  There is no litigation, claim or other
    ------------   ----------
proceeding pending or, to the knowledge of CNB, threatened, against CNB or any of its subsidiaries, or of which the property of CNB or any of its subsidiaries is or would be subject which would have a material adverse effect on the business of CNB and its subsidiaries taken as a whole.

    SECTION 3.07.  REPORTS.  CNB and each of its significant subsidiaries has
    ------------   -------
filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C.; (ii) the Federal Reserve Board; (iii) the O.C.C.; (iv) the F.D.I.C.; (v) any applicable state securities or banking authorities having jurisdiction; (vi) Nasdaq; and (vii) any other Regulatory Agency with jurisdiction over CNB or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules and notes thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.08.  COMPLIANCE WITH LAW.  CNB and its significant subsidiaries
    ------------   -------------------
have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    SECTION 3.09.  STATEMENTS TRUE AND CORRECT.  None of the information
    ------------   ---------------------------
supplied or to be supplied by CNB or CNB-ILL for inclusion in (i) the Registration Statement; (ii) the Prospectus/Proxy Statement; and (iii) any other documents to be filed with the S.E.C., Nasdaq or any banking or other Regulatory Agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Prospectus/Proxy Statement, when first mailed to the shareholders of DBI and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CNB is responsible for filing with the S.E.C., Nasdaq or any other banking or Regulatory Agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and any rules and regulations thereunder.

    SECTION 3.10.  TAX MATTERS.  Neither CNB nor any of its subsidiaries has
    ------------   -----------
taken or agreed to take any action or has any knowledge of any fact or circumstance that would prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                 ARTICLE FOUR
                                 ------------

                               AGREEMENTS OF DBI
                               -----------------

    SECTION 4.01. BUSINESS IN ORDINARY COURSE.
    ------------  ---------------------------

    (a) DBI shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement, except that DBI may declare and pay its regular semi-annual dividend on the DBI Common not to exceed $5.00 per share at approximately the same time during the year which it has historically declared and paid such dividend (i.e., declare each December and June and pay each January and July, respectively); provided, however, that DBI and CNB shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the DBI shareholders shall receive a portion of their semi-annual dividend from DBI or CNB's regular dividend, but not dividends from both CNB and DBI with respect to such quarter.

    (b) DBI shall, and shall cause each of its subsidiaries to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, DBI and each of its subsidiaries will not, without the prior written consent of CNB (which shall not be unreasonably withheld):

             (i) issue any DBI Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase DBI Common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

            (ii) directly or indirectly redeem, purchase or otherwise acquire any DBI Common or any other capital stock of DBI or its subsidiaries; or

           (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

            (iv) change its certificate or Articles of Incorporation or Association, as the case may be, or Bylaws; or

             (v) grant any increase (other than (i) ordinary and normal increases consistent with past practices, and (ii) 1995 performance bonuses to designated officers of the Bank not to exceed $19,000 in the aggregate, which bonuses shall be payable in the sole discretion of the Board of Directors of Bank) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

            (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others; or

           (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $150,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $150,000 (excluding for this purpose any accrued interest or overdrafts); or

          (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five (5) years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation (and DBI shall consult and confer with CNB with respect to all securities transactions, even in situations where approval is not required hereunder); or

            (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

             (x) enter into any agreement, contract or commitment out of the ordinary course of business or having a term in excess of three (3) months other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business, except any agreement with respect to accounting, legal or investment banking services in connection with the Merger; or

            (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

           (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to DBI or its subsidiaries or any claims which DBI or its subsidiaries may possess or waive any material rights with respect thereto; or

          (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to DBI and its subsidiaries; or

           (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that DBI and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

            (xv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on DBI's and its subsidiaries' business, financial condition, or earnings taken as a whole; or

           (xvi) violate any law, statute, rule, governmental regulation, or order, which violation might have a material adverse effect on DBI's and its subsidiaries' business, financial condition, or earnings taken as a whole; or

          (xvii) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $5,000; or

         (xviii) take any action which would adversely effect or delay the ability of either CNB or DBI to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

    (c) DBI and its subsidiaries shall not, without the prior written consent of CNB, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of DBI contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

    (d) DBI shall promptly notify CNB in writing of the occurrence of any matter or event known to and directly involving DBI, other than any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of DBI and its subsidiaries taken as a whole.

    (e) DBI shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of DBI Common or other securities of DBI and its subsidiaries. DBI shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise CNB of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

    SECTION 4.02.  BREACHES.  DBI shall, in the event it has knowledge of the
    ------------   --------
occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to CNB and use its reasonable best efforts to prevent or promptly remedy the same.

    SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.  DBI shall cause to be duly
    ------------   --------------------------
called and held, on a date mutually selected by CNB and DBI, a special meeting of the shareholders of DBI (the "Shareholders'

Meeting") for submission of this Agreement and the Merger and the transactions contemplated hereby for approval of such shareholders as required by the Corporate Law. In connection with the Shareholders' Meeting, (i) DBI shall cooperate and assist CNB in preparing and filing a Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") with the S.E.C. and DBI shall mail it to its shareholders; (ii) DBI shall furnish CNB all information concerning itself that CNB may reasonably request in connection with such Prospectus/Proxy Statement; and (iii) the Board of Directors of DBI shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Merger and use its reasonable best efforts to obtain such shareholder approvals.

    SECTION 4.04.  CONSENTS TO CONTRACTS AND LEASES.  DBI shall use its
    ------------   --------------------------------
reasonable best efforts to obtain all necessary consents with respect to all interests of DBI and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger or the Subsidiary Bank Merger, if any.

    SECTION 4.05.  RESTRUCTURING CHARGES AND EXPENSES.  DBI and CNB shall
    ------------   ----------------------------------
consult and cooperate with each other with respect to determining, as specified in a written notice from CNB to DBI, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. At the request of CNB, DBI shall establish and take, on or before or as of December 31, 1995, such reserves and accruals as CNB shall reasonably request to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that DBI shall not be required to take any such action that is not consistent with GAAP or regulatory accounting principles.

    SECTION 4.06.  CONSUMMATION OF AGREEMENT.  DBI shall use its best efforts to
    ------------   -------------------------
perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof and to facilitate and effectuate the transition and integration of the business and operations of DBI and its subsidiaries with the business and operations of CNB and its subsidiaries. By way of amplification, and not limitation, of the foregoing agreements of DBI, DBI shall cooperate with CNB as reasonably appropriate under the circumstances to facilitate and effectuate the conversion of its data processing system as requested by CNB. DBI shall furnish to CNB in a timely manner all information, data and documents in the possession of DBI requested by CNB as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of CNB Common to be issued to the shareholders of DBI pursuant to the Merger and this Agreement and shall otherwise cooperate fully with CNB to carry out the purpose and intent of this Agreement.

    SECTION 4.07.  ENVIRONMENTAL REPORTS.  Within sixty (60) days after the date
    ------------   ---------------------
hereof, CNB may (i) cause to be prepared a report of a phase one environmental investigation on all real property owned, leased or operated by DBI or its subsidiaries as of the date hereof (but excluding space in retail and similar establishments leased by DBI for automatic teller machines) and may also cause such a report to be prepared on all real property acquired or leased by DBI or its subsidiaries after the date hereof (but excluding space in retail and similar establishments leased or operated by DBI for automatic teller machines), except as otherwise provided in Section 4.01(b)(xiv) hereof, and (ii) if required by the phase one investigation in CNB's reasonable opinion, CNB may cause to be prepared a report of a phase two investigation on properties requiring such additional study; provided, however, that, with respect to those properties identified on Section 4.07 of the Disclosure Schedule, CNB may, in its discretion, cause a phase two investigation to be prepared in conjunction with the preparation of a phase one investigation. DBI shall provide CNB and its representatives with access to all real property now or hereafter owned, leased or operated by DBI or its subsidiaries and shall otherwise cooperate with CNB and its representatives in connection with such environmental investigations. The person conducting such investigation shall be a qualified and reputable environmental expert mutually selected by CNB and DBI and shall provide CNB and DBI with a written estimate of all fees and expenses to be charged by such person for performing such phase one investigations before any work is commenced. Such person (or CNB) shall provide DBI with all written information which it provides to CNB. CNB shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify DBI of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $150,000 as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to DBI, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then CNB shall have the right pursuant to Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated, to terminate this Agreement, which shall be CNB's sole remedy in such event. Subject to the provisions of Section 8.05 hereof, all costs and expenses associated with such environmental reports shall be paid by DBI.

    SECTION 4.08.  RESTRICTION ON RESALES.  DBI shall use its best efforts to
    ------------   ----------------------
obtain and deliver to CNB, at least thirty-one (31) days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.08 hereto, of each person who may reasonably be deemed an "affiliate" of DBI within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding (i) compliance with the provisions of such Rule 145, and (ii) compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of DBI Common or CNB Common (or reduction of risk with respect thereto) until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

    SECTION 4.09.  ACCESS TO INFORMATION.  DBI shall permit CNB reasonable
    ------------   ---------------------
access in a manner which will avoid undue disruption or interference with DBI's normal operations to its and its subsidiaries' properties and shall disclose and make available to CNB all books, documents, papers and records relating to its and its subsidiaries' assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. DBI shall deliver to CNB within ten (10) days after the date hereof a true, accurate and complete copy of each written plan or program disclosed in Section 2.13(c) of the Disclosure Schedule and, with respect to each such plan or program, all (i) amendments or supplements thereto;
(ii) summary plan descriptions; (iii) lists of all current participants and all participants with benefit entitlements; (iv) contracts relating to plan documents; (v) actuarial valuations for any defined benefit plan; (vi) valuations for any plan as of the most recent date; (vii) determination letters from the Internal Revenue Service; (viii) the most recent annual report filed with the Internal Revenue Service; and (ix) trust agreements. CNB will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     SECTION 4.10.  SUBSIDIARY BANK MERGER.  DBI shall cause the Bank to enter
     ------------   ----------------------
into the Subsidiary Bank Merger Agreement, in substantially the form attached hereto as Exhibit 4.10, with Citizens Bank of Illinois, National Association, a wholly-owned subsidiary of CNB-ILL ("CNB Bank"), and take all other actions (including voting its shares of the Bank in favor of the Subsidiary Bank Merger Agreement) and cooperate with CNB and CNB Bank in causing the merger of the Bank and CNB Bank (the "Subsidiary Bank Merger") to be effected at the Effective Time.

     SECTION 4.11.  MONTHLY FINANCIAL STATEMENTS.  DBI shall submit to CNB, on a
     ------------   ----------------------------
monthly basis, monthly financial statements for DBI as soon as practicable after such financial statements are prepared by DBI. CNB shall hold such information which is nonpublic in confidence in accordance with the provisions of Section
8.01 hereof.


                                  ARTICLE FIVE
                                  ------------

                         AGREEMENTS OF CNB AND CNB-ILL
                         -----------------------------

     SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION STATEMENT.
     ------------   -----------------------------------------------

     (a) Within thirty (30) days after the date hereof, CNB shall prepare and, subject to the review and consent of DBI with respect to matters relating to DBI, file all regulatory applications required in order to consummate the Merger and the Subsidiary Bank Merger including, but not limited to, (i) an application on form FR Y-3 to be filed with the Federal Reserve Board with respect to the acquisition of the DBI Common, and (ii) an Application to Merge to be filed with the O.C.C. with respect to the Subsidiary Bank Merger. CNB shall keep DBI reasonably informed as to the status of such applications and shall provide DBI and its counsel with copies of all materials filed with or received from the regulatory authorities with respect to such applications.

     (b) CNB shall prepare and, subject to the review and consent of DBI with respect to matters relating to DBI, file with the S.E.C. the Registration Statement relating to the shares of CNB Common to be issued to the shareholders of DBI pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable after filing the Registration Statement. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of DBI, at the time of the Shareholders' Meeting and at the Effective Time, the Prospectus/Proxy Statement included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. CNB shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. CNB shall promptly and properly prepare and file (i) any application required to list on Nasdaq the shares of CNB Common to be issued pursuant to the Merger, and (ii) any filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger and the transactions contemplated herein.

    SECTION 5.02.  BREACHES AND OTHER MATTERS.  CNB shall, in the event it has
    ------------   --------------------------
knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to DBI and use its reasonable best efforts to prevent or promptly remedy the same. CNB and its subsidiaries shall not, without the prior written consent of DBI, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of CNB contained in Article Three hereof, if such representations and warranties were given as of the date of such transaction or action. CNB shall promptly notify DBI in writing of the occurrence of any matter or event known to and directly involving CNB, other than any changes in conditions that affect the banking industry generally, that is materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of CNB and its subsidiaries taken as a whole.

     SECTION 5.03.  CONSUMMATION OF AGREEMENT.  CNB and CNB-ILL shall use their
     ------------   -------------------------
respective reasonable best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger and the Subsidiary Bank Merger in accordance with the terms and conditions of this Agreement and the Subsidiary Bank Merger Agreement.

     SECTION 5.04.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
     ------------   -----------------------------------------------
     INDEMNIFICATION.
     ---------------

     (a) Following the Effective Time, CNB will provide the directors and officers of DBI and its subsidiaries with the same directors' and officers' liability insurance coverage that CNB provides to directors and officers of its other banking subsidiaries generally. CNB shall use its best efforts (which shall not be deemed to require, however, the payment of any special premium or other charge or expense) to obtain an endorsement to its directors' and officers' liability insurance policy to cover acts and omissions of the directors and officers of DBI and its subsidiaries occurring or failing to occur prior to the Closing Date; provided, however, that if CNB is unable to obtain such endorsement, then DBI may purchase tail coverage under its existing director's and officer's liability insurance on such terms and provisions as DBI deems appropriate provided that the total cost thereof shall not exceed $30,000.

     (b) For six years after the Effective Time, CNB shall cause the Surviving Corporation (the survivor of the Merger of DBI and CNB-ILL following the Effective Time, the "Surviving Corporation") to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of DBI and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Subsidiary Bank Merger Agreement) to the full extent then permitted under the Corporate Law and by DBI's Articles of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

     (c) If after the Effective Time the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume any remaining obligations set forth in this Section 5.04. If the Surviving Corporation shall liquidate, dissolve or otherwise wind up its business, then CNB shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Surviving Corporation was so obligated pursuant to this Section 5.04.

     SECTION 5.05.  EMPLOYEE BENEFITS.  CNB shall, with respect to each person
     ------------   -----------------
who remains an employee of DBI or its subsidiaries following the Closing Date (each a "Continued Employee"), provide the benefits described in this Section
5.05. Subject to the right of subsequent amendment, modification or termination in CNB's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of CNB, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB subsidiaries (the "CNB Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan maintained by DBI after the Effective Time. DBI employees will be eligible to participate on the same basis as similarly situated employees of other CNB subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of CNB subsidiaries. CNB may terminate or modify all Employee Plans except insofar as benefits thereunder shall have vested on the Closing Date and cannot be modified. CNB's obligation under this Section 5.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, CNB shall, (i) for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any CNB Plans in which

Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with DBI and its subsidiaries, and (ii) with respect to participants and beneficiaries in the Employee Plans as of the Effective Time, grant credit under a CNB Plan for co-payments and deductibles paid under the corresponding Employee Plan as of the Effective Time, and grant credit for the Continued Employee's term of service with DBI and its subsidiaries for purposes of waiting periods and pre-existing condition exclusions or penalties under the CNB Plans.

     SECTION 5.06.  SUBSIDIARY BANK MERGER; BOARD COMPOSITION.  CNB-ILL shall
     ------------   -----------------------------------------
cause CNB Bank to enter into the Subsidiary Bank Merger Agreement, in substantially the form attached hereto as Exhibit 4.10, with the Bank and take all other actions (including voting its shares of CNB Bank in favor of the Subsidiary Bank Merger) and cooperate with the Bank in causing the Subsidiary Bank Merger to be effected. Upon consummation of the Subsidiary Bank Merger, CNB shall cause each of the then current directors of the Bank to be elected to the Regional Board of Directors of CNB Bank (for the DuQuoin Region) and cause one or two of the then current directors of the Bank to be elected to the Board of Directors of CNB Bank as designated by DBI in consultation with CNB.

     SECTION 5.07.  ACCESS TO INFORMATION.  CNB shall permit DBI and its
     ------------   ---------------------
shareholders or other representatives reasonable access in a manner which will avoid undue disruption or interference with CNB's normal operations to its properties and shall disclose and make available to DBI all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which DBI may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. DBI will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                                  ARTICLE SIX
                                  -----------

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

     SECTION 6.01.  CONDITIONS TO CNB'S OBLIGATIONS.  CNB's and CNB-ILL's
     ------------   -------------------------------
obligations to effect the Merger shall be subject to the satisfaction (or waiver by CNB) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by DBI in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

     (b) DBI shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or the Subsidiary Bank Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Subsidiary Bank Merger which makes the consummation of the Merger or the Subsidiary Bank Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger and the Subsidiary Bank Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) CNB shall have received an opinion letter, dated as of the Closing Date, from its independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement;

     (f)  CNB shall have received one or more environmental reports required by
Section 4.07 hereof, and shall not have elected, pursuant to Section 7.03 hereof, to terminate and cancel this Agreement in accordance with Section 7.03 hereof;

     (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency;

     (h) CNB shall have received all documents required to be received from DBI on or prior to the Closing Date, all in form and substance reasonably satisfactory to CNB;

     (i) CNB shall have received from its counsel an opinion to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of DBI Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of CNB Common received by the shareholders of DBI will be the same as the basis of shares of DBI Common exchanged therefor; and (iv) the holding period of the shares of CNB Common received by the shareholders of DBI will include the holding period of the shares of DBI Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time;

     (j) The Subsidiary Bank Merger shall have been consummated on the Closing Date;

     (k) That certain Amended and Restated Employment Agreement, of even date herewith, among CNB, the Bank and Daniel H. Eaves, shall remain in full force and effect as of the Closing Date enforceable by the parties thereto in accordance with its terms; and

     (l) The sum of the amount of the consolidated allowance for loan losses of DBI, as of December 31, 1995, determined in accordance with GAAP, and the amount of charge-offs taken by DBI and its subsidiaries from the date hereof to December 31, 1995, shall not be less than $1,550,000.

     SECTION 6.02.  CONDITIONS TO DBI'S OBLIGATIONS.  DBI's obligation to effect
     ------------   -------------------------------
the Merger shall be subject to the satisfaction (or waiver by DBI) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by CNB and CNB-ILL in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date;

     (b) CNB and CNB-ILL shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed prior to the Closing Date under this Agreement;

     (c) No Injunction preventing the consummation of the Merger or the Subsidiary Bank Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or the Subsidiary Bank Merger which makes the consummation of the Merger or the Subsidiary Bank Merger illegal;

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger and the Subsidiary Bank Merger shall have been obtained and all waiting periods required by law shall have expired;

     (e) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency;

     (f) DBI shall have received all documents required to be received from CNB on or prior to the Closing Date, all in form and substance reasonably satisfactory to DBI;

     (g) DBI shall have received the opinion of CNB counsel addressed to DBI contemplated by Section 6.01(i) hereof;

     (h) The CNB Average Price shall not be less than $22.74. The CNB Average Price shall be appropriately and proportionately adjusted to reflect any Share Adjustment, as contemplated by Section 1.05(f) hereof; and

     (i) DBI shall have received evidence that the shares of CNB Common to be issued in the Merger are listed for trading on the Nasdaq National Market.


                                 ARTICLE SEVEN
                                 -------------

                           TERMINATION OR ABANDONMENT
                           --------------------------

     SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be terminated by the
     ------------   ----------------
mutual written agreement of CNB and DBI at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of DBI shall have been previously obtained.

     SECTION 7.02.  BREACH OF AGREEMENTS.  In the event that there is a material
     ------------   --------------------
breach in any of the representations and warranties or agreements of CNB, CNB-IL or DBI, which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether approval of this Agreement and the Merger by the shareholders of DBI shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     SECTION 7.03.  ENVIRONMENTAL REPORTS.  CNB may terminate this Agreement to
    ------------   ---------------------
the extent provided by Section 4.07 hereof by giving written notice thereof to DBI.

     SECTION 7.04.  FAILURE OF CONDITIONS.  In the event that any of the
     ------------   ---------------------
conditions to the obligations of CNB and CNB-ILL, on the one hand, or DBI, on the other hand, are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then the non-breaching party may terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

     SECTION 7.05.  APPROVAL DENIAL.  If any regulatory application filed
     ------------   ---------------
pursuant to Section 5.01 hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by CNB, as a condition for approval, shall not be deemed to be a denial or disapproval so long as CNB diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of CNB (hereinafter referred to as the "appeal") then the application will be deemed denied unless CNB prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval.

     SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If this Agreement and the
     ------------   ---------------------------
Merger is not approved by the requisite vote of the shareholders of DBI at the Shareholders' Meeting, including any adjournment thereof, then either party may terminate this Agreement.

     SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event that DBI or
     ------------   ------------------------------
any of its subsidiaries shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency after the date of this Agreement, then CNB may terminate this Agreement.

     SECTION 7.08.  FALL-APART DATE.  If the Closing Date does not occur on or
     ------------   ---------------
prior to June 30, 1996, then this Agreement may be terminated by either party by giving written notice thereof to the other.

     SECTION 7.09.  TERMINATION FEE.
     ------------   ---------------

     (a) If CNB is not then in material breach of this Agreement, upon the first Triggering Event (as defined in Section 7.09(b) hereof) to occur, DBI shall pay to CNB the sum of $1,000,000.

     (b) As used in this Agreement, the term "Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) the termination of this Agreement by CNB upon a material breach hereof by DBI (including, without limitation, an agreement between DBI or any subsidiary of DBI and any third party which is inconsistent in a material respect with the transactions contemplated by this Agreement); if within 18 months after the date of such termination, an event described in clause (ii) or
(iii) of this Section 7.09(b) shall have occurred (notwithstanding the qualification that such event shall have occurred prior to the termination of this Agreement); or

         (ii) prior to termination of this Agreement, any person (other than CNB) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 50% or more of the voting power of DBI; or

        (iii) prior to termination of this Agreement, DBI or any material subsidiary of DBI, without having received prior written consent from CNB, shall have completed (1) a merger, consolidation or similar transaction involving DBI or any material subsidiary of DBI, (2) a transaction whereby any person (other than CNB) shall have purchased, leased or otherwise acquired 30% or more of the assets of DBI or any material subsidiary of DBI or (3) a transaction whereby any person (other than CNB) shall have purchased or otherwise acquired (including by way of merger, consolidation, share exchange or similar transaction) beneficial ownership of securities representing 50% or more of the voting power of DBI or any material subsidiary of DBI (the transactions described in clauses (1), (2) and (3) hereof are individually referred to herein as an "Acquisition Transaction"); or

         (iv) the holders of DBI Common Stock shall not have approved this Agreement at the meeting of such shareholders held for the purpose of voting on this Agreement or any adjournment thereof, or DBI's Board of Directors shall have withdrawn or modified in a manner materially adverse to CNB such Board's recommendation to the DBI shareholders for the approval of this Agreement, or shall not have recommended to the shareholders of DBI the approval of this Agreement, and, in any such case, an Acquisition Transaction shall have occurred within 18 months after such Shareholders' Meeting or any adjournment thereof.

     (c) As used in this Agreement, the term "person" shall have the meaning conferred thereon by Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the regulations promulgated thereunder and the term "beneficial ownership" shall have the meaning conferred thereon by Section 13(d) of the Exchange Act and the regulations promulgated thereunder.

     (d) DBI shall notify CNB promptly in writing upon its becoming aware of the occurrence of any Triggering Event, it being understood, however, that the giving of such notice shall not be a condition to the rights of CNB under this
Section 7.09.


                                 ARTICLE EIGHT
                                 -------------

                                    GENERAL
                                    -------

     SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties acknowledge the
     ------------   ------------------------
confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     SECTION 8.02.  PUBLICITY.  CNB and DBI shall cooperate with each other in
     ------------   ---------
the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the written advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall give reasonable notice and, to the extent practicable, consult with each other regarding such responsive public disclosure.

     SECTION 8.03.  RETURN OF DOCUMENTS.  Upon termination of this Agreement
     ------------   -------------------
without the Merger becoming effective, each party shall deliver to the other originals and all copies of all Information made available to such party and will not retain any copies, extracts or other reproductions in whole or in part of such Information.

     SECTION 8.04.  NOTICES.  Any notice or other communication shall be in
     ------------   -------
writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     (a)  if to CNB:

               CNB Bancshares, Inc.
               20 N.W. Third Street
               Evansville, Indiana 47739
               Attention: H. Lee Cooper
                          Chief Executive Officer
               Telecopy No. (812) 464-3496

          with a copy to:

               Lewis, Rice & Fingersh
               500 North Broadway, Suite 2000
               St. Louis, Missouri 63102
               Attention: Thomas C. Erb, Esq.
               Telecopy No. (314) 444-7788

and

     (b)  if to DBI:

               DuQuoin Bancorp, Inc.
               124 West Main Street
               DuQuoin, Illinois 62832
               Attention: Daniel H. Eaves, President
               Facsimile: (618) 542-5755
          with copies to:

               Thompson & Mitchell
               One Mercantile Center, Suite 3400
               St. Louis, Missouri 63101
               Attention: Thomas A. Litz, Esq.
               Facsimile: (314) 342-1717

or to such other address as any party may from time to time designate by notice to the others.

     SECTION 8.05.  LIABILITIES.  Except as provided in Section 7.09 hereof, in
     ------------   -----------
the event that this Agree ment is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party; provided further, however, that, notwithstanding the foregoing, if the Merger is not consummated for any reason other than (i) on account of a termination of this Agreement pursuant to
Section 7.02 hereof on account of a breach by DBI, (ii) the failure of DBI's shareholders to approve this Agreement and the Merger, (iii) the inability to obtain the pooling opinion contemplated by Section 6.01(e) hereof due to the actions of DBI, its affiliates or shareholders, (iv) on account of a termination of this Agreement by CNB pursuant to Section 7.07 hereof, or (v) by CNB pursuant to Section 7.03 hereof, then CNB shall reimburse DBI for (a) all of its out-of-pocket expenses incurred in obtaining the phase one environmental investigations pursuant to Section 4.07 hereof, and (b) fifty percent (50%) of its out-of-pocket expenses incurred in obtaining any phase two environmental investigation pursuant to Section 4.07 hereof which does not recommend or suggest as being appropriate the taking of any material remedial or corrective actions, and (c) the reasonable out-of-pocket expenses incurred by DBI to facilitate and effectuate the conversion of its data processing system as requested by CNB pursuant to Section 4.06 hereof.

     SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
     ------------   ---------------------------------------------------------
Except for and as provided in this Section 8.06, no representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive CNB, CNB-ILL or DBI (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CNB or DBI, the aforesaid representations, warranties and covenants being material inducements to the consummation by CNB, CNB-ILL and DBI of the transactions contemplated herein. In the event of consummation of the Merger, the agreements set forth in Sections 1.07, 5.04 and 5.05 hereof shall survive the Effective Time. In the event of termination of this Agreement in accordance with its terms, the agreements set forth in Sections 7.09, 8.01, 8.02, 8.03 and 8.05 hereof shall survive such termination.

     SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement and the Subsidiary Bank
     ------------   ----------------
Merger Agreement constitute the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle and other agreements between the parties relating to the subject matter hereof.

     SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of Articles and
     -----------    ---------------------
Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     SECTION 8.09.  WAIVER, AMENDMENT OR MODIFICATION.  The conditions of this
     ------------   ---------------------------------
Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after approval of the Agreement by the shareholders of DBI; provided, however, that after any such approval no such amendment or modification shall reduce the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of DBI. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

     SECTION 8.10.  RULES OF CONSTRUCTION.  (a) A term has the meaning assigned
     ------------   ---------------------
to it herein; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) "or" is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular.

     SECTION 8.11.  COUNTERPARTS.  This Agreement may be executed in two or more
     ------------   ------------
counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.11.

     SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This Agreement shall be binding
     ------------   ----------------------
upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no third party beneficiaries hereof, except for Section 5.04 and the last sentence of Section 5.05 which may be enforced by the parties therein identified.

     SECTION 8.13.  SEVERABILITY.  In the event that any provisions of this
     ------------   ------------
Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

     SECTION 8.14.  GOVERNING LAW; ASSIGNMENT.  This Agreement shall be governed
     ------------   -------------------------
by the laws of the State of Illinois and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.


               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   CNB BANCSHARES, INC.


                                   By /s/ H. Lee Cooper III
                                      ------------------------------------------
                                          H. Lee Cooper III
                                          Chairman and Chief Executive Officer


                                   HBI ACQUISITION COMPANY


                                   By: /s/ H. Lee Cooper III
                                       -----------------------------------------
                                           H. Lee Cooper III
                                           Chairman


                                   DUQUOIN BANCORP, INC.


                                   By: /s/ Daniel H. Eaves
                                       ----------------------------------------
                                           Daniel H. Eaves
                                           President and Chief Executive Officer

                                                                 EXHIBIT 1.09(A)
                                                                 ---------------


                          DBI'S LEGAL OPINION MATTERS

     1. The due incorporation, valid existence and good standing of DBI under the laws of the State of Illinois, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with CNB-ILL in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

     2. The due incorporation or organization, valid existence and good standing of each of the other subsidiaries of DBI and any subsidiary of any such subsidiary listed in Section 2.03 of the Disclosure Schedule, their corporate power and authority to own and operate their properties, the possession of all licenses, permits and authorizations necessary to carry on their respective businesses as now conducted.

     3. With respect to DBI, (i) the number of authorized, issued and outstanding shares of capital stock of DBI on the Closing Date; (ii) the nonexistence of any violation of the preemptive or subscription rights of any person; (iii) the nonexistence of any stock options, warrants, or other rights to acquire, or securities convertible into, any equity security of DBI, except as disclosed in the Agreement; (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of DBI; and
(v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights, except as disclosed in the Agreement.

     4. With respect to DBI's subsidiaries, (i) the number of authorized, issued and outstanding shares of capital stock on the Closing Date and the ownership of all issued shares by DBI or its subsidiaries; (ii) the nonexistence of any violation of the preemptive or subscription rights of any person; (iii) the nonexistence of any outstanding options, warrants, or other rights to acquire, or securities convertible into, any equity securities of such subsidiary; (iv) the nonexistence of any obligation, contingent or otherwise, to reacquire any shares of capital stock of such subsidiary; and (v) the nonexistence of any outstanding stock appreciation, phantom stock or similar rights.

     5. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by DBI to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by DBI, and the Agreement as a valid and binding obligation of DBI, enforceable against DBI in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     6. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by the Bank to authorize the execution, delivery and performance of the Subsidiary

                                A-Ex.-1.09(a)-1

Bank Merger Agreement, the due execution and delivery of the Subsidiary Bank Merger Agreement by the Bank and the Subsidiary Bank Merger Agreement as a valid and binding obligations of Bank, enforceable against the Bank in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     7. The execution of the Agreement by DBI, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under DBI's Articles of Incorporation or Bylaws, or any statute, regulation or rule or, to the best knowledge of such counsel, any judgment, order or decree against or any material agreement binding upon DBI or its subsidiaries.

     8. The execution of the Subsidiary Bank Merger Agreement by Bank, and the consummation of the Subsidiary Bank Merger and the other transactions contemplated therein, does not violate or cause a default under Bank's articles of association or bylaws, or any statute, regulation or rule or, to the best knowledge of such counsel, any judgment, order or decree against or any material agreement binding upon the Bank or its subsidiaries.

     9. To the best knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of DBI), orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by DBI or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

     10. To the best knowledge of such counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting DBI or its subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                                A-Ex.-1.09(a)-2

                                                                 EXHIBIT 1.10(B)
                                                                 ---------------

                          CNB'S LEGAL OPINION MATTERS


     1. The due incorporation and valid existence of CNB under the laws of the State of Indiana and its power and authority to enter into the Agreement and to consummate the transactions contemplated thereby.

     2. The due incorporation and valid existence of CNB-ILL under the laws of the State of Illinois and its power and authority to enter into the Agreement, to merge with CNB-ILL in accordance with the terms of the Agreement and to consummate the transactions contemplated thereby.

     3. The due and proper performance of all corporate acts and other proceedings required to be taken by CNB and CNB-ILL to authorize the execution, delivery and performance of the Agreement, their due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of CNB and CNB-ILL enforceable against CNB and CNB-ILL in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     4. The due authorization and, when issued to the shareholders of DBI in accordance with the terms of the Agreement, the valid issuance of the shares of CNB Common to be issued pursuant to the Merger, such shares being fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

     5. The execution and delivery of the Agreement by CNB and CNB-ILL and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of CNB's or CNB-ILL's Articles of Incorporation or Bylaws, or any statute, regulation, rule, judgment, order or decree binding upon CNB which would be materially adverse to the business of CNB and its subsidiaries taken as a whole.

     6. To the best knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to CNB or CNB-ILL in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

     7.   The nonoccurrence, except as may be disclosed, of any Share
Adjustment.

                                A-Ex.-1.09(b)-1

     8. To the best knowledge of such counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting CNB or its subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

     9. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by CNB Bank to authorize the execution, delivery and performance of the Subsidiary Bank Merger Agreement, the due execution and delivery of the Subsidiary Bank Merger Agreement by CNB Bank and the Subsidiary Bank Merger Agreement as a valid and binding obligations of CNB Bank, enforceable against CNB Bank in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

                                A-Ex.-1.09(b)-2

                                                                    EXHIBIT 4.08
                                                                    ------------

                            FORM OF AFFILIATE LETTER

                           ___________________, 199__


CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739

Attention:  Mr. H. Lee Cooper

     Re: Agreement and Plan of Merger, dated November 17, 1995 (the "Merger Agreement"), by and among DuQuoin Bancorp, Inc. ("DBI"), CNB Bancshares, Inc. ("CNB") and HBI Acquisition Company ("CNB-ILL")

Gentlemen:

     I have been advised that I may be deemed to be an affiliate of DBI, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of DBI owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of CNB and cash in lieu of any fractional share. As used in this letter, the shares of common stock of DBI owned by me as of _________________________ (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of CNB which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to CNB pursuant to Section 4.08 of the Merger Agreement.

     A.   I represent and warrant to CNB and agree that:

          1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

          2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of DBI and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be

                                  A-Ex.-4.08-1
     held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel reasonably acceptable to CNB some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

          3. In no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that CNB has published financial results covering at least 30 days of the combined operations of CNB and DBI.

     B.   I understand and agree that:

          1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

          "The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with CNB Bancshares, Inc. pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of CNB Bancshares, Inc. only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to CNB Bancshares, Inc., that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder."

          2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, CNB reserves the right to place the following legend on the Certificates issued to my transferee:

          "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold, pledged or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

                                  A-Ex.-4.08-2

     I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to CNB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to CNB, to the effect that no such legend is required for the purpose of the Securities Act.

     I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                             Very truly yours,

                                  A-Ex.-4.08-3

                                                                    EXHIBIT 4.10
                                                                    ------------
                    FORM OF SUBSIDIARY BANK MERGER AGREEMENT


                               AGREEMENT TO MERGE

                                    BETWEEN

                CITIZENS BANK OF ILLINOIS, NATIONAL ASSOCIATION

                                      AND

                             DUQUOIN NATIONAL BANK

                              UNDER THE CHARTER OF

                CITIZENS BANK OF ILLINOIS, NATIONAL ASSOCIATION

                               WITH THE TITLE OF

                CITIZENS BANK OF ILLINOIS, NATIONAL ASSOCIATION


THIS AGREEMENT TO MERGE (this "Agreement") made between CITIZENS BANK OF ILLINOIS, NATIONAL ASSOCIATION (hereinafter referred to as "Citizens Bank"), a banking association organized under the laws of the United States, being located at 117 North Tenth Street, Mt. Vernon, County of Jefferson, in the State of Illinois, with capital of $__________ divided into ____________ shares of common stock, each of $______ par value, surplus of $________________ and undivided profits, including capital reserves, of $________________, as of __________, 199__, and DUQUOIN NATIONAL BANK (hereinafter referred to as "DuQuoin Bank"), a banking association organized under the laws of the United States, being located at 124 West Main Street, DuQuoin, County of Perry, in the State of Illinois, with capital of $_________ divided into ___________ shares of common stock, each of $______ par value, surplus of $_____________, and undivided profits, including capital reserves, of $_______, as of ___________, 199__, each acting pursuant to a resolution of its board of directors adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215(a)), witnessed as follows:

                                 A-Ex. 4.10-1

SECTION 1.

DuQuoin Bank shall be merged with and into Citizens Bank under the charter of the latter (the "Merger").


SECTION 2.

The name of the receiving association (hereinafter referred to as the "association") shall be Citizens Bank of Illinois, National Association.


SECTION 3.

The business of the association shall be that of a national banking association. This business shall be conducted by the association at its main office which shall be located at 117 North Tenth Street, Mt. Vernon, Illinois, and at its legally established branches.


SECTION 4.

The amount of the capital stock of the association shall be $______________, divided into ___________ shares of common stock, each of $______ par value, and at the time the Merger shall become effective, the association shall have a surplus of $______________, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement; adjusted however, for normal earnings and expenses (including, if applicable, purchase accounting adjustments) and dividends permitted under this Agreement between December 31, 1994 and the effective time of the Merger.


SECTION 5.

All assets of Citizens Bank and DuQuoin Bank as they exist at the effective time of the Merger shall pass to and vest in the association without any conveyance or other transfer. The association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of the trust departments of Citizens Bank and DuQuoin Bank, of each of the merging banks existing as of the effective time of the Merger.


SECTION 6.

DuQuoin Bank shall contribute to the association acceptable assets having a book value, over and above its liability to its creditors, of at least $____________, and having an estimated fair value over and above

                                 A-Ex. 4.10-2
its liability to its creditors of at least $____________, or _________% of the estimated fair value of excess acceptable assets and above liabilities to creditors, of the association; adjusted, however, for normal earnings and expenses between December 31, 1994, and the effective time of the Merger, and for allowances of cash payments, if any, permitted under this Agreement. The difference between the book value and the estimated fair value of the assets to be contributed is $____________ of unrecognized loss held-to-maturity investment securities net of income taxes.

At the effective time of the Merger, Citizens Bank shall have on hand acceptable assets having a book value, over and above its liability to its creditors, of at least $____________ and having an estimated fair value, over and above its liability to its creditors, of at least $____________ or _________% of the estimated fair value of excess acceptable assets, over and above its liability to its creditors, of the association; adjusted, however, for normal earnings and expenses between December 31, 1994, and the effective time of the Merger, and for allowances of cash payments, if any, permitted under this Agreement. The difference between the book value and the estimated fair value of the assets to be contributed is $____________ of unrecognized loss held-to-maturity investment securities net of income taxes.

SECTION 7.

Of the capital stock of the association, the sole shareholder of the presently outstanding ____________ shares of common stock of Citizens Bank, each of $_______ par value, shall retain its present rights, and the sole shareholder of DuQuoin Bank, in exchange for the excess acceptable assets contributed by DuQuoin Bank to the association, shall be entitled to receive _________ shares of common stock of the association, each of $_______ par value, being approximately ___% of the total outstanding common stock of the association, to be distributed on the basis of _____ shares, each of $_______ par value, for each share of common stock of DuQuoin Bank, each of $_______ par value, now held by it. No fractional shares shall be issued.


SECTION 8.

DuQuoin Bank shall not declare or pay any dividend to its sole shareholder between the date of this Agreement and the time at which the merger shall become effective except such amount as would permit DuQuoin Bancorp, Inc. ("DBI") to pay the dividends contemplated by Section 4.01(a) of that certain Agreement and Plan of Merger (the "Holding Company Merger Agreement") dated November 17, 1995 among CNB Bancshares, Inc., HBI Acquisition Company ("CNB-ILL") and DBI. Except as expressly permitted in Section 4.01(b) of the Holding Company Merger Agreement, DuQuoin Bank shall not take any actions or sell or otherwise dispose of any of its assets in any manner.

                                 A-Ex. 4.10-3

SECTION 9.

The present members of the board of directors of Citizens Bank shall continue to serve as the Board of Directors of the association at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. In addition, the following directors of DuQuoin Bank shall also serve as the Board of Directors of the association at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified:


SECTION 10.

Effective as of the time this Merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of the resulting bank shall read in their entirety as set forth in Exhibit A attached hereto and incorporated herein by reference.


SECTION 10.

This Agreement may be terminated by the mutual consent of the board of directors of Citizens Bank and DuQuoin Bank. Notwithstanding the foregoing, in the event that the Holding Company Merger Agreement is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.


SECTION 11.

This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law; and, subject to Section 12 of this Agreement, the merger shall become effective at the time specified in a merger approval issued by the Comptroller of the Currency of the United States.


SECTION 12.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the concurrent consummation of the merger of DBI and CNB-ILL as described in the Holding Company Merger Agreement.

WITNESS, the signatures and seals of said merging banks this ____ day of ____________, 1995, each set by its President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority and the signatures of a majority of each of its board of directors.

                                 A-Ex. 4.10-4

                       CITIZENS BANK OF ILLINOIS, NATIONAL ASSOCIATION

Attest:

                                        _______________________________________
______________________
Secretary

(Seal of Bank)
                                        _______________________________________

                                        _______________________________________

                                        _______________________________________

                                        _______________________________________

                                        _______________________________________

         DIRECTORS OF CITIZENS BANK OF ILLINOIS, NATIONAL ASSOCIATION

                                 A-Ex. 4.10-5

                                   DUQUOIN NATIONAL BANK

Attest:
                                   By:  _______________________________________
                                        President

______________________
Secretary

(Seal of Bank)

                                   ____________________________________________

                                   ____________________________________________

                                   ____________________________________________

                                   ____________________________________________

                                   ____________________________________________

                    DIRECTORS OF DUQUOIN NATIONAL BANK

                                 A-Ex. 4.10-6

STATE OF ILLINOIS      )
                       )   ss:
COUNTY OF ________     )


On this ______ day of ______________, 1995, before me, a notary public for this state and county, personally came ________________ as President and Chief Executive Officer, and ______________, as Secretary, of Citizens Bank of Illinois, National Association and each in his capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal; and also came:


being a majority of the board of directors of the bank and each of them acknowledged this instrument to be the act and deed of the bank and of himself/herself as director of it.

WITNESS my official seal and signature this day and year.


                                        ________________________________________
(Seal of Notary)                        Notary Public, _________________ County.
                                        My commission expires __________________

                                  A-Ex. 4.10-7

STATE OF ILLINOIS      )
                       )   ss:
COUNTY OF ________     )


On this ______ day of ______________, 1995, before me, a notary public for this state and county, personally came ________________ as President and Chief Executive Officer, and ______________, as Secretary, of DuQuoin National Bank and each in his capacity acknowledged this instrument to be the act and deed of the bank and the seal affixed to it to be its seal; and also came:


being a majority of the board of directors of the bank and each of them acknowledged this instrument to be the act and deed of the bank and of himself/herself as director of it.

WITNESS my official seal and signature this day and year.


                                        _______________________________________
(Seal of Notary)                        Notary Public, ________________ County.
                                        My commission expires _________________

                                  A-Ex. 4.10-8

                                   EXHIBIT A
                                   ---------

                   ARTICLES OF ASSOCIATION OF RESULTING BANK

                                  A-Ex. 4.10-9

January 30, 1996



DuQuoin Bancorp, Inc.
124 West Main Street
DuQuoin, Illinois 62832
Attention: Daniel H. Eaves
              President

RE: Agreement and Plan of Merger ("Merger Agreement"), dated November 17, 1995, among CNB Bancshares, Inc. ("CNB"), HBI Acquisition Company and DuQuoin Bancorp, Inc. ("DBI")

Dear Dan:

By letter dated January 12, 1996, CNB delivered to DBI copies of the environmental reports for certain properties of DBI prepared by Schreiber Grana & Yonley. Based upon our review of these reports and conversations with the environmental consultants, we do not believe that it is possible for an environmental expert to reasonably estimate, pursuant to Section 4.07 of the Merger Agreement, that the cost of taking all remedial or other corrective actions and measures specified in clauses (i) and (ii) of said Section 4.07 with respect to these properties would be less than $150,000. We are hopeful, however, that such a conclusion could be reached after further testing and analyses on certain properties.

In light of the foregoing, we request that the time period and the termination threshold amount in Section 4.07 of the Merger Agreement be amended, by means of this letter, to provide that:

(i) CNB will have until February 29, 1996 to pursue additional testing and analyses with respect to these properties (and, if warranted based upon the results, exercise its rights under Section 4.07 to terminate the Merger Agreement); and

(ii) the termination threshold amount with respect to taking remedial or other corrective actions and measures as specified is hereby increased from $150,000 to $200,000.

We trust that you will find this proposal to extend the time period for environmental investigation and increase the termination threshold amount reasonable under the circumstances.

In connection with the proposed Merger, DBI has recorded a $200,000 environmental contingency liability in its year-end 1995 financial statements to cover anticipated corrective or remediation costs with respect to these properties. The existence of these accruals, which were based upon preliminary estimates of the environmental experts and consultation with CNB, will not be deemed to be a waiver of, or otherwise prevent CNB from exercising any of its rights under, Section 4.07 of the Merger Agreement, as amended by this letter, or any other provision of the Merger Agreement. In addition, the existence

DuQuoin Bancorp, Inc.
January 30, 1996
Page 2


of these accruals will not be deemed a waiver of, or otherwise prevent DBI from exercising any of its rights under the Merger Agreement.

Please indicate DBI's agreement to the foregoing Amendment of the Merger Agreement by signing this letter on behalf of DBI where indicated below and return this letter to me. You may keep the duplicate original of this letter enclosed herewith for your files.

Please call me to discuss this Amendment if you have any questions.

Sincerely,

/s/ Randall L. Braun

Randall L. Braun
Vice President

RLB/sb



THIS AGREEMENT OF THE MERGER AGREEMENT IS ACCEPTED AND AGREED TO THIS 31ST DAY OF JANUARY, 1996.

DUQUOIN BANCORP, INC.


/s/ Daniel H. Eaves
-------------------
Daniel H. Eaves
President

                                                                      APPENDIX B



_______________, 1996

Board of Directors
DuQuoin Bancorp, Inc.
124 West Main Street
DuQuoin, IL 63832

Members of the Board:

You have requested our opinion as to the fairness of the merger consideration (the "Merger Consideration"), from a financial point of view, to the shareholders of DuQuoin Bancorp, Inc. ("DuQuoin") with respect to the proposed acquisition (the "Merger") of DuQuoin by CNB Bancshares, Inc. ("CNB"). DuQuoin has entered into an Agreement and Plan of Merger (the "Agreement"), dated November 17, 1995, among CNB, DuQuoin and HBI Acquisition Company, a wholly-owned subsidiary of CNB. As is set forth in the Agreement, at the effective time of the Merger, each outstanding share of Common Stock of DuQuoin shall be exchanged for 17.96 shares of CNB Common Stock, $1.00 par value per share, subject to possible changes due to the closing book value of DuQuoin or the market value of CNB Common Stock. If DuQuoin's book value at closing is less than $7,032,000, the exchange ratio shall be multiplied by the quotient of DuQuoin's closing book value at the effective time of the Merger divided by $7,032,000, and if the CNB average price is greater than $30.76, then the exchange ratio shall be multiplied by the quotient of $30.76 divided by the CNB average price. The CNB average price shall be the average closing price of CNB Common Stock as reported on the Nasdaq Stock Market for the 20 business days preceding the fifth calendar day prior to the closing date of the Merger.

During the course of our engagement, we have, among other things:

1) reviewed and analyzed material bearing upon the financial and operating condition of CNB and DuQuoin and material prepared in connection with the proposed transaction;

2) reviewed the operating characteristics of certain other financial institutions deemed relevant to the contemplated transaction;

3) reviewed the nature and terms of recent sale and merger transactions involving banks and bank holding companies and other financial institutions that we consider relevant;

4) reviewed historical and current market data for CNB and DuQuoin common stock;

_______________, 1996
Board of Directors
DuQuoin Financial Corp.
Page 2


5) reviewed financial and other information provided to us by the managements of CNB and DuQuoin;

6) conducted meetings with members of the senior management of CNB and DuQuoin for the purpose of reviewing the future prospects of CNB and DuQuoin;

7) reviewed certain information including forecasts pertaining to prospective cost savings and revenue enhancements relative to the proposed transactions; and

8) evaluated the pro forma ownership of CNB Common Stock by DuQuoin shareholders, relative to the pro forma contribution of DuQuoin's assets, liabilities, equity and earnings to the pro forma company.

The Chicago Corporation, as part of its investment banking business, is continually engaged in the valuation of banks and bank holding companies and thrifts and thrift holding companies in connection with mergers and acquisitions as well as initial and secondary offerings of securities, as well as valuations for other purposes. The Chicago Corporation is a member of all principal U.S. securities exchanges and in the conduct of our broker-dealer activities may from time to time purchase securities from, and sell securities to, DuQuoin and CNB. In rendering this fairness opinion we have acted exclusively on behalf of the Board of Directors of DuQuoin and will receive a fee from DuQuoin for our services.

In rendering this opinion, we have relied upon, without independent verification, the accuracy and completeness of the financial and other information and representations provided to us by CNB and DuQuoin. We have relied upon the management of DuQuoin and CNB as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and basis therefor) provided to us, and have assumed that such forecasts and projections are the best available estimates of management.

Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to the shareholders of DuQuoin as described in the Agreement, is fair from a financial point of view.

Sincerely,

THE CHICAGO CORPORATION

                                                                      APPENDIX C

               EXCERPTS OF THE ILLINOIS BUSINESS CORPORATION ACT
                              (DISSENTERS' RIGHTS)

     11.65 RIGHT TO DISSENT.--(a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

     (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

     (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

     (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

     (i)    alters or abolishes a preferential right of such shares;

    (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

   (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

     (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

     11.70 PROCEDURE TO DISSENT.--(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders such material information with respect to the transaction as will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporation action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with such notice, the corporation furnishes to the shareholders such material information with respect to the transaction as will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within thirty days from the date of mailing said notice a written demand for payment for his or her shares.

     (c) Within ten days after the date on which the corporate action giving rise to the right to dissent is effective or thirty days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than sixteen months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to such shares, or instructions to the dissenting shareholder to sell his or her shares within ten days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within such ten day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of such shares, if listed on a national exchange, or the average of the bid and asked price with respect to such shares quoted by a principal market maker, if not listed on a national exchange, during such ten day period.

     (d) If the shareholder does not agree with the opinion of the corporation as to the estimated value of the shares, the shareholder, within thirty days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (e) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of value of the shares, the corporation and the dissenting shareholder have not agreed in writing upon the value of the shares, the corporation shall either pay the difference in value demanded by the shareholder or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties should be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (f) The jurisdiction of the court in which the proceeding is commenced under subsection (e) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (g) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her share exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the corporate action giving rise to the right to dissent is approved to the date of payment.

     (h)    The court, in an appraisal proceeding commenced under subsection
(e), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, and experts employed by any party, but shall exclude the fees and expenses of counsel for any party. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation offered to pay for those shares, or if no offer was made, then all or any part of such expenses may be assessed against the corporation. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-laws of CNB provide that CNB shall indemnify any director or officer of CNB against any and all liability and reasonable expense that said director or officer may incur in connection with or resulting from any claim, action, suit or proceeding, or civil, criminal, administrative or investigative action, or threat thereof, by reason of said director's or officer's being or having been a director or officer of CNB, or serving or having served at the request of CNB as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, if either (i) the officer or director is wholly successful in any such claim, action, suit or proceeding, or (ii) the officer or director is not wholly successful but it is nevertheless determined that such officer or director acted in good faith in what he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, either said officer or director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. The By-laws further provide that the board of directors may (i) authorize like indemnification of persons who are not directors or officers of CNB but are employees of CNB or are officers, directors or employees of any subsidiary of CNB, and (ii) approve indemnification of directors, officers and other persons to the full extent permitted by the Indiana Business Corporation Law (the "Indiana Law") in effect at such time.

     Section 23-1-37-9 of the Indiana Law provides for "mandatory indemnification," unless limited by the articles of incorporation, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 23-1-37-10 of the Indiana Law states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by
Section 23-1-37-8 of the Indiana Law, that the director will repay the advance if it is ultimately determined that he did not meet the standard of conduct required by Section 23-1-37-8 of the Indiana Law, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Indiana Law.

     CNB's By-laws further provide, in accordance with the Indiana Law, that CNB shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of CNB, or is or was serving at the request of CNB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not CNB would have power to indemnify him against such liability under the By-laws or the Indiana Law. Pursuant to a policy of directors' and officers' liability insurance with total annual limits of $15,000,000, CNB's directors and officers are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted while acting in their capacities as directors or officers of CNB.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

               (2)(a) Agreement and Plan of Merger, dated November 17, 1995, by and among CNB Bancshares, Inc., HBI Acquisition Company and DuQuoin Bancorp. Inc. (Exhibit A to Prospectus/Proxy Statement);

               (2)(b) Letter Agreement between CNB Bancshares, Inc. and DuQuoin Bancorp, Inc., dated January 30, 1996, amending Agreement and Plan of Merger (Exhibit A to Prospectus/Proxy Statement);

               (3)(a)  Restated Articles of Incorporation of CNB Bancshares,
                       Inc.;

               (3)(b)  Amended By-laws of CNB Bancshares, Inc.;

               (5)     Opinion of Lewis, Rice & Fingersh, L.C. re legality;

               (8) Opinion of Lewis, Rice & Fingersh, L.C. re federal income tax consequences;

               (23)(a) Consent of Geo. S. Olive & Co. L.L.C.;

               (23)(b) Consent of Baird, Kurtz & Dobson;

               (23)(c) Consent of Lewis, Rice & Fingersh, L.C. (in opinion re legality);

               (23)(d) Consent of Lewis, Rice & Fingersh, L.C. (in opinion re federal income tax consequences);

               (23)(e) Consent of The Chicago Corporation;

               (24)    Powers of Attorney;

               (99)(a) Form of Proxy Card;

               (99)(b) Fairness Opinion of The Chicago Corporation (Exhibit B to
                       Prospectus/Proxy Statement); and

               (99)(c) Excerpts of The Illinois Business Corporation Act of
                       1983, as amended (Dissenters' Rights) (Exhibit C to Prospectus/Proxy Statement).

       (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.


ITEM 22.  UNDERTAKINGS.

       (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on March 6, 1996.

                                       CNB BANCSHARES, INC.



                                       By    /s/ H. Lee Cooper III
                                             ----------------------------------
                                             H. Lee Cooper III
                                             Chairman of the Board and
                                              Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 6, 1996 by the following persons in the capacities indicated.


Name                                   Title/Position
----                                   --------------


/s/ H. Lee Cooper III                  Chairman of the Board and
----------------------------------
H. Lee Cooper III                      Chief Executive Officer
                                       (principal executive officer)



/s/ James J. Giancola                  President, Chief Operating Officer
----------------------------------
James J. Giancola                      and Director



/s/ John R. Spruill                    Executive Vice President
----------------------------------
John R. Spruill                        (principal financial officer)



/s/ Ralph L. Alley                     Senior Vice President and Comptroller,
----------------------------------
Ralph L. Alley                         Treasurer (principal accounting officer)



               *                       Director
----------------------------------
John D. Engelbrecht

               *                       Director
-----------------------------------
L. C. Kremer


               *                       Director
----------------------------------
Robert L. Koch II


               *                       Director
----------------------------------
Jerry A. Lamb


               *                       Director
----------------------------------
Burkley F. McCarthy


               *                       Director
----------------------------------
Robert K. Ruxer


               *                       Director
----------------------------------
Thomas W. Traylor


               *                       Director
----------------------------------
Paul G. Wade


       * By  /s/ John R. Spruill
             ---------------------
              Attorney-in-fact

                               INDEX TO EXHIBITS

Number                               Exhibit
------                               -------

(2)(a) Agreement and Plan of Merger, dated November 17, 1995, by and among CNB Bancshares, Inc., HBI Acquisition Company and DuQuoin Bancorp, Inc. (Exhibit A to Prospectus/Proxy Statement).

(2)(b) Letter Agreement between CNB Bancshares, Inc. and DuQuoin Bancorp, Inc., dated January 30, 1996, amending Agreement and Plan of Merger (Exhibit A to Prospectus/Proxy Statement);

(3)(a) Restated Articles of Incorporation of CNB Bancshares, Inc. is incorporated by reference herein from CNB Bancshares, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993.

(3)(b) Amended By-laws of CNB Bancshares, Inc. is incorporated by reference herein from CNB Bancshares, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993.

(5)            Opinion of Lewis, Rice & Fingersh, L.C. re legality.

(8) Opinion of Lewis, Rice & Fingersh, L.C. re federal income tax consequences.

(23)(a)        Consent of Geo. S. Olive & Co. L.L.C.

(23)(b)        Consent of Baird, Kurtz & Dobson.

(23)(c)        Consent of Lewis, Rice & Fingersh, L.C. (in opinion re legality).

(23)(d) Consent of Lewis, Rice & Fingersh, L.C. (in opinion re federal income tax consequences).

(23)(e)        Consent of The Chicago Corporation.

(24)           Powers of Attorney.

(99)(a)        Form of Proxy Card.

(99)(b) Fairness Opinion of The Chicago Corporation (Exhibit B to Prospectus/Proxy Statement).

(99)(c) Excerpts of The Illinois Business Corporation Act of 1983, as amended (Dissenters' Rights) (Exhibit C to Prospectus/Proxy Statement).